As filed with the U.S. Securities and Exchange Commission on August 20, 2026.

Registration No. 333-297367

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Timwood Holdings Limited
(Exact Name of Registrant as Specified in its Charter)

Not Applicable
(Translation of Registrant’s Name into English)

Cayman Islands	4581	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

B23, 5/F

Wing Hong Factory Building

777-783 Yu Chau West Street

Cheung Sha Wan

Kowloon

Hong Kong

+852-2320 1398
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

COGENCY GLOBAL INC.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1-800-221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Lawrence S. Venick, Esq. Hong Man Herman, Lee Esq. Loeb & Loeb LLP 10100 Santa Monica Boulevard Suite 2200 Los Angeles, CA 90067 Telephone: +1 310-728-5129	Shane Wu, Esq. Ross D. Carmel, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 26th floor New York, NY 10036 Telephone: (212) 930-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Emerging growth company. ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion, Dated August 20, 2026

Timwood Holdings Limited

6,250,000 Ordinary Shares

We are offering 6,250,000 ordinary shares, US$0.0001 par value per share (“Ordinary Shares”). This is the initial public offering of our Ordinary Shares. Prior to this Offering, there has been no public market for our Ordinary Shares. It is currently estimated that the initial public offering price per share will be between US$4.00 and US$6.00. We intend to list our Ordinary Shares on the Nasdaq Capital Market under the symbol “TIWD”

At this time, Nasdaq has not yet approved our application to list the Ordinary Shares. The closing of this Offering is conditioned upon Nasdaq’s final approval of our listing application. However, there is no guarantee or assurance that such application will be approved, and if our application is not approved by Nasdaq, this Offering will not be completed.

Our Company is a Cayman Islands holding company with no operations of its own. We are not a mainland Chinese operating company. We conduct our operations in Hong Kong through our Operating Subsidiary, Timwood Asia Logistics Limited. Investors are cautioned that you are not buying shares of a Hong Kong-based operating company but instead are buying shares of a Cayman Islands holding company with operations conducted by our Operating Subsidiary in Hong Kong. The Ordinary Shares offered in this Offering are shares of our Company, the Cayman Islands holding company, instead of shares of our Operating Subsidiary. Investors in this Offering will not directly hold equity interests in our Operating Subsidiary. In this prospectus, unless the context requires otherwise, references to “we”, “us”, “our Company”, “our” or “the Company” refers to Timwood Holdings Limited, an exempted company with limited liability incorporated under the laws of Cayman Islands, and in the context of describing its operation and business, together with our Operating Subsidiary, Timwood Asia Logistics Limited.

We are both an “emerging growth company” and a “foreign private issuer” under applicable U.S. Securities and Exchange Commission rules and will be eligible for reduced public company disclosure requirements. See section titled “Prospectus Summary — Implications of Being an “Emerging Growth Company” and a “Foreign Private Issuer” for additional information.

There are legal and operational risks associated with being based in and having all our operations in Hong Kong. We do not have any operations in mainland China and currently do not have or intend to have any operating subsidiary established in mainland China or any contractual arrangement to establish a variable interest entity (“VIE”) structure with any entity in mainland China, but because all of our operations are conducted in Hong Kong through our wholly-owned Operating Subsidiary, and Hong Kong is a Special Administrative Region of China, the Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our Ordinary Shares.

In the event that the PRC regulatory authorities disallow our business structure, any action taken by the PRC government could significantly limit or completely hinder our operations in Hong Kong and our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless. See “Risk Factors — If the Chinese government chooses to extend oversight and control over offerings that are conducted overseas and/or foreign investment in mainland China-based issuers to Hong Kong-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless.” for further details.

Because of our corporate structure, we as well as our investors are subject to unique risks due to uncertainty of the interpretation and the application of the PRC laws and regulations. We are also subject to the risks of uncertainty about any future actions of the Chinese government or authorities in Hong Kong in this regard. Should the Chinese government choose to exercise significant oversight and discretion over the conduct of our business, they may intervene in or influence our operations. Such governmental actions:

●	could result in a material change in our operations and/or the value of our Ordinary Shares;

●	could significantly limit or completely hinder our ability to continue our operations;

●	could significantly limit or completely hinder our ability to offer or continue to offer our Ordinary Shares to investors; and

●	may cause the value of our Ordinary Shares to significantly decline or be worthless.

Our Operating Subsidiary’s operations are conducted in Hong Kong, which is a part of the PRC. We are aware that recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding its efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on our Hong Kong Operating Subsidiary’s daily business operations, their ability to accept foreign investments and the listing of our Ordinary Shares on a U.S. or other foreign exchange. These actions could result in a material change in our operations and/or to the value of our Ordinary Shares and could significantly limit or completely hinder our ability to offer or continue to offer our Ordinary Shares to investors. See “Risk Factors — Our Operating Subsidiary’s operations are conducted in Hong Kong. However, due to the long arm provisions under the current PRC laws and regulations, the Chinese government may exercise significant oversight and discretion over the conduct of such business and may influence such operations at any time, which could result in a material change in the operations of our Operating Subsidiary and/or the value of our Ordinary Shares. The PRC government may also impose restrictions on our ability to transfer money out of Hong Kong to distribute earnings and pay dividends or to reinvest in our business outside of Hong Kong. Changes in the policies, regulations, rules, and the enforcement of laws of the Chinese government may also occur quickly and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain. There are uncertainties regarding the enforcement of PRC laws, and rules and regulations in China can change quickly with little advance notice. The Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of the securities we are registering for sale.” for further information.

Recent statements by the PRC government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in China based issuers. On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities markets and promote the high-quality development of the capital markets, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

On December 24, 2021, the China Securities Regulatory Commission (the “CSRC”) released the Draft Administrative Provisions and the Draft Filing Measures, both of which had a comment period that expired on January 23, 2022. The Draft Administrative Provisions and Draft Filing Measures regulate the administrative system, record-filing management, and other related rules in respect of the direct or indirect overseas issuance of listed and traded securities by “domestic enterprises”. The Draft Administrative Provisions specify that the CSRC has regulatory authority over the “overseas securities offering and listing by domestic enterprises”, and requires “domestic enterprises” to complete filing procedures with the CSRC if they wish to list overseas. On February 17, 2023, the CSRC released the Trial Measures and five supporting guidelines, which came into effect on March 31, 2023. According to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedures and report relevant information to the CSRC; any failure to comply with such filing procedures may result in administrative penalties, such as an order to rectify, warnings, and fines. On April 2, 2022, the CSRC published the Draft Archives Rules, for public comment. These rules state that in the overseas listing activities of domestic companies, domestic companies, as well as securities companies and securities service institutions providing relevant securities services thereof, should establish a sound system of confidentiality and archival work, shall not disclose state secrets, or harm the state and public interests.

Under the Trial Measures and the Guidance Rules and Notice, Chinese domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following their submission of initial public offerings or listing application. The companies that have already been listed on overseas stock exchanges or have obtained the approval from overseas supervision administrations or stock exchanges for its offering and listing and will complete their overseas offering and listing prior to September 30, 2023 are not required to make immediate filings for its listing, yet need to make filings for subsequent offerings in accordance with the Trial Measures. Companies that have already submitted an application for an initial public offering to overseas supervision administrations prior to the effective date of the Trial Measures but have not yet obtained the approval from overseas supervision administrations or stock exchanges for the offering and listing, shall arrange for the filing within a reasonable time period and shall complete the filing procedure before such companies’ overseas issuance and listing.

The management understands that as of the date of this prospectus, our Group has no operations in mainland China and is not required to complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures. While our Group has no current operations in mainland China, should we have any future operations in mainland China and should we (i) fail to receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and require us to obtain such permissions or approvals in the future, we may face sanctions by the CSRC, the CAC or other PRC regulatory agencies. These regulatory agencies may also impose fines and penalties on our potential operations in mainland China, as well as limit our ability to pay dividends outside of mainland China, limit our operations in mainland China, delay or restrict the repatriation of the proceeds from this Offering into mainland China or take other actions that could have a material adverse effect on our business as well as the trading price of our Ordinary Shares.

We may be required to restructure our operations to comply with such regulations or potentially cease operations in the PRC entirely. The CSRC, the CAC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this Offering before settlement and delivery of our Ordinary Shares. In addition, if the CSRC, the CAC or other regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for this Offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any action taken by the PRC government could significantly limit or completely hinder our operations in the PRC and our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

Furthermore, on July 10, 2021, the Cyberspace Administration of China (the “CAC”) issued a revised draft of the Measures for Cybersecurity Review for public comment, which required that, among others, in addition to any “operator of critical information infrastructure”, any “data processor” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities. On December 28, 2021, the CAC, the National Development and Reform Commission (“NDRC”), and several other administrations jointly issued the revised Measures for Cybersecurity Review, which became effective and replaced the existing Measures for Cybersecurity Review on February 15, 2022. According to the Revised Review Measures, if an “online platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. Based on a set of Q&A published on the official website of the State Cipher Code Administration in connection with the issuance of the Revised Review Measures, an official of the said administration indicated that an online platform operator should apply for a cybersecurity review prior to the submission of its listing application with non-PRC securities regulators. Moreover, the CAC released the draft of the Regulations on Network Data Security Management in November 2021 for public consultation, which among other things, stipulates that a data processor listed overseas must conduct an annual data security review by itself or by engaging a data security service provider and submit the annual data security review report for a given year to the municipal cybersecurity department before January 31 of the following year. Given the recency of the issuance of the Revised Review Measures and their pending effectiveness, there is a general lack of guidance and substantial uncertainties exist with respect to their interpretation and implementation. It remains unclear whether a Hong Kong company which collects personal information from PRC individuals shall be subject to the Revised Review Measures. We do not currently expect the Revised Review Measures to have an impact on our business, our operations or this Offering as we do not believe that our Operating Subsidiary would be deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, that would be required to file for cybersecurity review before listing in the U.S. If the Revised Review Measures are adopted into law in the future and if our Operating Subsidiary is deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, our operation and the listing of our Ordinary Shares in the U.S. could be subject to CAC’s cybersecurity review.

We have been advised by David Fong & Co., our Hong Kong counsel, that based on their understanding of the current Hong Kong laws, as of the date of this prospectus, our Company and our Operating Subsidiary, are not required to obtain any permissions or approvals from Hong Kong authorities before listing in the U.S. and issuing our Ordinary Shares to foreign investors. No such permissions or approvals have been applied for by our Company and/or its subsidiaries or denied by any relevant authorities. Our Operating Subsidiary’s operations are conducted in Hong Kong, which is a part of the PRC. As of the date of this prospectus, our Operating Subsidiary received all requisite permissions or approvals from the Hong Kong authorities to operate their businesses in Hong Kong, including but not limited to their business registration certificates. However, we have been advised by David Fong & Co. that uncertainties still exist, due to the possibility that laws, regulations, or policies in Hong Kong could change rapidly in the future.

Based on management’s internal assessment that our Company and our Operating Subsidiary currently have no operations in mainland China, management understands that as of the date of this prospectus, our Company is not required to obtain any permissions or approvals from mainland Chinese authorities before listing in the U.S. and to issue our Ordinary Shares to foreign investors, including the CAC or the CSRC. We also understand that our Operating Subsidiary is not required to obtain any permissions or approvals from any mainland Chinese authorities to operate their businesses as of the date of this prospectus. No permissions or approvals have been applied for by our Company or denied by any relevant authority. However, uncertainties still exist, due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future.

As of the date of this prospectus, Hong Kong does not have similar regulations as of the PRC to extend oversight and control over offerings that are conducted overseas. Hong Kong does not have similar regulation as of the Trial Measures and the Guidance Rules and Notice, and Measures for Cybersecurity Review of the PRC. Additionally, the legal and operational risks associated in mainland China also apply to operations in Hong Kong, and we face the risks and uncertainties associated with the complex and evolving PRC laws and regulations and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to data and cyberspace security and anti-monopoly concerns, would be applicable to a company such as our Operating Subsidiary and our Company, given the substantial operations of our Operating Subsidiary in Hong Kong and the Chinese government may exercise significant oversight over the conduct of business in Hong Kong. In the event we or our Operating Subsidiary were to become subject to PRC laws and regulations, we could incur material costs to ensure compliance, and we or our Operating Subsidiary might be subject to fines, experienced evaluation of securities or delisting, no longer be permitted to conduct offerings to foreign investors, and/or no longer be permitted to continue business operations as presently conducted. In the event that (i) the PRC government expands the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC or if applicable laws, regulations or interpretations change and we are required to obtain such permissions or approvals, (ii) we inadvertently conclude that relevant permissions or approvals were not required or (iii) we did not receive or maintain relevant permissions or approvals required, any action taken by the PRC government could significantly limit or completely hinder our operations in Hong Kong and our ability to offer or continue to offer securities to investors and could cause the value of our securities to significantly decline or be worthless.

We also may face risks relating to the lack of Public Company Accounting Oversight Board (the “PCAOB”) inspection on our auditor, which may cause our securities to be delisted from a U.S. stock exchange or prohibited from being traded over-the-counter in the future under the Holding Foreign Companies Accountable Act, or the HFCAA, if the U.S. Securities and Exchange Commission (the “SEC”) determines that we have filed annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect or investigate completely for three consecutive years beginning in 2021. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act and on December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to Accelerating Holding Foreign Companies Accountable Act and amended the Holding Foreign Companies Accountable Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time before our Ordinary Shares may be prohibited from trading or delisted. The delisting or the cessation of trading of our Ordinary Shares, or the threat of their being delisted or prohibited from being traded, may materially and adversely affect the value of your investment.

On December 16, 2021, the PCAOB issued a determination report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the PRC; and (2) Hong Kong, a Special Administrative Region of the PRC, because of positions taken by PRC authorities in those jurisdictions, which determinations were vacated on December 15, 2022. Our current auditor, Onestop Assurance PAC is not headquartered in mainland China or Hong Kong and was not identified by the PCAOB in its report on December 16, 2021 as a firm subject to the PCAOB’s determinations, which determinations were vacated on December 15, 2022.

On August 26, 2022, the PCAOB signed a Statement of Protocol, or SOP, Agreement with the CSRC and China’s Ministry of Finance. The SOP, together with two protocol agreements governing inspections and investigation, establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in China and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB announced it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. The PCAOB is continuing to demand complete access in mainland China and Hong Kong moving forward and is already making plans to resume regular inspections in the second half of 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed. If the PCAOB in the future again determines it is unable to inspect and investigate completely auditors in mainland China and Hong Kong, then the companies audited by those auditors would be subject to a trading prohibition on U.S. markets pursuant to the HFCAA.

If the PCAOB in the future again determines it is unable to inspect and investigate completely auditors in mainland China and Hong Kong, then the lack of access to the PCAOB inspection in China would prevent the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, investors could be deprived of the benefits of such PCAOB inspections, if the PCAOB again determines it is unable to inspect and investigate completely auditors in mainland China and Hong Kong. The inability of the PCAOB to conduct inspections of auditors in China would make it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures, which could cause existing and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements. Although our auditor was not identified by the PCAOB in its report as a firm subject to the PCAOB’s determinations, which determinations were vacated on December 15, 2022, should the PCAOB be unable to fully conduct inspection of our auditor’s work papers in China, this could adversely affect us and our securities for the reasons noted above.

Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the U.S. and a firm registered with the PCAOB, is subject to laws in the U.S. pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. Our auditor is headquartered in Singapore, and has been inspected by the PCAOB on a regular basis with the last inspection in 2022. However, the recent developments would add uncertainties to our Offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements.

Our Company is a holding company with no operations of its own. We conduct our operation in Hong Kong through our Operating Subsidiary, Timwood Asia Logistics Limited. Rightime Action Limited is an intermediate holding company incorporated in the British Virgin Islands with no operations. Our Operating Subsidiary Timwood Asia Logistics Limited had declared an interim dividend of US$89,522 during the year ended June 30, 2024 to shareholders Mr. Chi Wai LAM and Mr, Man Hon NG, being shareholders prior to our reorganization. Subsequent to the fiscal year ended June 30, 2025, our Operating Subsidiary Timwood Asia Logistics Limited further declared an interim dividend of HK$8,000,000 to shareholders Mr. Chi Wai LAM and Mr, Man Hon NG. Save for the above, during the fiscal year ended June 30, 2025 and 2024 and to date, no transfers, dividends or distributions have been made to date between our Company, subsidiaries or to investors. Cash may be transferred through our organization in the following manner: (i) funds are transferred to our Hong Kong Operating Subsidiary from our Company through Rightime Action Limited, our British Virgin Islands intermediate holding company in the form of capital contributions or shareholder loans, as the case may be; and (ii) dividends or other distributions may be paid by our Hong Kong Operating Subsidiary to our Company through Rightime Action Limited. Our Company relies on dividends or payments to be paid by our Operating Subsidiary to fund our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and U.S. investors, to service any debt we may incur and to pay our operating expenses.

Our Company is permitted under the laws of the Cayman Islands to provide funding to our Operating Subsidiary in Hong Kong through loans and/or capital contributions without restrictions on the amount of the funds. Timwood Asia Logistics Limited is also permitted under the laws of Hong Kong to provide funding to our Company, through dividend distributions or payments, without restrictions on the amount of the funds. There are no restrictions or limitation on our ability to distribute earnings by dividends from our subsidiaries, to our Company and our shareholders and U.S. investors, provided that the entity remains solvent after such distribution. Subject to the Companies Act and our Memorandum and Articles, our board of directors may, by resolution of directors, authorize and declare a dividend to shareholders at such time and in such amount as they think fit if they are satisfied, on reasonable grounds, that immediately following such distribution, our Company will be able to pay our debts as they become due in the ordinary course of business. According to the Companies Ordinance of Hong Kong (Chapter 622 of the Laws of Hong Kong), a Hong Kong company may only make a distribution out of profits available for distribution. We did not adopt or maintain any cash management policies and procedures as of the date of this prospectus. There is no further Cayman Islands or Hong Kong statutory restriction on the amount of funds which may be distributed by us by dividend. Under the current practice of the Inland Revenue Department of Hong Kong, no withholding tax is payable in Hong Kong in respect of dividends paid by our Hong Kong subsidiaries to us.

Our Company is a Cayman Islands company, and our Operating Subsidiary is a Hong Kong company. There are no restrictions on foreign exchange and there are no limitations on the abilities of our Company to transfer cash to or from our Operating Subsidiary, or to investors under Hong Kong law. There are no restrictions or limitations under the laws of Hong Kong imposed on the conversion of HK dollar into foreign currencies and the remittance of currencies out of Hong Kong, nor there is any restriction on foreign exchange to transfer cash between our Company and its subsidiaries, across borders and to U.S investors, nor there is any restrictions and limitations to distribute earnings from our business and subsidiaries to our Company and U.S. investors and amounts owed. Since the only transfer of cash among our Company and our Operating Subsidiary were in the form of dividends and there are no limitations on the abilities of our Company to transfer cash to or from its subsidiaries or to investors under Hong Kong law, our Company has not established cash management policies that dictate how funds are transferred.

We do not have any present plan to declare or pay any dividends on our Ordinary Shares in the foreseeable future. We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in our Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 18 of this prospectus to read about factors you should consider before buying our Ordinary Shares.

	PER ORDINARY SHARE			TOTAL

Initial public offering price	$	[	]	$	[	]
Underwriting discounts and commissions(1)(2)	$	[	]	$	[	]
Proceeds, before expenses, to us	$	[	]	$	[	]

(1)	We have agreed to pay the underwriters a discount equal to 6% per share. See also “Underwriting” in this prospectus for more information regarding our arrangements with the underwriters.

(2)	We expect our total cash expenses for this offering (including cash expenses payable to our underwriters and out-of-pocket expenses) to be approximately US$1,630,000, exclusive of the above underwriting discounts. These payments will further reduce proceeds available to us before expenses. See “Underwriting.”

This Offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all of the Ordinary Shares if any such shares are taken. We have granted the underwriters an option for a period of 45 days after the closing of this Offering to purchase up to 15% of the total number of our Ordinary Shares to be offered by us pursuant to this Offering (excluding shares subject to this option), solely for the purpose of covering over-allotments, at the initial public offering price less the underwriting discount. If the underwriters exercise the over-allotment option in full, the total underwriting discounts payable will be US$2,156,250 based on an offering price of US$5.00 per Ordinary Share, and the total gross proceeds to us, before underwriting discounts and expenses, will be US$35,937,500. If we complete this Offering, net proceeds will be delivered to us on the closing date.

The underwriters expect to deliver the Ordinary Shares to purchasers against payment as set forth under “Underwriting,” on or about [     ], 2026.

The date of this prospectus is [          ], 2026

Kingswood Capital Partners, LLC

The definitions of certain capitalized terms used in this prospectus can be found in the section titled “Prospectus Summary — Conventions Which Apply to this Prospectus” beginning on page 15 of this prospectus.

For investors outside the United States: neither we nor the underwriters have done anything that would permit this Offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Ordinary Shares and the distribution of this prospectus outside the United States.

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus, or on any free writing prospectus, that we have authorized for use in connection with this Offering. Neither we nor the underwriters have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any amendment or supplement to this prospectus, or in any free writing prospectus we have prepared, and neither we nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information others may give you. Neither we nor the underwriters are making an offer to sell, or seeking offers to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date on the cover page of this prospectus, regardless of the time of delivery of this prospectus or the sale of the Ordinary Shares. Our business, financial condition, results of operations and prospects may have changed since the date on the cover page of this prospectus.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our Ordinary Shares. For a more complete understanding of us and this Offering, you should read and carefully consider the entire prospectus, including the more detailed information set forth under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus. Some of the statements in this prospectus are forward-looking statements. See section titled “Special Note Regarding Forward-Looking Statements.” In this prospectus, unless the context requires otherwise, references to “we,” “us,” “our,” or “our Group” refer to our Company together with its subsidiaries.

Our Business

We are a logistics human resources solutions provider specializing in offering staffing solutions to airport terminal services providers and aviation services providers. We offer services to customers from the aviation industry in Hong Kong. We operate our business in Hong Kong through our indirect wholly-owned Operating Subsidiary, Timwood Asia Logistics Limited. We focus on bridging the labor gap in (i) cargo handling services; (ii) airport ground handling services; and (iii) terminal passenger services. Our mission is to deliver safety-focused, hospitality-driven staffing solutions that maximize operational efficiency and passenger satisfaction. For the fiscal years ended June 30, 2025 and 2024, our revenue amounted to approximately US$7.2 million and US$5.8 million, respectively.

Cargo Handling Services

We partner with airport terminal services providers in Hong Kong and provide manpower to them for delivering comprehensive cargo handling services to airlines and freight forwarders. We assist airport terminal services providers to drive efficiency, accuracy and rapid cargo turnaround. Our service offerings include providing workers to station at warehouses at airport terminals for (i) physical cargo handling for import and export shipments; and (ii) operating forklifts. The warehousemen we provide work around the clock and are responsible for handling shipments within a 24/7 operation to ensure continuous cargo flow and efficiency.

We have historically relied on Forward Transportation Company Limited, a related party, as a major source of our revenue for our cargo handling services. For the years ended June 30, 2025 and 2024, revenue from Forward Transportation Company Limited were approximately $2.2 million and $2.7 million, respectively, representing approximately 57.3% and 83.7% of our cargo handling services revenue and approximately 30.7% and 46.5% of our total revenue, respectively. Since July 2025, we no longer generate any revenue from Forward Transportation Company Limited. See sections titled “Risk Factors — Risks Related to Our Business and Industry — We have historically relied on a related party as a major source of revenue for our cargo handling services which may have a material adverse effect on our financial condition and results of operations.” and “Related Party Transactions — Material Transactions with Related Parties.” for more details.

Airport Ground Handling Services

We provide trained personnel to operate specialized vehicles to deliver vital airport ground handling services on the apron for airport terminal services providers. We provide critical ground-based support that enables efficient aircraft turnaround, and ensure cargoes are loaded, unloaded and handled with speed, accuracy and safety.

Terminal Passenger Services

We partner with aviation services providers in Hong Kong and provide manpower to them for delivering services to passengers in the restricted areas in the airport. We assist aviation services providers in ensuring smooth passenger flows, enhanced safety and pleasant passenger experience for airlines and travelers, Our service offerings include providing staff to station at restricted areas in the airport to provide (i) passenger services; (ii) check-in services; and (iii) identification document verification services.

As of September 2025, Hong Kong’s airfreight sector continues to anchor global trade as Asia’s premier gateway, with Hong Kong International Airport (HKIA) maintaining its title as the world’s busiest international cargo airport.

In 2024, HKIA handled 4.9 million tons of cargo, up 14.0% year-on-year (YoY). The Hong Kong freight and logistics market, estimated to be US$22.37 billion in 2025, is projected to grow at a compound annual growth rate (CAGR) of 4.03% through 2030, reaching US$27.25 billion, fueled by e-commerce, pharmaceuticals, and the full operationalization of the Three Runway System (3RS)1 in late 2024. On a 12-mnth rolling basis, cargo throughput grew by 4.1% year-on-year (YoY) to 5.02 million tons. Challenges include U.S. tariffs, e-commerce volume softness, and regional competition, but opportunities in sustainability and digitalization promise resilience.

Hong Kong’s airfreight logistics industry thrives on HKIA’s strategic positioning, advanced infrastructure, and seamless customs via Electronic Data Interchange (EDI)2. Handling high-value, time-sensitive shipments like electronics, perishables, and pharmaceuticals, the sector supports approximately 45% of Hong Kong’s trade value. The 3RS, fully launched in November 2024, is expected to expand capacity by 30% to 10 million tons annually by the mid-2030s, enhancing GBA and Belt and Road Initiative (BRI)3 synergies.

[1]	The 3RS is a major expansion of Hong Kong International Airport (HKIA) that adds a new third runway, reconfigures an existing one, and expands Terminal 2 to increase capacity, handle more passengers and cargo, and improve efficiency. Officially launched in November 2024, the 3RS will allow HKIA to handle up to 120 million passengers and 10 million tons of cargo annually, solidifying its role as a major international aviation hub.
[2]	Electronic Data Interchange (EDI) is the automated, computer-to-computer exchange of standard business documents, like purchase orders and invoices, between trading partners, eliminating manual processes and paper for increased efficiency, speed, and accuracy.
[3]	The Belt and Road Initiative (BRI) is a global infrastructure and economic development strategy launched by the PRC government in 2013. It aims to invest in over 150 countries and international organizations through six overland economic corridors and the 21st Century Maritime Silk Road.

Our Competitive Strengths

We believe the following competitive strengths differentiate us from our competitors:

●	We have an established reputation within the industry.

●	We focus on customer needs with an aim to develop long-term relationships.

●	We operate in a compact team with growth potential.

Our Growth Strategies

We intend to pursue the following strategies to further expand our business:

●	Leverage technology to improve our operational efficiency.

●	Enhance our team of industry talents and expand our operating scale.

●	Enhance our brand in the aviation industry.

Corporate History and Structure

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands on September 18, 2025, as a holding company. We operate our business primarily through our indirectly wholly-owned Operating Subsidiary, Timwood Asia Logistics Limited.

Timwood Asia Logistics Limited was incorporated in Hong Kong on October 30, 2018. Each of Mr. Chi Wai LAM and Mr. Man Hon NG has been a shareholder and director of Timwood Asia Logistics Limited since its incorporation. At the time of incorporation, Timwood Asia Logistics Limited was owned as to 6 shares and 4 shares by Mr. Chi Wai LAM and Mr. Man Hon NG, representing 60% and 40% of the entire issued shares of Timwood Asia Logistics Limited, respectively.

Rightime Action Limited was incorporated on October 3, 2025 under the laws of the British Virgin Islands, as an intermediate holding company.

On July 1, 2025, Timwood Asia Logistics Limited resolved to allot 90 shares to Mr. Chi Wai LAM at the consideration of HK$90. Subsequent to the allotment, Timwood Asia Logistics Limited was owned as to 96 and 4 shares by Mr. Chi Wai LAM and Mr. Man Hon NG, representing 96% and 4% of the entire issued shares of Timwood Asia Logistics Limited , respectively.

On September 29, 2025, Mr. Chi Wai LAM acquired 4 shares in Timwood Asia Logistics Limited from Mr. Man Hon NG at the consideration of HK$4. Subsequent to the transfer, Timwood Asia Logistics Limited became wholly-owned by Mr. Chi Wai LAM.

On October 13, 2025, Rightime Action Limited acquired 100 shares, being the entire issued shares of Timwood Asia Logistics Limited, from Mr. Chi Wai LAM at the consideration of HK$100. Subsequent to the transfer, Timwood Asia Logistics Limited became an indirect wholly-owned subsidiary of our Company.

At the time of incorporation, our Company was wholly-owned by Mr. Chi Wai LAM. Smart Legacy Limited is an investment holding company incorporated under the laws of the British Virgin Islands and wholly-owned by Mr. Chi Wai LAM. On October 27, 2025, Mr. Chi Wai LAM entered into instrument of transfers with Smart Legacy Limited, Honest Action Limited, Joyful Keen Limited, Glory Everest Limited, Leadway Century Limited, Merit Triumph Limited, Shine Splendid Limited, Asian Excel Limited, Step Executive Limited, Trump Energy Limited, Merit Profession Limited and HashDao Limited, respectively. Pursuant to the instrument of transfers, Mr. Chi Wai LAM is to sell, and Smart Legacy Limited, Honest Action Limited, Joyful Keen Limited, Glory Everest Limited, Leadway Century Limited, Merit Triumph Limited, Shine Splendid Limited, Asian Excel Limited, Step Executive Limited, Trump Energy Limited, Merit Profession Limited and HashDao Limited are to acquire 10,200,000, 427,000, 427,000, 996,000, 1,002,000, 996,000, 996,000, 1,002,000, 1,002,000, 996,000, 996,000 and 960,000 Ordinary Shares in our Company, each at the consideration of US$1, respectively. Subsequent to the transfer, our Company became owned as to 51%, 2.14%, 2.14%, 4.98%, 5.01%, 4.98%, 4.98%, 5.01%, 5.01%, 4.98%, 4.98% and 4.80% by Smart Legacy Limited, Honest Action Limited, Joyful Keen Limited, Glory Everest Limited, Leadway Century Limited, Merit Triumph Limited, Shine Splendid Limited, Asian Excel Limited, Step Executive Limited, Trump Energy Limited, Merit Profession Limited and HashDao Limited, respectively.

On June 4, 2026, Joyful Keen Limited entered into an instrument of transfer with HashDao Limited. Pursuant to the instrument of transfer, HashDao Limited is to sell and Joyful Keen Limited is to acquire 480,000 Ordinary Shares in our Company, at the consideration of US$1. Subsequent to the transfer, Joyful Keen Limited and HashDao Limited owned 4.54% and 2.4% of our Company, respectively.

Corporate Structure

The chart below illustrates our corporate structure and identifies our subsidiaries prior to and after our Group’s initial public offering:

Chi Wai LAM
Ngar Tat Eddie CHEUNG
Kam Fai CHEUNG
Kam Shun CHAU
Ka Kin TAM
Yeuk To LEE
Ping CHEN
100%
100%
100%
100%
100%
100%
100%
Smart Legacy Limited (British Virgin Islands)
Joyful Keen Limited (British Virgin Islands)
Step Executive Limited (British Virgin Islands)
Honest Action Limited (British Virgin Islands)
Merit Triumph Limited (British Virgin Islands)
Leadway Century Limited (British Virgin Islands)
Asian Excel Limited (British Virgin Lands)
Other existing shareholders(1)
Public Shareholding
Pre-Offering: 51.00% Post-Offering: 39.84%
Pre-Offering: 4.54% Post-Offering: 3.54%
Pre-Offering: 5.01% Post-Offering: 3.91%
Pre-Offering: 2.14% Post-Offering: 1.67%
Pre-Offering: 4.98% Post-Offering: 3.89%
Pre-Offering: 5.01% Post-Offering: 3.91%
Pre-Offering: 5.01% Post-Offering: 3.91%
Pre-Offering: 22.32% Post-Offering: 17.44%
Pre-Offering: 0.00% Post-Offering: 21.88%
Timwood Holdings Limited (Cayman Islands)
100%
Rightime Action Limited (British Virgin Islands)
100%
Timwood Asia Logistics Limited (Hong Kong)

(1)	As of the date of this prospectus, there are five (5) shareholders which are not controlled by our directors and executive officers and each has shareholding less than 5%. Pre-Offering shareholding is calculated based on 20,000,000 Ordinary Shares issued and outstanding as of the date of this prospectus.

Transfers of Cash to and from our Subsidiaries

Our Company is a holding company with no operations of its own. We conduct our operation in Hong Kong through our Operating Subsidiary, Timwood Asia Logistics Limited. Rightime Action Limited is an intermediate holding company incorporated in the Briish Virgin Islands with no operations. Subsequent to the fiscal year ended June 30, 2025, our Operating Subsidiary Timwood Asia Logistics Limited declared an interim dividend of total HK$8,000,000 to ordinary shareholders Mr. Chi Wai LAM and Mr, Man Hon NG, its shareholders before our reorganization. Our Company had also declared an interim dividend of US$89,522 to shareholders. Save for the above, during the fiscal year ended June 30 , 2025 and 2024 and to date, no transfers, dividends or distributions have been made to date between our Company, subsidiaries or to investors. Cash may be transferred through our organization in the following manner: (i) funds are transferred to our Hong Kong Operating Subsidiary from our Company through Rightime Action Limited, our British Virgin Islands intermediate holding company in the form of capital contributions or shareholder loans, as the case may be; and (ii) dividends or other distributions may be paid by our Hong Kong Operating Subsidiary to our Company through Rightime Action Limited. Payments of dividends and capital in respect of securities of our Company will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporation tax. Subject to the “Passive Foreign Investment Company Rules,” any cash distributions paid on our Ordinary Shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. investor as dividend income on the day actually or constructively received by the U.S. investor. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. See “Taxation – Material U.S. Federal Income Tax Considerations – Taxation of Dividends and Other Distributions on our Ordinary Shares”.

Our Company relies on dividends or payments to be paid by our Operating Subsidiary to fund our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and U.S. investors, to service any debt we may incur and to pay our operating expenses.

Our Company is permitted under the laws of the Cayman Islands to provide funding to our Operating Subsidiary in Hong Kong through loans and/or capital contributions without restrictions on the amount of the funds. Timwood Asia Logistics Limited is also permitted under the laws of Hong Kong to provide funding to our Company, through dividend distributions or payments, without restrictions on the amount of the funds. There are no restrictions or limitation on our ability to distribute earnings by dividends from our subsidiaries, to our Company and our shareholders and U.S. investors, provided that the entity remains solvent after such distribution. Subject to the Companies Act and our Memorandum and Articles, our board of directors may, by resolution of directors, authorize and declare a dividend to shareholders at such time and in such amount as they think fit if they are satisfied, on reasonable grounds, that immediately following such distribution, our Company will be able to pay our debts as they become due in the ordinary course of business. According to the Companies Ordinance of Hong Kong (Chapter 622 of the Laws of Hong Kong), a Hong Kong company may only make a distribution out of profits available for distribution. We did not adopt or maintain any cash management policies and procedures as of the date of this prospectus. There is no further Cayman Islands or Hong Kong statutory restriction on the amount of funds which may be distributed by us by dividend. Under the current practice of the Inland Revenue Department of Hong Kong, no withholding tax is payable in Hong Kong in respect of dividends paid by our Hong Kong subsidiaries to us.

We do not have any present plan to declare or pay any dividends on our Ordinary Shares in the foreseeable future. We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments. See “Risk Factors — Risks related to our Corporate Structure — We will in the future rely on dividends and other distributions on equity paid by our Operating Subsidiary to fund any cash and financing requirements we may have, and any limitation on the ability of our Operating Subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business. In the future, funds or assets may not be available to fund operations or for other use outside of Hong Kong, due to the imposition of restrictions and limitations on, our ability or our subsidiary by the PRC government to transfer cash.” on page 18, and the audited consolidated financial statements and the accompanying footnotes beginning on F-2 of this prospectus, for more information.

Our Company is a Cayman Islands company, and our Operating Subsidiary is a Hong Kong company. There are no restrictions on foreign exchange and there are no limitations on the abilities of our Company to transfer cash to or from our Operating Subsidiary, or to investors under Hong Kong law. There are no restrictions or limitations under the laws of Hong Kong imposed on the conversion of HK dollar into foreign currencies and the remittance of currencies out of Hong Kong, nor there is any restriction on foreign exchange to transfer cash between our Company and its subsidiaries, across borders and to U.S investors, nor there is any restrictions and limitations to distribute earnings from our business and subsidiaries to our Company and U.S. investors and amounts owed. Since the only transfer of cash among our Company and our Operating Subsidiary were in the form of dividends and there are no limitations on the abilities of our Company to transfer cash to or from its subsidiaries or to investors under Hong Kong law, our Company has not established cash management policies that dictate how funds are transferred.

Risk Factors Summary

We face risks and uncertainties relating to our business and operation, including, but not limited to the following:

Risks Related to Our Corporate Structure

●	We will in the future rely on dividends and other distributions on equity paid by our Operating Subsidiary to fund any cash and financing requirements we may have, and any limitation on the ability of our Operating Subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business. In the future, funds or assets may not be available to fund operations or for other use outside of Hong Kong, due to the imposition of restrictions and limitations on, our ability or our subsidiary by the PRC government to transfer cash.

●	Recently in 2023, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in mainland China, including cracking down on illegal activities in the securities market, enhancing supervision over mainland China-based companies listed overseas using the variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. In the future, we may be subject to PRC laws and regulations related to the current business operations of our Operating Subsidiary and any changes in such laws and regulations and interpretations may impair its ability to operate profitably, which could result in a material negative impact on its operations and/or the value of our Ordinary Shares.

●	We may become subject to a variety of PRC laws and other obligations regarding M&A Rules, the Trial Measures and data security, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations.

●	Our Operating Subsidiary’s operations are conducted in Hong Kong. However, due to the long arm provisions under the current PRC laws and regulations, the Chinese government may exercise significant oversight and discretion over the conduct of such business and may influence such operations at any time, which could result in a material change in the operations of our Operating Subsidiary and/or the value of our Ordinary Shares. The PRC government may also impose restrictions on our ability to transfer money out of Hong Kong to distribute earnings and pay dividends or to reinvest in our business outside of Hong Kong. Changes in the policies, regulations, rules, and the enforcement of laws of the Chinese government may also occur quickly and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain. There are uncertainties regarding the enforcement of PRC laws, and rules and regulations in China can change quickly with little advance notice. The Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of the securities we are registering for sale.

●	If the Chinese government chooses to extend oversight and control over offerings that are conducted overseas and/or foreign investment in mainland China-based issuers to Hong Kong-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless.

●	We are a holding company whose principal source of operating cash is the income received from our Operating Subsidiary.

For a detailed description of the risks above, please refer to pages 18 to 22.

Risks Related to Our Business and Industry

●	There can be no assurance that Hong Kong will continue to maintain its position as a significant air cargo hub in Asia.

●	We have a limited operating history. It will be difficult for you to evaluate our current business performance and future prospects and may increase the risks associated with your investment.

●	Our revenue is mainly derived from invitations which are non-recurrent in nature and there is no guarantee that our customers will provide us with new businesses.

●	Our revenue is subject to seasonal fluctuations, our results for different periods in any given financial year may not be relied upon as indicators of our performance.

●	Failure to attract new customers and/or retain existing customers could adversely affect our business, financial condition and results of operations.

●	We are dependent on our customers’ business performance, being airport terminal services providers, and their continuing demand for labor to provide airport terminal services.

●	We may not be able to compete favorably in our highly competitive industry.

●	We face risks associated with concentration of revenue from our major customers, as we rely on a limited number of major customers in our business.

●	We have historically relied on a related party as a major source of revenue for our cargo handling services which may have a material adverse effect on our financial condition and results of operations.

●	We are dependent on our suppliers, and any disruption, non-performance and delayed performance of our suppliers may adversely affect our operations and substantially impact our financial results.

●	We may not be able to implement our business plans effectively to achieve future growth.

●	We may need to raise additional capital in the future for working capital, capital expenditures and/or acquisitions, and we may not be able to do so on favorable terms or at all, which would impair our ability to operate our business or achieve our growth objectives.

●	We rely on our key senior management. The loss of key team members could affect our operations and our business may be severely disrupted.

●	Any negative publicity with respect to us, our directors, officers, employees, shareholders, peers, business partners or our industry in general, may materially and adversely affect our reputation, business and results of operations.

●	We may not be able to obtain finance from time to time to fund our operations and maintain growth.

●	We may not be adequately insured against losses and liabilities arising from our operations.

●	Fluctuations in exchange rates could have a material adverse effect on our results of operations and the price of our Ordinary Shares.

●	We are exposed to risks of general economic downturn and deteriorating market conditions, such as Sino-U.S. trade conflicts.

●	Certain economic and business factors and their impacts on our industry and other general macroeconomic factors, including unemployment and interest rates that are largely beyond our control may adversely affect business and our results of operations.

●	Failure to achieve and maintain effective internal controls could adversely affect our business and price of our securities.

For a detailed description of the risks above, please refer to pages 23 to 27.

Risks Related to Doing Business in Hong Kong

●	Hong Kong’s legal system is evolving and has inherent uncertainties that could limit the legal protection available to you.

●	The enactment of Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our Operating Subsidiary in Hong Kong.

●	The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the HFCAA all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our Offering.

●	It may be difficult for overseas shareholders and/or regulators to conduct investigations or collect evidence within the territory of the PRC, including Hong Kong.

●	Our corporate structure and being based in or having the majority of our operations in Hong Kong pose certain risks to investors. The PRC government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time. The enforcement of laws, rules and regulations in the PRC can change quickly with little advance notice. Additionally, the PRC laws and regulations and the enforcement of such that apply or are to be applied to Hong Kong can change quickly with little or no advance notice. As a result, the Hong Kong legal system embodies uncertainties which could limit the availability of legal protections, and which could result in a material change in our Operating Entity’s operations and/or the value of the securities we are offering.

For a detailed description of the risks above, please refer to pages 27 to 30.

Risks Related to Our Initial Public Offering and Ownership of Our Ordinary Shares

●	We will incur additional costs as a result of becoming a public company, which could negatively impact our net income and liquidity.

●	Our management team has limited experience managing a public company.

●	The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies.

●	Nasdaq may apply additional and more stringent criteria for our continued listing.

●	If we fail to meet applicable listing requirements, Nasdaq may not approve our listing application, or may delist our Ordinary Shares from trading, in which case the liquidity and market price of our Ordinary Shares could decline.

●	We are a “foreign private issuer,” and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects.

●	Our significant shareholder has considerable influence over our corporate matters.

●	Our significant shareholder may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

●	We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Ordinary Shares less attractive to investors.

●	Our lack of effective internal controls over financial reporting may affect our ability to accurately report our financial results or prevent fraud which may affect the market for and price of our Ordinary Shares.

●	Ordinary Shares eligible for future sale may adversely affect the market price of our Ordinary Shares, as the future sale of a substantial amount of outstanding Ordinary Shares in the public marketplace could reduce the price of our Ordinary Shares.

●	Future sales, or the perception of future sales, by us or our shareholder in the public market following this Offering could cause the market price for our Ordinary Shares to decline.

●	The requirements of being a public company may strain our resources and divert management’s attention.

●	The market price of our Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

●	We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

●	Future issuances or sales, or perceived issuances or sales, of substantial amounts of Ordinary Shares in the public market could materially and adversely affect the prevailing market price of the Ordinary Shares and our ability to raise capital in the future.

●	We have broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively.

●	Future financing may cause a dilution in your shareholding or place restrictions on our operations.

●	There may not be an active, liquid trading market for our Ordinary Shares, and we do not know if a more liquid market for our Ordinary Shares will develop to provide you with adequate liquidity.

●	We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

●	You will experience immediate and substantial dilution.

●	You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in the Cayman Islands or Hong Kong based on U.S. or other foreign laws against us, our management or the experts named in the prospectus.

●	You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

●	It may be difficult to enforce a judgment of U.S. courts for civil liabilities under U.S. federal securities laws against us, our directors or officers in the Cayman Islands and Hong Kong.

●	We employ a mail forwarding service, which may delay or disrupt our ability to receive mail in a timely manner.

●	There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of our Ordinary Shares.

●	We do not expect to pay dividends in the foreseeable future after this Offering. You must rely on price appreciation of the Ordinary Shares for return on your investment.

●	We are subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both our costs and the risk of non-compliance.

●	Recent joint statement by the SEC and the PCAOB proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act passed by the U.S. Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our Offering.

For a detailed description of the risks above, please refer to pages 30 to 41.

Regulatory Development in the PRC

There are legal and operational risks associated with being based in and having all our operations in Hong Kong. We do not have any operations in mainland China and currently do not have or intend to have any operating subsidiary established in mainland China or any contractual arrangement to establish a variable interest entity (“VIE”) structure with any entity in mainland China, but because all of our operations are conducted in Hong Kong through our wholly-owned Operating Subsidiary, and Hong Kong is a Special Administrative Region of China, the Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our Ordinary Shares.

In the event that the PRC regulatory authorities disallow our business structure, any action taken by the PRC government could significantly limit or completely hinder our operations in Hong Kong and our ability and to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless. See “Risk Factors — If the Chinese government chooses to extend oversight and control over offerings that are conducted overseas and/or foreign investment in mainland China-based issuers to Hong Kong-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless.” for further details.

We are subject to unique risks due to uncertainty of the interpretation and the application of the PRC laws and regulations. We are also subject to the risks of uncertainty about any future actions of the Chinese government or authorities in Hong Kong in this regard. Should the Chinese government choose to exercise significant oversight and discretion over the conduct of our business, they may intervene in or influence our operations. Such governmental actions:

●	could result in a material change in our operations and/or the value of our Ordinary Shares;

●	could significantly limit or completely hinder our ability to continue our operations;

●	could significantly limit or completely hinder our ability to offer or continue to offer our Ordinary Shares to investors; and

●	may cause the value of our Ordinary Shares to significantly decline or be worthless.

Our Operating Subsidiary’s operations are conducted in Hong Kong, which is a part of the PRC. We are aware that recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding its efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on our Hong Kong Operating Subsidiary’s daily business operations, their ability to accept foreign investments and the listing of our Ordinary Shares on a U.S. or other foreign exchange. These actions could result in a material change in our operations and/or to the value of our Ordinary Shares and could significantly limit or completely hinder our ability to offer or continue to offer our Ordinary Shares to investors. See “Risk Factors — Our Operating Subsidiary’s operations are conducted in Hong Kong. However, due to the long arm provisions under the current PRC laws and regulations, the Chinese government may exercise significant oversight and discretion over the conduct of such business and may influence such operations at any time, which could result in a material change in the operations of our Operating Subsidiary and/or the value of our Ordinary Shares. The PRC government may also impose restrictions on our ability to transfer money out of Hong Kong to distribute earnings and pay dividends or to reinvest in our business outside of Hong Kong. Changes in the policies, regulations, rules, and the enforcement of laws of the Chinese government may also occur quickly and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain. There are uncertainties regarding the enforcement of PRC laws, and rules and regulations in China can change quickly with little advance notice. The Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of the securities we are registering for sale.” for further information.

Recent statements by the PRC government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in China based issuers. On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities markets and promote the high-quality development of the capital markets, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

On December 24, 2021, the China Securities Regulatory Commission (the “CSRC”) released the Draft Administrative Provisions and the Draft Filing Measures, both of which had a comment period that expired on January 23, 2022. The Draft Administrative Provisions and Draft Filing Measures regulate the administrative system, record-filing management, and other related rules in respect of the direct or indirect overseas issuance of listed and traded securities by “domestic enterprises”. The Draft Administrative Provisions specify that the CSRC has regulatory authority over the “overseas securities offering and listing by domestic enterprises”, and requires “domestic enterprises” to complete filing procedures with the CSRC if they wish to list overseas. On February 17, 2023, the CSRC released the Trial Measures and five supporting guidelines, which came into effect on March 31, 2023. According to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedures and report relevant information to the CSRC; any failure to comply with such filing procedures may result in administrative penalties, such as an order to rectify, warnings, and fines. On April 2, 2022, the CSRC published the Draft Archives Rules, for public comment. These rules state that in the overseas listing activities of domestic companies, domestic companies, as well as securities companies and securities service institutions providing relevant securities services thereof, should establish a sound system of confidentiality and archival work, shall not disclose state secrets, or harm the state and public interests.

Under the Trial Measures and the Guidance Rules and Notice, Chinese domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following their submission of initial public offerings or listing application. The companies that have already been listed on overseas stock exchanges or have obtained the approval from overseas supervision administrations or stock exchanges for its offering and listing and will complete their overseas offering and listing prior to September 30, 2023 are not required to make immediate filings for its listing, yet need to make filings for subsequent offerings in accordance with the Trial Measures. Companies that have already submitted an application for an initial public offering to overseas supervision administrations prior to the effective date of the Trial Measures but have not yet obtained the approval from overseas supervision administrations or stock exchanges for the offering and listing, shall arrange for the filing within a reasonable time period and shall complete the filing procedure before such companies’ overseas issuance and listing.

The management understands that as of the date of this prospectus, our Group has no operations in mainland China and is not required to complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures. While our Group has no current operations in mainland China, should we have any future operations in mainland China and should we (i) fail to receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and require us to obtain such permissions or approvals in the future, we may face sanctions by the CSRC, the CAC or other PRC regulatory agencies. These regulatory agencies may also impose fines and penalties on our potential operations in mainland China, as well as limit our ability to pay dividends outside of mainland China, limit our operations in mainland China, delay or restrict the repatriation of the proceeds from this Offering into mainland China or take other actions that could have a material adverse effect on our business as well as the trading price of our Ordinary Shares.

We may be required to restructure our operations to comply with such regulations or potentially cease operations in the PRC entirely. The CSRC, the CAC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this Offering before settlement and delivery of our Ordinary Shares. In addition, if the CSRC, the CAC or other regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for this Offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any action taken by the PRC government could significantly limit or completely hinder our operations in the PRC and our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

Furthermore, on July 10, 2021, the Cyberspace Administration of China (the “CAC”) issued a revised draft of the Measures for Cybersecurity Review for public comment, which required that, among others, in addition to any “operator of critical information infrastructure”, any “data processor” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities. On December 28, 2021, the CAC, the National Development and Reform Commission (“NDRC”), and several other administrations jointly issued the revised Measures for Cybersecurity Review, which became effective and replaced the existing Measures for Cybersecurity Review on February 15, 2022. According to the Revised Review Measures, if an “online platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. Based on a set of Q&A published on the official website of the State Cipher Code Administration in connection with the issuance of the Revised Review Measures, an official of the said administration indicated that an online platform operator should apply for a cybersecurity review prior to the submission of its listing application with non-PRC securities regulators. Moreover, the CAC released the draft of the Regulations on Network Data Security Management in November 2021 for public consultation, which among other things, stipulates that a data processor listed overseas must conduct an annual data security review by itself or by engaging a data security service provider and submit the annual data security review report for a given year to the municipal cybersecurity department before January 31 of the following year. Given the recency of the issuance of the Revised Review Measures and their pending effectiveness, there is a general lack of guidance and substantial uncertainties exist with respect to their interpretation and implementation. It remains unclear whether a Hong Kong company which collects personal information from PRC individuals shall be subject to the Revised Review Measures. We do not currently expect the Revised Review Measures to have an impact on our business, our operations or this Offering as we do not believe that our Operating Subsidiary would be deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, that would be required to file for cybersecurity review before listing in the U.S. If the Revised Review Measures are adopted into law in the future and if our Operating Subsidiary is deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, our operation and the listing of our Ordinary Shares in the U.S. could be subject to CAC’s cybersecurity review.

We have been advised by David Fong & Co., our Hong Kong counsel, that based on their understanding of the current Hong Kong laws, as of the date of this prospectus, our Company and our Operating Subsidiary, are not required to obtain any permissions or approvals from Hong Kong authorities before listing in the U.S. and issuing our Ordinary Shares to foreign investors. No such permissions or approvals have been applied for by our Company and/or our subsidiaries or denied by any relevant authorities. Our Operating Subsidiary’s operations are conducted in Hong Kong, which is a part of the PRC. As of the date of this prospectus, our Operating Subsidiary received all requisite permissions or approvals from the Hong Kong authorities to operate their businesses in Hong Kong, including but not limited to their business registration certificates. However, we have been advised by David Fong & Co. that uncertainties still exist, due to the possibility that laws, regulations, or policies in Hong Kong could change rapidly in the future.

Based on management’s internal assessment that our Company and our Operating Subsidiary currently have no material operations in the mainland China, management understands that as of the date of this prospectus, our Company is not required to obtain any permissions or approvals from mainland Chinese authorities before listing in the U.S. and to issue our Ordinary Shares to foreign investors, including the CAC or the CSRC. We also understand that our Operating Subsidiary is not required to obtain any permissions or approvals from any mainland Chinese authorities to operate their businesses as of the date of this prospectus. No permissions or approvals have been applied for by our Company or denied by any relevant authority. However, uncertainties still exist, due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future.

As of the date of this prospectus, Hong Kong does not have similar regulations as of the PRC to extend oversight and control over offerings that are conducted overseas. Hong Kong does not have similar regulation as of the Trial Measures and the Guidance Rules and Notice, and Measures for Cybersecurity Review of the PRC. Additionally, the legal and operational risks associated in mainland China also apply to operations in Hong Kong, and we face the risks and uncertainties associated with the complex and evolving PRC laws and regulations and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to data and cyberspace security and anti-monopoly concerns, would be applicable to a company such as our Operating Subsidiary and our Company, given the substantial operations of our Operating Subsidiary in Hong Kong and the Chinese government may exercise significant oversight over the conduct of business in Hong Kong. In the event we or our Operating Subsidiary were to become subject to PRC laws and regulations, we could incur material costs to ensure compliance, and we or our Operating Subsidiary might be subject to fines, experienced evaluation of securities or delisting, no longer be permitted to conduct offerings to foreign investors, and/or no longer be permitted to continue business operations as presently conducted. In the event that (i) the PRC government expands the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC or if applicable laws, regulations or interpretations change and we are required to obtain such permissions or approvals, (ii) we inadvertently conclude that relevant permissions or approvals were not required or (iii) we did not receive or maintain relevant permissions or approvals required, any action taken by the PRC government could significantly limit or completely hinder our operations in Hong Kong and our ability to offer or continue to offer securities to investors and could cause the value of our securities to significantly decline or be worthless.

We also may face risks relating to the lack of Public Company Accounting Oversight Board (the “PCAOB”) inspection on our auditor, which may cause our securities to be delisted from a U.S. stock exchange or prohibited from being traded over-the-counter in the future under the Holding Foreign Companies Accountable Act, or the HFCAA, if the U.S. Securities and Exchange Commission (the “SEC”) determines that we have filed annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect or investigate completely for three consecutive years beginning in 2021. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act and on December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to Accelerating Holding Foreign Companies Accountable Act and amended the Holding Foreign Companies Accountable Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time before our Ordinary Shares may be prohibited from trading or delisted. The delisting or the cessation of trading of our Ordinary Shares, or the threat of their being delisted or prohibited from being traded, may materially and adversely affect the value of your investment.

On December 16, 2021, the PCAOB issued a determination report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the PRC; and (2) Hong Kong, a Special Administrative Region of the PRC, because of positions taken by PRC authorities in those jurisdictions, which determinations were vacated on December 15, 2022. Our current auditor, Onestop Assurance PAC, is not headquartered in mainland China or Hong Kong and was not identified by the PCAOB in its report on December 16, 2021 as a firm subject to the PCAOB’s determinations, which determinations were vacated on December 15, 2022.

On August 26, 2022, the PCAOB signed a Statement of Protocol, or SOP, Agreement with the CSRC and China’s Ministry of Finance. The SOP, together with two protocol agreements governing inspections and investigation, establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in China and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB announced it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. The PCAOB is continuing to demand complete access in mainland China and Hong Kong moving forward and is already making plans to resume regular inspections in the second half of 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed. If the PCAOB in the future again determines it is unable to inspect and investigate completely auditors in mainland China and Hong Kong, then the companies audited by those auditors would be subject to a trading prohibition on U.S. markets pursuant to the HFCAA.

If the PCAOB in the future again determines it is unable to inspect and investigate completely auditors in mainland China and Hong Kong, then the lack of access to the PCAOB inspection in China would prevent the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, investors could be deprived of the benefits of such PCAOB inspections, if the PCAOB again determines it is unable to inspect and investigate completely auditors in mainland China and Hong Kong. The inability of the PCAOB to conduct inspections of auditors in China would make it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures, which could cause existing and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements. Although our auditor was not identified by the PCAOB in its report as a firm subject to the PCAOB’s determinations, which determinations were vacated on December 15, 2022, should the PCAOB be unable to fully conduct inspection of our auditor’s work papers in China, this could adversely affect us and our securities for the reasons noted above.

Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the U.S. and a firm registered with the PCAOB, is subject to laws in the U.S. pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. Our auditor is headquartered in Singapore, and has been inspected by the PCAOB on a regular basis with the last inspection in 2022. However, the recent developments would add uncertainties to our Offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements.

Corporate Information

Our registered office is 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman, KY1-1002, Cayman Islands and our principal office is B23, 5/F, Wing Hong Factory Building, 777-783 Yu Chau West Street, Cheung Sha Wan, Kowloon, Hong Kong. The telephone number of our principal office is +852-2320 1398. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168. Our corporate website is https://timwoodasia.com/. Information contained on our website does not constitute part of this prospectus.

Implications of Being an “Emerging Growth Company” and a “Foreign Private Issuer”

As a company with less than US$1.235 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As an emerging growth company, we may take advantage of certain reduced disclosure and requirements that are otherwise applicable generally to U.S. public companies that are not emerging growth companies. These provisions include:

●	the option to include in an initial public offering registration statement only two years of audited financial statements and selected financial data and only two years of related disclosure;

●	reduced executive compensation disclosure; and

●	an exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) in the assessment of our internal controls over financial reporting.

The JOBS Act also permits an emerging growth company, such as us, to delay adopting new or revised accounting standards until such time as those standards are applicable to private companies. We have not elected to “opt out” of this provision, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will have the discretion to adopt the new or revised standard at the time private companies adopt the new or revised standard and our discretion will remain until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company.

We will remain an emerging growth company until the earliest of:

●	the last day of our fiscal year during which we have total annual revenue of at least US$1.235 billion;

●	the last day of our fiscal year following the fifth anniversary of the closing of this Offering;

●	the date on which we have, during the previous three-year period, issued more than US$1.0 billion in non-convertible debt securities; or

●	the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which, among other things, would occur if the market value of our Ordinary Shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter.

We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies.

In addition, upon closing of this Offering, we will report under the Exchange Act as a “foreign private issuer.” As a foreign private issuer, we may take advantage of certain provisions under the Nasdaq rules that allow us to follow Cayman Islands law for certain corporate governance matters. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events; and

●	Regulation Fair Disclosure (“Regulation FD”), which regulates selective disclosures of material information by issuers.

Foreign private issuers, like emerging growth companies, are also exempt from certain more stringent executive compensation disclosure rules. Because we are a foreign private issuer, our members of our board of directors, executive board members and senior management are not subject to short-swing profit reporting obligations under Section 16(b) of the Exchange Act. However, pursuant to the Holding Foreign Insiders Accountable Act enacted on December 18, 2025, our directors and officers are subject to the insider reporting obligations under Section 16(a) of the Exchange Act, including the requirement to file Forms 3, 4 and 5, which became effective on March 18, 2026. They will also be subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules. Thus, if we remain a foreign private issuer, even if we no longer qualify as an emerging growth company, we will continue to be exempt from the more stringent compensation disclosures required of public companies that are neither an emerging growth company nor a foreign private issuer.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We are required to determine our status as a foreign private issuer on an annual basis at the end of our second fiscal quarter. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances apply:

●	the majority of our executive officers or directors are U.S. citizens or residents;

●	more than 50% of our assets are located in the United States; or

●	our business is administered principally in the United States.

In determining whether more than 50% of our outstanding voting securities are held by U.S. residents, we will examine the record ownership of brokers, dealers, banks, or nominees holding securities for the accounts of their customers and any beneficial ownership reports or other information available to us in the U.S. and Cayman Islands (our home jurisdiction). If more than 50% of our outstanding voting securities (i.e. sum of outstanding Ordinary Shares, each counting as one share) are held by U.S. residents and any of the above three circumstances apply, we would cease to be a foreign private issuer.

Conventions Which Apply to this Prospectus

Throughout this prospectus, we use a number of key terms and provide a number of key performance indicators used by management. Unless the context otherwise requires, the following definitions apply throughout where the context so admits:

●	“Audit Committee” refers to the audit committee of our Board of Directors;

●	“Board” or “Board of Directors” refer to the board of Directors of our Company;

●	“China” or the “PRC” refers to the People’s Republic of China, including Hong Kong and Macau. For reference to specific laws and regulations adopted by the PRC, the definition of “China” or the “PRC” refers to the People’s Republic of China, excluding Hong Kong and Macau;

●	“Companies Act” refers to the Companies Act (as revised) of the Cayman Islands, as amended, supplemented or otherwise modified from time to time;

●	“Directors” refers to the directors of our Company;

●	“Government” refers to the government of Hong Kong;

●	“Greater Bay Area” or “GBA” refers to the major economic region in China that includes Hong Kong and Macao, along with nine municipalities in Guangdong Province, namely Guangzhou, Shenzhen, Zhuhai, Foshan, Huizhou, Dongguan, Zhongshan, Jiangmen, and Zhaoqing;

●	“HKIA” refers to the Hong Kong International Airport;

●	“Hong Kong” refers to Hong Kong Special Administrative Region, People’s Republic of China;

●	“Macau” refers to Macau Special Administrative Region, People’s Republic of China;

●	“mainland China” refers to the mainland of the People’s Republic of China, excluding Hong Kong and Macau;

●	“Memorandum and Articles” refers to our memorandum of association and articles of association currently in effect and will continue to be effective after completion of this Offering;

●	“Nominating and Corporate Governance Committee” refers to the nominating corporate governance committee of our Board of Directors;

●	“Offering” refers to the initial public offering of our Company;

●	“Operating Subsidiary” or “Timwood” refers to Timwood Asia Logistics Limited;

●	“our Group” or “the Group” refers to our Company and its subsidiaries;

●	“Ordinary Shares” refers to our Company’s ordinary shares, par value US$0.0001 per share;

●	“SEC” refers to the U.S. Securities and Exchange Commission;

●	“we”, “us”, “our Company”, “our” or “the Company” refers to Timwood Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands, and in the context of describing its operation and business, its subsidiaries;

●	“H.K. dollar”, “H.K. dollars”, or “HK$” refers to the legal currency of Hong Kong;

●	“U.S. dollar”, “U.S. dollars”, “dollars”, “USD”, “US$” or “$” refers to the legal currency of the United States.

The expressions “associated company,” “related corporation” and “subsidiary” shall have the respective meanings ascribed to them in the Companies Act, as the case may be.

Any discrepancies in tables included herein between the total sum of amounts listed and the totals thereof are due to rounding. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Unless the context otherwise requires, a reference to “we,” “our,” “us,” “our Group” or the “Company” or their other grammatical variations is a reference to our Company and its subsidiaries taken as a whole.

Certain of our customers and suppliers are referred to in this prospectus by their trade names. Our contracts with these customers and suppliers are typically with an entity or entities in the relevant customer or supplier’s group of companies.

Internet site addresses in this prospectus are included for reference only and the information contained in any website, including our website, is not incorporated by reference into, and does not form part of, this prospectus.

Market and Industry Data

We are responsible for the information contained in this prospectus and any free writing prospectus we prepare or authorize. This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties, as well estimates by our management based on such data. The market data and estimates used in this prospectus involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such data and estimates. While we believe that the information from these industry publications, surveys and studies is reliable, the industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of important factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

Presentation of Financial and Other Information

Unless otherwise indicated, all financial information contained in this prospectus is prepared and presented in accordance with U.S. GAAP.

All references in this prospectus to “U.S. dollars,” “US$,” “$” and “USD” refer to United States dollar(s), the legal currency of the United States of America, and all references to “HKD,” “HK$” or “Hong Kong Dollar” refer to Hong Kong dollar(s), the legal currency of Hong Kong. Unless otherwise indicated, all references to currency amounts in this prospectus are in USD. Our Company is a holding company with operations exclusively conducted in Hong Kong through its Hong Kong operating subsidiary, of whose reporting currency is Hong Kong Dollar. This prospectus contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise noted, all translations from HKD to U.S. dollars and from U.S. dollars to HKD in this prospectus were calculated at US$1= HKD7.79 for the year ended June 30, 2025 or as at June 30, 2025 and US$1=HKD7.85 for the year ended June 30, 2024 or as at June 30, 2024. No representation is made that the HKD amounts could have been, or could be, converted, realized or settled into US$ at such rate, or at any other rate.

We have made rounding adjustments to some of the figures contained in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be exact arithmetic aggregations of the figures that preceded them.

The Offering

Ordinary Shares offered by us:	6,250,000 Ordinary Shares (or 7,187,500 Ordinary Shares if the underwriters exercise their option to purchase additional Ordinary Shares within 45 days of the date of the closing of this Offering in full).

Offer Price:	Between US$4.00 and US$6.00 per Ordinary Share.

Shares outstanding before this Offering:	20,000,000 Ordinary Shares

Shares to be outstanding immediately after this Offering:

26,250,000 Ordinary Shares (or 27,187,500 Ordinary Shares if the underwriters exercise their option to purchase additional Shares within 45 days of the date of the closing of the Offering from us in full)

Over-allotment option to purchase additional Ordinary Shares:	We have granted the underwriters an option to purchase up to 15% of the total number of our Ordinary Shares from us within 45 days of the date of the closing of this Offering.

Use of proceeds:

We estimate that we will receive net proceeds from this Offering of approximately US$27,510,000 (or US$31,881,000 if the underwriters exercise their over-allotment option to purchase additional Ordinary Shares from us in full), based on an assumed initial public offering price of US$5.00 per share, after deducting the estimated underwriting discounts, commissions and offering expenses payable by us.

We intend to use the net proceeds from this Offering for (i) leveraging technology to improve our operational efficiency; (ii) enhancing our team of industry talents and expanding our operating scale; (iii) enhancing our brand in the aviation industry; and (iv) working capital and other general corporate purposes. See “Use of Proceeds” on page 43 for more information.

Lock-up:

Our Company (including any successors), our directors and officers and shareholders holding 5% or more of the issued and outstanding Ordinary Shares (or securities convertible into 5% or more of the issued and outstanding Ordinary Shares) have agreed with the underwriters, subject to certain exceptions, not to sell, transfer, or dispose of, directly or indirectly, any of our Ordinary Shares or securities convertible into or exercisable or exchangeable for our Ordinary Shares for a period of six (6) months after the closing of this Offering.

See sections titled “Shares Eligible for Future Sale” and “Underwriting” for more information.

Proposed listing and symbol:	We intend to list the Ordinary Shares on the Nasdaq Capital Market under the symbol “TIWD”.

Risk factors:	See section titled “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the Ordinary Shares.

Transfer Agent:	Transhare Corporation

RISK FACTORS

An investment in our Ordinary Shares involves various risks. Prospective investors should carefully consider and evaluate each of the following considerations and all other information set forth in this prospectus before deciding to invest in our Ordinary Shares. The following section describes the significant risks that could directly or indirectly affect us and the value or trading price of our Ordinary Shares. The risk factors that are material to investors in making an informed judgment have been set out below. If any of the following considerations and uncertainties develops into actual events, our business, financial condition, results of operations and prospects could be materially and adversely affected. In such cases, the trading price of our Ordinary Shares could decline and investors may lose all or part of their investment in our Shares. Prospective investors are advised to apprise themselves of all factors involving the risks of investing in our Ordinary Shares from their professional advisers before making any decision to invest in our Ordinary Shares.

This prospectus also contains forward-looking statements having direct and/or indirect implications on our future performance. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks and uncertainties faced by us described below and elsewhere in this prospectus. See section titled “Special Note Regarding Forward-Looking Statements.”

Risks Related to Our Corporate Structure

We will in the future rely on dividends and other distributions on equity paid by our Operating Subsidiary to fund any cash and financing requirements we may have, and any limitation on the ability of our Operating Subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business. In the future, funds or assets may not be available to fund operations or for other use outside of Hong Kong, due to the imposition of restrictions and limitations on, our ability or our subsidiary by the PRC government to transfer cash.

Our Company is a holding company, and we will in the future rely on dividends and other distributions on equity paid by our Operating Subsidiary for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. We do not expect to pay cash dividends in the foreseeable future. We anticipate we will retain any earnings to support operations and to finance the growth and development of our business. If our Operating Subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. Please refer to the section titled “Dividend Policy” for more information.

According to the BVI Business Companies Act 2004 (as amended), a British Virgin Islands company may make dividends distribution to the extent that immediately after the distribution, such company’s liabilities do not exceed its assets and that such company is able to pay its debts as they fall due. According to the Companies Ordinance of Hong Kong, a Hong Kong company may only make a distribution out of profits available for distribution. Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us. Any limitation on the ability of our Hong Kong subsidiary to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us. See “Taxation — Hong Kong taxation.” The PRC laws and regulations do not currently have any material impact on transfers of cash from our Company to our Operating Subsidiary or our Operating Subsidiary to our Company, our shareholders and U.S. investors. However, the Chinese government may, in the future, impose restrictions or limitations on our ability to transfer money out of Hong Kong, to distribute earnings and pay dividends to and from the other entities within our organization, or to reinvest in our business outside of Hong Kong. Such restrictions and limitations, if imposed in the future, may delay or hinder the expansion of our business to outside of Hong Kong and may affect our ability to receive funds from our Operating Subsidiary in Hong Kong. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case, that restrict or otherwise unfavorably impact the ability or way we conduct our business, could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected and such measures could materially decrease the value of our Ordinary Shares, potentially rendering them worthless.

Recently in 2023, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in mainland China, including cracking down on illegal activities in the securities market, enhancing supervision over mainland China-based companies listed overseas using the variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. In the future, we may be subject to PRC laws and regulations related to the current business operations of our Operating Subsidiary and any changes in such laws and regulations and interpretations may impair its ability to operate profitably, which could result in a material negative impact on its operations and/or the value of our Ordinary Shares.

Although we have direct ownership of our Operating Subsidiary in Hong Kong and currently do not have or intend to have any subsidiary or any contractual arrangement to establish a VIE structure with any entity in mainland China, we are still subject to certain legal and operational risks associated with our Operating Subsidiary, being based in Hong Kong and having all of its operations to date in Hong Kong. Additionally, the legal and operational risks associated in mainland China also apply to operations in Hong Kong, and we face the risks and uncertainties associated with the complex and evolving PRC laws and regulations and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to data and cyberspace security and anti-monopoly concerns, would be applicable to a company such as our Operating Subsidiary and our Company, given the substantial operations of our Operating Subsidiary in Hong Kong and the Chinese government may exercise significant oversight over the conduct of business in Hong Kong. In the event we or our Operating Subsidiary were to become subject to PRC laws and regulations, we could incur material costs to ensure compliance, and we or our Operating Subsidiary might be subject to fines, experienced evaluation of securities or delisting, no longer be permitted to conduct offerings to foreign investors, and/or no longer be permitted to continue business operations as presently conducted. Our organizational structure involves risks to the investors, and Chinese regulatory authorities could disallow this structure, which would likely result in a material change in our Operating Subsidiary’s operations and/or a material change in the value of our Ordinary Shares, including the risk that such event could cause the value of such securities to significantly decline or become worthless. Moreover, there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations related to our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

We may become subject to a variety of PRC laws and other obligations regarding M&A Rules, the Trial Measures and data security, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies on August 8, 2006, and amended on June 22, 2009, requires an overseas special purpose vehicle formed for listing purposes through acquisitions of domestic companies in mainland China and controlled by companies or individuals of mainland China to obtain the approval of the CSRC, prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. In addition, on December 24, 2021, the CSRC released the Administrative Regulations of the State Council Concerning the Oversea Issuance of Security and Listing by Domestic Enterprise (Draft for Comments) (the “Draft Administrative Regulations”) and the Measures for the Overseas Issuance of Securities and Listing Record-Filings by Domestic Enterprises (Draft for Comments) (the “Draft Filing Measures”), collectively the “Draft Rules on Overseas Listing”, for public opinion.

Our Company is a holding company incorporated in the Cayman Islands with one operating subsidiary based in Hong Kong, as of the date of this prospectus, we have no subsidiary, VIE structure or any direct operations in mainland China, nor do we intend to have any subsidiary or VIE structure or to acquire any equity interests in any domestic companies in mainland China, and we are not controlled by any companies or individuals of mainland China. Further, we are headquartered in Hong Kong and our Chief Executive Officer, Chief Financial Officer and all members of our Board of Directors are based in Hong Kong are not mainland China citizens and all of our revenues and profits are generated by our subsidiary in Hong Kong and we have not generated any revenues or profits in mainland China. Additionally, we do not intend to operate in mainland China in the foreseeable future. As such, we do not believe we would be subject to the M&A Rules, or would be required to file with the CSRC under the Trial Measures. Moreover, pursuant to the Basic Law of the Hong Kong Special Administrative Region, or the Basic Law, PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs and other matters that are not within the scope of autonomy).Therefore, we believe, as of the date of this prospectus, the CSRC’s approval or review is not required for the listing and trading of our Ordinary Shares in the U.S. exchange as provided under the M&A Rules and the Trial Measures.

Our Operating Subsidiary’s operations are conducted in Hong Kong, which is a part of the PRC. We are aware that recently, in 2023, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding its efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on our Hong Kong subsidiary’s daily business operations, their ability to accept foreign investments and the listing of our Ordinary Shares on a U.S. or other foreign exchange. These actions could result in a material change in our operations and/or to the value of our Ordinary Shares and could significantly limit or completely hinder our ability to offer or continue to offer our Ordinary Shares to investors.

Recent statements by the PRC government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in China based issuers. On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities markets and promote the high-quality development of the capital markets, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

On December 24, 2021, the China Securities Regulatory Commission (the “CSRC”) released the Draft Administrative Provisions and the Draft Filing Measures, both of which had a comment period that expired on January 23, 2022. The Draft Administrative Provisions and Draft Filing Measures regulate the administrative system, record-filing management, and other related rules in respect of the direct or indirect overseas issuance of listed and traded securities by “domestic enterprises”. The Draft Administrative Provisions specify that the CSRC has regulatory authority over the “overseas securities offering and listing by domestic enterprises”, and requires “domestic enterprises” to complete filing procedures with the CSRC if they wish to list overseas. On February 17, 2023, the CSRC released the Trial Measures and five supporting guidelines, which came into effect on March 31, 2023. According to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedures and report relevant information to the CSRC; any failure to comply with such filing procedures may result in administrative penalties, such as an order to rectify, warnings, and fines. On April 2, 2022, the CSRC published the Draft Archives Rules, for public comment. These rules state that in the overseas listing activities of domestic companies, domestic companies, as well as securities companies and securities service institutions providing relevant securities services thereof, should establish a sound system of confidentiality and archival work, shall not disclose state secrets, or harm the state and public interests.

Under the Trial Measures and the Guidance Rules and Notice, Chinese domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following their submission of initial public offerings or listing application. The companies that have already been listed on overseas stock exchanges or have obtained the approval from overseas supervision administrations or stock exchanges for its offering and listing and will complete their overseas offering and listing prior to September 30, 2023 are not required to make immediate filings for its listing, yet need to make filings for subsequent offerings in accordance with the Trial Measures. Companies that have already submitted an application for an initial public offering to overseas supervision administrations prior to the effective date of the Trial Measures but have not yet obtained the approval from overseas supervision administrations or stock exchanges for the offering and listing, shall arrange for the filing within a reasonable time period and shall complete the filing procedure before such companies’ overseas issuance and listing.

The management understands that as of the date of this prospectus, the Group has no operations in mainland China and is not required to complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures. While the Group has no current operations in mainland China, should we have any future operations in mainland China and should we (i) fail to receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and require us to obtain such permissions or approvals in the future, we may face sanctions by the CSRC, the CAC or other PRC regulatory agencies. These regulatory agencies may also impose fines and penalties on our potential operations in mainland China, as well as limit our ability to pay dividends outside of mainland China, limit our operations in mainland China, delay or restrict the repatriation of the proceeds from this Offering into mainland China or take other actions that could have a material adverse effect on our business as well as the trading price of our Ordinary Shares. We may be required to restructure our operations to comply with such regulations or potentially cease operations in the PRC entirely. The CSRC, the CAC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this Offering before settlement and delivery of our Ordinary Shares. In addition, if the CSRC, the CAC or other regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for this Offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any action taken by the PRC government could significantly limit or completely hinder our operations in the PRC and our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

Furthermore, on July 10, 2021, the Cyberspace Administration of China (the “CAC”) issued a revised draft of the Measures for Cybersecurity Review for public comment, which required that, among others, in addition to any “operator of critical information infrastructure”, any “data processor” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities. On December 28, 2021, the CAC, the National Development and Reform Commission (“NDRC”), and several other administrations jointly issued the revised Measures for Cybersecurity Review, which became effective and replaced the existing Measures for Cybersecurity Review on February 15, 2022. According to the Revised Review Measures, if an “online platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. Based on a set of Q&A published on the official website of the State Cipher Code Administration in connection with the issuance of the Revised Review Measures, an official of the said administration indicated that an online platform operator should apply for a cybersecurity review prior to the submission of its listing application with non-PRC securities regulators. Moreover, the CAC released the draft of the Regulations on Network Data Security Management in November 2021 for public consultation, which among other things, stipulates that a data processor listed overseas must conduct an annual data security review by itself or by engaging a data security service provider and submit the annual data security review report for a given year to the municipal cybersecurity department before January 31 of the following year. Given the recency of the issuance of the Revised Review Measures and their pending effectiveness, there is a general lack of guidance and substantial uncertainties exist with respect to their interpretation and implementation. It remains unclear whether a Hong Kong company which collects personal information from PRC individuals shall be subject to the Revised Review Measures. We do not currently expect the Revised Review Measures to have an impact on our business, our operations or this Offering as we do not believe that our Operating Subsidiary would be deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, that would be required to file for cybersecurity review before listing in the U.S. However, there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations. If the Revised Review Measures are adopted into law in the future and if our Operating Subsidiary is deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, our operation and the listing of our Ordinary Shares in the U.S. could be subject to CAC’s cybersecurity review.

We have been advised by David Fong & Co., our Hong Kong counsel, that based on their understanding of the current Hong Kong laws, as of the date of this prospectus, our Company and our Operating Subsidiary, are not required to obtain any permissions or approvals from Hong Kong authorities before listing in the U.S. and issuing our Ordinary Shares to foreign investors. No such permissions or approvals have been applied for by our Company and/or its subsidiary or denied by any relevant authorities. Our Operating Subsidiary’s operations are conducted in Hong Kong, which is a part of the PRC. As of the date of this prospectus, our Operating Subsidiary have received all requisite permissions or approvals from the Hong Kong authorities to operate their businesses in Hong Kong, including but not limited to their business registration certificates. However, we have been advised by David Fong & Co. that uncertainties still exist, due to the possibility that laws, regulations, or policies in Hong Kong could change rapidly in the future.

Based on management’s internal assessment that our Company and our Operating Subsidiary currently have no material operations in mainland China, management understands that as of the date of this prospectus, our Company is not required to obtain any permissions or approvals from mainland Chinese authorities before listing in the U.S. and to issue our Ordinary Shares to foreign investors, including the CAC or the CSRC. We also understand that our Operating Subsidiary is not required to obtain any permissions or approvals from any mainland Chinese authorities to operate their businesses as of the date of this prospectus. No permissions or approvals have been applied for by our Company or denied by any relevant authority. However, uncertainties still exist, due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future.

As of the date of this prospectus, Hong Kong does not have similar regulations as of the PRC to extend oversight and control over offerings that are conducted overseas. Hong Kong does not have similar regulation as of the Trial Measures and the Guidance Rules and Notice, and Measures for Cybersecurity Review of the PRC. Additionally, the legal and operational risks associated in mainland China also apply to operations in Hong Kong, and we face the risks and uncertainties associated with the complex and evolving PRC laws and regulations and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to data and cyberspace security and anti-monopoly concerns, would be applicable to a company such as our Operating Subsidiary and our Company, given the substantial operations of our Operating Subsidiary in Hong Kong and the Chinese government may exercise significant oversight over the conduct of business in Hong Kong. In the event we or our Operating Subsidiary were to become subject to PRC laws and regulations, we could incur material costs to ensure compliance, and we or our Operating Subsidiary might be subject to fines, experienced evaluation of securities or delisting, no longer be permitted to conduct offerings to foreign investors, and/or no longer be permitted to continue business operations as presently conducted. In the event that (i) the PRC government expands the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC or if applicable laws, regulations or interpretations change and we are required to obtain such permissions or approvals, (ii) we inadvertently conclude that relevant permissions or approvals were not required or (iii) we did not receive or maintain relevant permissions or approvals required, any action taken by the PRC government could significantly limit or completely hinder our operations in Hong Kong and our ability to offer or continue to offer securities to investors and could cause the value of our securities to significantly decline or be worthless.

Our Operating Subsidiary’s operations are conducted in Hong Kong. However, due to the long arm provisions under the current PRC laws and regulations, the Chinese government may exercise significant oversight and discretion over the conduct of such business and may influence such operations at any time, which could result in a material change in the operations of our Operating Subsidiary and/or the value of our Ordinary Shares. The PRC government may also impose restrictions on our ability to transfer money out of Hong Kong to distribute earnings and pay dividends or to reinvest in our business outside of Hong Kong. Changes in the policies, regulations, rules, and the enforcement of laws of the Chinese government may also occur quickly and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain. There are uncertainties regarding the enforcement of PRC laws, and rules and regulations in China can change quickly with little advance notice. The Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of the securities we are registering for sale.

Recently in 2023, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in mainland China, including a cracking down on illegal activities in the securities market, enhancing supervision over mainland China-based companies listed overseas using the VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Given the recent statements by the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in mainland China-based issuers, any such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause such securities to significantly decline or be worthless. Additionally, any further control over offerings conducted overseas and/or foreign investment impacting our subsidiary in Hong Kong by the Hong Kong government could result in a material change in our Operating Subsidiary’s operations, financial performance and/or the value of our Ordinary Shares or impair our ability to raise money.

There are uncertainties regarding the enforcement of PRC laws, and rules and regulations in China can change with little advance notice. For example, the Chinese cybersecurity regulator announced on July 2, 2021 that it began an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that company’s application be removed from smartphone application stores. The Chinese government has exercised, and continues to exercise, substantial control over virtually every sector of the Chinese economy through regulation and state ownership. The Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of the securities we are registering for sale. Furthermore, given the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas, although we are currently not required to obtain permission from any of the PRC federal or local government and has not received any denial to list on the U.S. exchange, it is uncertain whether or when we might be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even if such permission is obtained, whether it will be later denied or rescinded, which could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and cause the value of our shares to significantly decline or be worthless.

If the Chinese government chooses to extend oversight and control over offerings that are conducted overseas and/or foreign investment in mainland China-based issuers to Hong Kong-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless.

Recent statements, laws and regulations by the Chinese government in 2022 and 2023, including the Measures for Cybersecurity Review, the PRC Personal Information Protection Law and the Trial Measures have already indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in mainland China-based issuers. We could be subject to approval or review by Chinese regulatory authorities to pursue this Offering. We do not have any operations in mainland China and currently do not have or intend to have any operating subsidiary established in mainland China or any contractual arrangement to establish a VIE structure with any entity in mainland China, but because all of our operations are conducted in Hong Kong through our wholly-owned subsidiary, and Hong Kong is a Special Administrative Region of China, the Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our Ordinary Shares.

In the event that the PRC regulatory authorities disallow our business structure, any action taken by the PRC government could significantly limit or completely hinder our operations in Hong Kong and our ability and to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

We are a holding company whose principal source of operating cash is the income received from our Operating Subsidiary.

We are dependent on the income generated by our Operating Subsidiary in order to make distributions and dividends on the shares. The amount of distributions and dividends, if any, which may be paid to us from our Operating Subsidiary will depend on many factors, including such subsidiary’s results of operations and financial condition, limits on dividends under applicable law, its constitutional documents, documents governing any indebtedness, and other factors which may be outside our control. If our Operating Subsidiary do not generate sufficient cash flow, we may be unable to make distributions and dividends on the shares.

Risks Related to Our Business and Industry

There can be no assurance that Hong Kong will continue to maintain its position as a significant air cargo hub in Asia.

As a significant air cargo hub in Asia, Hong Kong is well-positioned to foster a high demand for cargo handling on outbound routes from Hong Kong to other destinations in Asia. There can be no assurance that Hong Kong will continue to maintain such position. For example, Shanghai, mainland China, shares the same cargo catchment area in the Pearl River Delta region, while Singapore shares the same positioning as a regional hub for intra-Asia trade and as a logistics center. In the event that Hong Kong loses its position as a transportation hub in Asia, the demand for airport terminal services and the overall business activities of the aviation industry and thus our business, financial condition and results of operations, may be adversely affected.

We have a limited operating history. It will be difficult for you to evaluate our current business performance and future prospects and may increase the risks associated with your investment.

We have a limited operating history for an investor to evaluate our business performance, operating results and prospects. Our Operating Subsidiary was incorporated in 2018. Our limited historical financial data may not serve as an adequate basis for accurate prediction of our ability to operate in a rapidly evolving market and achieve our expansion plans. Our limited operating history may make it difficult for you to evaluate the risks and uncertainties associated with our operations. As a company with a limited operating history, our ability to forecast our future results or operations is limited and is subject to a number of risks and uncertainties, including our ability to plan for our future growth. You should consider our prospects and future profitability in light of the risks, uncertainties, and difficulties encountered by any new company. Such risks and uncertainties may affect our ability to develop and maintain our services for our customers and business partners and to compete with our competitors.

Our revenue increased by approximately US$1.4 million or 23.9%, from approximately US$5.8 million for the fiscal year ended June 30, 2024 to approximately US$7.2 million for the fiscal year ended June 30, 2025. However, our historical results of operations and financial performance may not be indicative of our future performance. We cannot assure you that we can maintain the same revenue growth rate in the future, and neither can we guarantee that our business expansion will be as successful as expected or that we can achieve profitability in the future.

Owing to our limited operating history, our business model has not been fully proven. If our assumptions about the risks and uncertainties that underlie our business planning are incorrect or changed as a result of market fluctuations, our operation and financial results could differ materially from our expectations and our business performance could be affected. We cannot assure you that we have fully addressed the risks and uncertainties that we may face in the future, and if we fail to do so, our business, financial condition, and results of operations could be adversely affected.

Our revenue is mainly derived from invitations which are non-recurrent in nature and there is no guarantee that our customers will provide us with new businesses.

Our revenue is typically derived from invitations which are non-recurrent in nature and our customers are under no obligation to source labor from us. For the fiscal years ended June 30, 2025, and 2024, we secured new businesses mainly through invitations. There is no assurance that we will be able to secure new business in the future. Accordingly, the number and scale of our contracts and the amount of revenue we are able to derive therefrom may vary significantly from period to period, and it may be difficult to forecast the volume of future business. In the event that we fail to secure new contracts or there is a significant decrease in demand for airport terminal services in the future, our business, financial position and prospects could be materially and adversely affected.

Our revenue is subject to seasonal fluctuations, our results for different periods in any given financial year may not be relied upon as indicators of our performance.

Our peak season is generally from October to December which is driven by holidays, festive events and discount promotions such as Thanksgiving, Christmas and New Year’s Eve. Accordingly, comparison of sales and operating results from different periods in any given financial year may not be relied upon as indicators of our performance. It is widely understood in the industry that these seasonal trends are influenced by a number of factors, including weather patterns, national holidays, economic conditions, consumer demand, major product launches, as well as a number of other market forces. Since many of these forces are unforeseen there is no way for us to provide assurances that these seasonal trends will continue.

Failure to attract new customers and/or retain existing customers could adversely affect our business, financial condition and results of operations.

Our customers generally provide invitations for quotations to us and we do not enter into long-term agreements with our customers to provide a guaranteed number of workers. Customers who engage us to provide labor do not engage us on an exclusive basis.

We believe that our ability to attract new customers or retain our existing customers on terms favorable to us is crucial for us to increase our revenue. As a strategy to reach out to more customers, we rely on our reputation within the industry and our business relationships with our existing customers to which some of them are market leaders in the aviation industry. However, we cannot assure you that our existing customers would recommend our services to their peers who may be their competitors. If this strategy turns out to be less effective than we expect, we may not be able to maintain our existing level of revenue or profitability. On the other hand, if our competitors introduce lower-cost and/or differentiated human resources solutions that are perceived to compete favorably with ours, our ability to attract new customers and renew or upsell existing customers based on pricing and customization could be impaired. As a result, we may be unable to renew our agreements with existing customers, attract new customers or develop new business from existing customers, in particular, if we lose any of our key customers or if our customers reduce their purchase of our solutions, our business, financial condition, and results of operations would be adversely affected.

We are dependent on our customers’ business performance, being airport terminal services providers, and their continuing demand for labor to provide airport terminal services.

We generate a significant amount of revenue from providing labor to airport terminal services providers. We are therefore dependent on their business performance and developments in their markets and industries. Any material adverse change to the social and economic condition in Hong Kong may affect their business and financial performance, which may in turn affect our business and financial condition. If the financial and business performance of airport terminal services providers deteriorate, it will likely cause a corresponding decrease in demand for our staffing solutions. Adverse changes in their demand could materially and adversely affect our business, financial condition and results of operations.

We may not be able to compete favorably in our highly competitive industry.

Some of our competitors may have certain advantages, including but not limited to having long operating history, better financing capabilities and well-developed supplier networks. New participants may wish to enter the industry provided that they have the appropriate networks, local experience, necessary know-how and capital. Any significant increase in competition may result in lower operating margins and loss of market share, which may adversely affect our profitability and operating results.

We face risks associated with concentration of revenue from our major customers, as we rely on a limited number of major customers in our business. This dependency on a limited number of customers may have a material adverse effect on our financial condition and results of operations.

A significant portion of our revenue was derived from a limited number of customers. The Airport Authority Hong Kong, a statutory body wholly-owned by the Hong Kong government, oversees the operation and development of the Hong Kong International Airport. Only a select group of airport terminal operators, authorized through tenders issued by the Airport Authority Hong Kong, are permitted to provide terminal and aviation services. Given this structure, the number of customers who contributed revenue to us was three for the fiscal year ended June 30, 2025 and four for the fiscal year ended June 30, 2024, accounting for 100.0% and 100.0% of our revenue in the corresponding periods, respectively. Our customers generally provide invitations for quotations to us and we do not enter into long-term agreements with our customers to provide a guaranteed number of workers. There is no assurance that we will continue to obtain contracts from our major customers in the future. If there is a significant decrease in the number of invitations from our major customers, and we are unable to secure suitable businesses of a comparable size and quantity as replacements from other customers, our financial condition and operating results would be materially and adversely affected.

We have historically relied on a related party as a major source of revenue for our cargo handling services which may have a material adverse effect on our financial condition and results of operations

Cargo handling services represent our Group’s largest revenue stream, driven by contracts with major airport terminal services and aviation services providers. These services include warehouse operations such as cargo unloading, inventory put-away, order picking, and forklift handling. In 2024, revenue from this segment totaled approximately $3,234,587, increasing to $3,874,042 in 2025.

We have historically relied on Forward Transportation Company Limited, a related party, as a major source of our revenue for our cargo handling services. For the years ended June 30, 2025 and 2024, revenue from Forward Transportation Company Limited were approximately $2.2 million and $2.7 million, respectively, representing approximately 57.3% and 83.7% of our cargo handling services revenue and approximately 30.7% and 46.5% of our total revenue, respectively. Since July 2025, we no longer generate any revenue from Forward Transportation Company Limited, nonetheless, if we continue to rely on such related party in the future, and our business relationship with such related party is for any reason interrupted or terminated, our financial condition and operating results would be materially and adversely affected.

We are dependent on our suppliers, and any disruption, non-performance and delayed performance of our suppliers may adversely affect our operations and substantially impact our financial results.

The labor supplied to us by our suppliers include (i) warehouse workers; (ii) passenger services agents; and (iii) forklift drivers. Our five largest suppliers for the fiscal years ended June 30, 2025 and 2024 accounted for approximately 99.9% and 95.9% of our total cost of services, respectively.

Disruptions in the business activities of our suppliers may have negative impacts on our business. There are operational risks inherent to the business activities of our suppliers, such as labor strikes, severe outbreaks of contagious diseases or epidemics, or financial difficulties which our suppliers may face. We may also encounter the risks associated with non-performance, unsatisfactory, or delayed performance by our suppliers. There is no assurance that our business partners and other service providers will at all times perform at a satisfactory level. Our suppliers may fail to provide the required labor to us. We cannot assure that the labor supplied by our suppliers will always meet our customers’ requirement. If our suppliers are unable to meet our customers’ standards and requirements and we are unable to find suitable alternatives promptly, our reputation within the industry and our business and results of operations could be adversely affected.

We may not be able to implement our business plans effectively to achieve future growth.

Our expansion plan is based upon a forward-looking assessment of market prospects of the industry we operate in Hong Kong and there is no assurance that such assessment will always turn out to be correct or that it will be able to grow our business as planned. Expansion plans may be affected by a number of factors beyond our control. Such factors include, but are not limited to, changes in economic conditions in Hong Kong and changes in supply and demand for our services in relation to the industry we operate in. Our future growth depends on our ability to improve our administrative, financial and operational infrastructure. As the business expands, we may encounter a range of difficulties in managing our business, such as difficulties in (i) generating sufficient liquidity internally or obtaining external financing for capital needs, and (ii) allocating resources and managing relationships with a growing number of customers, suppliers and other business partners. There can be no assurance that future growth will materialize or that we will be able to manage future growth effectively, and failure to do so would have a material adverse effect on our business, financial position and results of operations.

We may need to raise additional capital in the future for working capital, capital expenditures and/or acquisitions, and we may not be able to do so on favorable terms or at all, which would impair our ability to operate our business or achieve our growth objectives.

Our ongoing ability to generate cash is important for funding our continuing operations, making acquisitions and servicing our indebtedness. To the extent that existing cash balances and cash flow from operations, together with borrowing capacity are insufficient to make investments or acquisitions or provide needed working capital, we may require additional financing from other sources. Our ability to obtain such additional financing in the future will depend in part upon prevailing capital market conditions and conditions in our business and our operating results. Those factors may affect our efforts to arrange additional financing on terms acceptable to us.

Furthermore, if global economic, political or other market conditions adversely affect the financial institutions that provide credit to us, it is possible that our ability to draw upon credit facilities may be impacted. If adequate funds are not available, or are not available on acceptable terms, we may not be able to make future investments, take advantage of acquisitions or other opportunities, or respond to competitive challenges, resulting in loss of market share, each of which could have a material adverse impact on our financial position, results of operations, cash flows and liquidity.

We rely on our key senior management. The loss of key team members could affect our operations and our business may be severely disrupted.

We have an experienced and capable management team, including Mr. Chi Wai LAM, our Chief Executive Officer and Director, who is also our managing director and Mr. Man Hon NG, our general manager. They are jointly responsible for managing our daily operations and customer relations, implementing our business strategies, pricing, overseeing financial performance and supervising our workforce. They are the key for our internal and external management. If we lose any members of our management team, we may face difficulties in executing our current plans and strategies, our business could be harmed and our growth prospects may be inhibited. negotiating, planning, pricing, new product development and product execution.

We may also experience difficulties in hiring and retaining such personnel with desired qualifications with a competitive salary. These factors could disrupt our operations and have a material adverse effect on our business.

Any negative publicity with respect to us, our directors, officers, employees, shareholders, peers, business partners or our industry in general, may materially and adversely affect our reputation, business and results of operations.

Our reputation and brand recognition play an important role in earning and maintaining the trust and confidence of our existing and prospective customers. Our reputation and brand are vulnerable to many threats that can be difficult or impossible to control, and costly or impossible to remediate. Negative publicity about us, such as alleged misconduct, other improper activities, or negative rumors relating to the labor we supply, our directors, officers, employees, shareholders, peers, business partners or our industry in general, can harm our reputation, business, and results of operations, even if they are baseless or satisfactorily addressed. Any such negative perceptions could substantially damage our reputation regardless of their merits, and cause us to incur significant costs to defend ourselves. Moreover, any negative media publicity about the aviation industry in general or service quality problems of other key players in the industry in which we operate, including our competitors, may also negatively impact our reputation and brand. If we are unable to maintain a good reputation or further enhance our brand recognition, our ability to attract and retain customers, third-party partners, and key employees could be harmed and, as a result, our business, financial position, and results of operations would be materially and adversely affected.

We may not be able to obtain finance from time to time to fund our operations and maintain growth.

In order to fund our operations and maintain our growth or expand our business beyond the scale permitted by the net proceeds from this Offering, we may need to obtain future funding including equity financing or banking facilities from our banks from time to time. However, we may face the limitation of not having sufficient amount of security or pledge to secure additional debt financing. Further, there may be occasions where we are unable to obtain financing at commercial terms favorable or acceptable to us or at all. If these circumstances arise, our business, results of operations, and growth could be compromised.

We may not be adequately insured against losses and liabilities arising from our operations.

We recognize that our operation and business are susceptible to potential losses and our exposure to liability arising from claims of various nature are set out in the risk factors above. Our Company has purchased insurance policies, including employees’ compensation insurance. Although we do not currently maintain a directors’ and officers’ insurance policy pursuant to which our directors and executive officers are insured against liability for actions taken in their capacities as directors and officers, we intend to purchase such insurance policy prior to the commencement of this Offering. While we believe our level of coverage is in line with common industry practice and may sufficiently provide us with insurance coverage for foreseeable risks, the current coverage of our insurance policies may not be adequate to fully compensate for the losses suffered by us. Further, any compensation is contingent upon the assessment of the relevant insurance companies in accordance with the terms of the relevant insurance policies. There is no guarantee that we will be indemnified in part or in full in any given case. In the event that we suffer from any losses, damages or liabilities in the course of our business operations which our insurance does not cover, we may not have sufficient funds to cover such losses, damages or liabilities. The resulting payment to cover such losses, damages or liabilities may have a material adverse effect on our business, operating results and financial position.

Fluctuations in exchange rates could have a material adverse effect on our results of operations and the price of our Ordinary Shares.

Our revenues and expenses will be denominated predominantly in Hong Kong dollars. The value of the Hong Kong dollar against the U.S. dollar may fluctuate and may be affected by, among other things, changes in political and economic conditions. Although the exchange rate between the Hong Kong dollar to the U.S. dollar has been pegged since 1983, we cannot assure you that the Hong Kong dollar will remain pegged to the U.S. dollar.

Our business is conducted in Hong Kong, our books and records are maintained in H.K. dollar, which is the currency of Hong Kong, and the financial statements that we file with the SEC and provide to our shareholders are presented in United States dollars. Changes in the exchange rate between H.K. dollar and United States dollar affect the value of our assets and the results of our operations, when presented in United States dollars. Any significant fluctuations in the exchange rates between Hong Kong dollars to U.S. dollars may have a material adverse effect on our revenue and financial condition. For example, to the extent that we are required to convert U.S. dollars we receive from this Offering into Hong Kong dollars for our operations, fluctuations in the exchange rates between Hong Kong dollars against the U.S. dollar would have an adverse effect on the amounts we receive from the conversion. We have not used any forward contracts, futures, swaps or currency borrowings to hedge our exposure to foreign currency risk.

We are exposed to risks of general economic downturn and deteriorating market conditions, such as Sino-U.S. trade conflicts.

As our business and operations are based in Hong Kong, our business growth is primarily dependent upon the economy and market condition in Hong Kong and the PRC. The market conditions are directly affected by, among other things, the global and local political and economic environments, such as uncertainties about the Sino-U.S. trade conflicts. Any sudden downturn in the general economic environment or change to political environment in Hong Kong and the PRC beyond our control may adversely affect the financial market sentiment in general. Severe fluctuations in market and economic sentiments may also lead to a prolonged period of sluggish performance of the economy. As such, our revenue and profitability may fluctuate and we cannot assure you that we will be able to maintain our historical financial performance in times of difficult or unstable economic conditions.

Certain economic and business factors and their impacts on our industry and other general macroeconomic factors, including unemployment and interest rates that are largely beyond our control may adversely affect business and our results of operations.

Our business results depend on a number of industry-specific and general economic factors, many of which are beyond our control, and may adversely affect consumer behavior and our results of operations. The industry we operate in may be affected by economic downturns, political instability, trade disputes, and changes in government regulation. These events can lead to disruptions in cargo and passenger volume, fluctuations in demand for our services, and increased operational costs.

General economic conditions, including slow global recovery from economic downturns, geopolitical conditions and uncertainty about the strength or pace of economic recovery may adversely affect our results of operations. Economic recession, a protracted economic slowdown, a worsening economy, increased unemployment, increased inflation, increased energy prices, rising interest rates, a downgrade of the U.S. government’s long-term credit rating, imposition of retaliatory tariffs on important U.S. imports and exports or other industry-wide cost pressures have affected and can continue to affect consumer behavior in the industry and consequently could reduce the demand for our services.

Failure to achieve and maintain effective internal controls could adversely affect our business and price of our securities.

Prior to this Offering, we have been a private company with limited accounting personnel and other resources to address our internal controls and procedures. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in connection with the audit of our consolidated financial statements for the fiscal years ended June 30, 2025 and 2024, we and our independent registered public accounting firm identified a few material weaknesses in our internal control over financial reporting PCAOB of the United States. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified related to (1) our lack of sufficient full-time personnel with appropriate levels of accounting knowledge and experience to monitor the daily recording of transactions, address complex U.S. GAAP accounting issues and to prepare and review financial statements and related disclosures under U.S. GAAP; and (2) our lack of a functional internal audit department or personnel that monitors the consistencies of the preventive internal control procedures as well as adequate policies and procedures in internal audit function to ensure that our policies and procedures have been carried out as planned. We are in the process of making necessary changes and improvements to the overall design of our control environment to address this material weakness identified.

Effective internal controls are necessary for us to provide reliable financial reports. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to the consolidated financial statement preparation and presentation. While we continue to evaluate our internal controls, we cannot be certain that these measures will ensure that we implement and maintain adequate internal control over financial reporting in the future. If we fail to maintain the adequacy of our internal controls or if we or our independent registered public accounting firm were to discover material weaknesses in our internal controls, as such standards are modified, supplemented or amended, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act when we become subject to such requirement. Failure to achieve and maintain an effective internal control environment could cause us to be unable to produce reliable financial reports or prevent fraud. This may cause investors to lose confidence in our reported financial information, which could have a material adverse effect on the price of our securities.

Risks Related to Doing Business in Hong Kong

Hong Kong’s legal system is evolving and has inherent uncertainties that could limit the legal protection available to you.

For the fiscal years ended June 30, 2025 and 2024, our revenue was derived from logistics human resources solutions in Hong Kong. The Hong Kong legal system embodies uncertainties which could limit the legal protections available to you and us.

As one of the conditions for the handover of the sovereignty of Hong Kong to the PRC, the PRC had to accept some conditions such as Hong Kong’s Basic Law before its return. The Basic Law ensured Hong Kong will retain its own currency (the Hong Kong Dollar), legal system, parliamentary system and people’s rights and freedom for 50 years from 1997. This agreement gave Hong Kong the freedom to function in a high degree of autonomy. The Special Administrative Region of Hong Kong is responsible for its own domestic affairs including, but not limited to, the judiciary and courts of last resort, immigration and customs, public finance, currencies and extradition. Hong Kong continues using the English common law system.

Some international observers and human rights organizations have expressed doubts about the future of the relative political freedoms enjoyed in Hong Kong and the PRC’s pledge to allow a high degree of autonomy in Hong Kong. On July 14, 2020, the U.S. signed an executive order to end the special status enjoyed by Hong Kong post-1997. As the autonomy currently enjoyed may be compromised, it could potentially impact Hong Kong’s common law legal system and may, in turn, bring about uncertainty in, for example, the enforcement of our contractual rights. If the PRC were to, in fact, renege on its agreement to allow Hong Kong to function autonomously, this could potentially impact Hong Kong’s common law legal system and may in turn bring about uncertainty in, for example, the enforcement of our contractual rights. This could, in turn, materially and adversely affect our business and operations. Additionally, intellectual property rights and confidentiality protections in Hong Kong may not be as effective as in the U.S. or other countries. Accordingly, we cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including our ability to enforce our agreements with our customers.

The enactment of Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our Operating Subsidiary in Hong Kong.

On June 30, 2020, the Standing Committee of the PRC National People’s Congress adopted the Hong Kong National Security Law. This law defines the duties and government bodies of the Hong Kong National Security Law for safeguarding national security and four categories of offences — secession, subversion, terrorist activities, and collusion with a foreign country or external elements to endanger national security — and their corresponding penalties. On July 14, 2020, U.S. President Donald Trump signed the Hong Kong Autonomy Act, or HKAA, into law, authorizing the U.S. administration to impose blocking sanctions against individuals and entities which are determined to have materially contributed to the erosion of Hong Kong’s autonomy. On August 7, 2020 the U.S. government imposed HKAA — authorized sanctions on eleven individuals. On October 14, 2020, the U.S. State Department submitted to relevant committees of Congress the report required under HKAA, identifying persons materially contributing to “the failure of the Government of China to meet its obligations under the Joint Declaration or the Basic Law.” The HKAA further authorizes secondary sanctions, including the imposition of blocking sanctions, against foreign financial institutions that knowingly conduct a significant transaction with foreign persons sanctioned under this authority. The imposition of sanctions may directly affect the foreign financial institutions as well as any third parties or customers dealing with any foreign financial institution that is targeted. It is difficult to predict the full impact of the Hong Kong National Security Law and HKAA on Hong Kong and companies located in Hong Kong. If our Operating Subsidiary in Hong Kong are determined to be in violation of the Hong Kong National Security Law or the HKAA by competent authorities, our business operations, financial position and results of operations could be materially and adversely affected.

The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the HFCAA all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our Offering.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On May 20, 2020, the U.S. Senate passed the HFCAA requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange. On December 2, 2020, the U.S. House of Representatives approved the HFCAA. On December 18, 2020, the HFCAA was signed into law. Additionally, in July 2020, the U.S. President’s Working Group on Financial Markets issued recommendations for actions that can be taken by the executive branch, the SEC, the PCAOB or other federal agencies and department with respect to Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the U.S.. In response, on November 23, 2020, the SEC issued guidance highlighting certain risks, and their implications to U.S. investors, associated with investments in China-based issuers and summarizing enhanced disclosures the SEC recommends China-based issuers make regarding such risks.

On December 2, 2021, the SEC adopted final amendments to its rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA, which took effect on January 10, 2022. We will be required to comply with these rules if the SEC identifies us as having a “non-inspection” year, as defined in the rules, under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCAA, including the listing and trading prohibition requirements described above. Under the HFCAA, our securities may be prohibited from trading on the Nasdaq or other U.S. stock exchanges if our auditor is not inspected by the PCAOB for three consecutive years, and this ultimately could result in our shares being delisted. Furthermore, on June 22, 2021, the U.S. Senate passed the AHFCAA, which was signed into law on December 29, 2022, amending the HFCAA and requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years, shortening the timeline for the application of the HPCAA’s delisting and trading prohibition from three years to two, and thus, would reduce the time before securities may be prohibited from trading or delisted. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 16, 2021, the PCAOB issued a determination report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the PRC; and (2) Hong Kong, a Special Administrative Region of the PRC, because of positions taken by PRC authorities in those jurisdictions, which determinations were vacated on December 15, 2022. Our current auditor, Onestop Assurance PAC, is not headquartered in mainland China or Hong Kong and was not identified by the PCAOB in its report on December 16, 2021 as a firm subject to the PCAOB’s determinations, which determinations were vacated on December 15, 2022.

On August 26, 2022, the PCAOB signed a Statement of Protocol, or SOP, Agreement with the CSRC and China’s Ministry of Finance. The SOP, together with two protocol agreements governing inspections and investigation, establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in China and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB announced it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. The PCAOB is continuing to demand complete access in mainland China and Hong Kong moving forward and is already making plans to resume regular inspections in the second half of 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed. If the PCAOB in the future again determines it is unable to inspect and investigate completely auditors in mainland China and Hong Kong, then the companies audited by those auditors would be subject to a trading prohibition on U.S. markets pursuant to the HFCAA.

If the PCAOB in the future again determines it is unable to inspect and investigate completely auditors in mainland China and Hong Kong, then the lack of access to the PCAOB inspection in China would prevent the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, investors could be deprived of the benefits of such PCAOB inspections, if the PCAOB again determines it is unable to inspect and investigate completely auditors in mainland China and Hong Kong. The inability of the PCAOB to conduct inspections of auditors in China would make it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures, which could cause existing and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements. Although our auditor was not identified by the PCAOB in its report as a firm subject to the PCAOB’s determinations, which determinations were vacated on December 15, 2022, should the PCAOB be unable to fully conduct inspection of our auditor’s work papers in China, this could adversely affect us and our securities for the reasons noted above.

Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the U.S. and a firm registered with the PCAOB, is subject to laws in the U.S. pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. Our auditor is headquartered in Singapore, and has been inspected by the PCAOB on a regular basis with the last inspection in 2022. However, the recent developments would add uncertainties to our Offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements.

It may be difficult for overseas shareholders and/or regulators to conduct investigations or collect evidence within the territory of the PRC, including Hong Kong.

Shareholder claims or regulatory investigations that are common in the United States generally are difficult to pursue as a matter of law or practicality in the PRC, including Hong Kong. For example, in Mainland China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside Mainland China. Although the authorities in Mainland China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the United States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the territory of the Mainland China. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigations or evidence collection activities within Mainland China may further increase difficulties faced by you in protecting your interests.

Our principal business operation is conducted in Hong Kong. In the event that the U.S. regulators carry out an investigation on us and there is a need to conduct such investigation, or collect evidence within, the territory of the PRC, the U.S. regulators may not be able to carry out such investigation or evidence collection directly in the PRC under the PRC laws. The U.S. regulators may, in the future, consider cross-border cooperation with a securities regulatory authority of the PRC by way of judicial assistance, diplomatic channels or regulatory cooperation mechanism established with the securities regulatory authority of the PRC. Additionally, the Securities and Futures Commission of Hong Kong (“SFC”) is a signatory to the International Organization of Securities Commissions Multilateral Memorandum of Understanding (“MMOU”), which provides for mutual investigatory and other assistance and exchange of information between securities regulators around the world, including the SEC. This is also reflected in section 186 of the Securities and Futures Ordinance (“SFO”) which empowers the SFC to exercise its investigatory powers to obtain information and documents requested by non-Hong Kong regulators, and section 378 of the SFO which allows the SFC to share confidential information and documents in its possession with such regulators. However, there is no assurance that such cooperation will materialize, or if it does, whether it will adequately address any efforts to investigate or collect evidence to the extent that may be sought by U.S. regulators.

Our corporate structure and being based in or having the majority of our operations in Hong Kong pose certain risks to investors. The PRC government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time. The enforcement of laws, rules and regulations in the PRC can change quickly with little advance notice. Additionally, the PRC laws and regulations and the enforcement of such that apply or are to be applied to Hong Kong can change quickly with little or no advance notice. As a result, the Hong Kong legal system embodies uncertainties which could limit the availability of legal protections, and which could result in a material change in our Operating Entity’s operations and/or the value of the securities we are offering.

Our corporate structure and being based in or having the majority of our operations in Hong Kong pose certain risks to investors. The Hong Kong Basic Law came into effect since July 1, 1997, the handover of the sovereignty of Hong Kong to the PRC. According to Article 18 of the Basic Law, national laws of the PRC shall not be applied in Hong Kong, except for those listed in Annex III to the Basic Law, such as the laws relating to defense and foreign affairs, as well as the laws relating to the national flag, national anthem, and diplomatic privileges and immunities. The Basic Law guaranteed a high degree of autonomy for Hong Kong which ensured Hong Kong will retain its currency (the Hong Kong Dollar), legal system, parliamentary system, and people’s rights and freedom for fifty years from 1997. The Basic Law has given Hong Kong the freedom to function with a high degree of autonomy. The Special Administrative Region of Hong Kong is responsible for its domestic affairs, including, but not limited to, the judiciary and courts of last resort, immigration, and customs, public finance, currencies, and extradition. Hong Kong continues using the English common law system.

However, if there are any changes in relation to the political arrangements which allow Hong Kong to function autonomously, this could potentially impact Hong Kong’s common law legal system and may in turn bring about uncertainty in, for example, the enforcement of our contractual rights. This could, in turn, materially and adversely affect our Operating Entity’s business and operations. Accordingly, we cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the pre-emption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including the ability to enforce agreements with our customers.

The PRC government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our Ordinary Shares. The enforcement of laws, rules and regulations in China can change quickly with little advance notice. The PRC government may intervene or influence our Operating Entity’s operations at any time, or may exert more control over securities offerings conducted overseas and/or foreign investment in China-based issuers, which, if applicable to us, could result in a material change in our Operating Entity’s operations and/or the value of our Ordinary Shares we are registering for sale.

Risks Related to Our Initial Public Offering and Ownership of Our Ordinary Shares

We will incur additional costs as a result of becoming a public company, which could negatively impact our net income and liquidity.

Upon completion of this Offering, we will become a public company in the U.S. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, Sarbanes-Oxley and rules and regulations implemented by the SEC and the Nasdaq require significantly heightened corporate governance practices for public companies. As a result, we expect these rules and regulations to increase our legal, accounting and financial compliance costs and make many corporate activities more time-consuming and costly.

We do not expect to incur materially greater costs as a result of becoming a public company than those incurred by similarly sized U.S. public companies. If we fail to comply with these rules and regulations, we could become the subject of a governmental enforcement action, investors may lose confidence in us and the market price of our Ordinary Shares could decline.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the SEC and the Nasdaq impose various requirements on the corporate governance practices of public companies. As a company with less than US$1.235 billion in net revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other generally applicable requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the Securities and Exchange Commission. We also expect that operating as a public company will make it more difficult and expensive for us to obtain director and officer liability insurance. We may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. We are subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These obligations and constituents require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition, and operating results.

The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies.

Upon completion of this Offering, we will be a publicly listed company in the U.S. As a publicly listed company, we will be required to file periodic reports with the SEC upon the occurrence of matters that are material to our company and shareholders. In some cases, we will need to disclose material agreements or results of financial operations that we would not be required to disclose if we were a private company. Our competitors may have access to this information, which would otherwise be confidential. This may give them advantages in competing with our Company. Similarly, as a U.S.-listed public company, we will be governed by U.S. laws that our competitors, mostly private companies, are not required to follow. To the extent compliance with U.S. laws increases our expenses or decreases our competitiveness against such companies, our public listing could affect our results of operations.

Nasdaq may apply additional and more stringent criteria for our continued listing.

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities in Nasdaq and Nasdaq may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including but not limited to (i) where the company engaged an auditor that has not been subject to an inspection by PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where a company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities. Nasdaq was concerned that an offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. In respect of any of the aforementioned concerns, we may be subject to additional and more stringent criteria of Nasdaq for our continued listing, which might cause delay or even denial of our listing application for Purchaser Common Stock.

If we fail to meet applicable listing requirements, Nasdaq may not approve our listing application, or may delist our Ordinary Shares from trading, in which case the liquidity and market price of our Ordinary Shares could decline.

We will seek to have our securities approved for listing on the Nasdaq Capital Market upon consummation of this Offering. The closing of the Offering is conditional upon Nasdaq’s final approval of our listing application. We cannot assure you that our application will be approved; if it is not approved, we will not complete the Offering.

We cannot assure you that we will be able to meet Nasdaq’s initial listing standards, or that we will be able to meet the continued listing standards of Nasdaq in the future. If we fail to comply with the applicable listing standards and Nasdaq delists our Ordinary Shares, we and our shareholders could face significant material adverse consequences, including:

●	a limited availability of market quotations for our Ordinary Shares;

●	reduced liquidity for our Ordinary Shares;

●	a determination that our Ordinary Shares are “penny stock”, which would require brokers trading in our Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Ordinary Shares;

●	a limited amount of news about us and analyst coverage of us; and

●	a decreased ability for us to issue additional equity securities or obtain additional equity or debt financing in the future.

We are a “foreign private issuer,” and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects.

We are a foreign private issuer and, as a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements. In addition, we will not be required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers will not be subject to the insider short swing profit disclosure and recovery regime under Section 16(b) of the Exchange Act. However, pursuant to the Holding Foreign Insiders Accountable Act enacted on December 18, 2025, our directors and officers are subject to the insider reporting obligations under Section 16(a) of the Exchange Act, including the requirement to file Forms 3, 4 and 5, which became effective on March 18, 2026. They will also be subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.

As a foreign private issuer, we will also be exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. However, we will still be subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act. Since many of the disclosure obligations imposed on us as a foreign private issuer differ from those imposed on U.S. domestic reporting companies, you should not expect to receive the same information about us and at the same time as the information provided by U.S. domestic reporting companies.

The information we are required to file with or furnish to the SEC will be less extensive and less timely as compared to that required to be filed with the SEC by U.S. domestic issuers.

As a Cayman Islands company listed on the Nasdaq Capital Market, we are subject to the Nasdaq Capital Market corporate governance listing standards. However, Nasdaq Capital Market rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq Capital Market corporate governance listing standards. We may in the future rely on home country practice with respect to any corporate governance matters. If we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would under the Nasdaq Capital Market corporate governance listing standards applicable to U.S. domestic issuers.

Our significant shareholder has considerable influence over our corporate matters.

Mr. Chi Wai LAM, through Smart Legacy Limited, beneficially owns approximately 51.00% on a pre-Offering basis and 39.84% of our issued and outstanding Ordinary Shares on a post-Offering basis, assuming no exercise of the underwriters’ over-allotment option, or approximately 38.58% assuming full exercise of the underwriters’ over-allotment option. As a result, Mr. Chi Wai LAM will hold considerable influence over corporate matters requiring shareholder approval and will be able to exert influence on the operations of our Company, including without limitation, electing directors and approving material mergers, acquisitions or other business combination transactions. Such influence will limit your ability to influence corporate matters and could also discourage others from pursuing any potential merger, takeover or other change of control transactions, which could have the effect of depriving the holders of our Ordinary Shares of the opportunity to sell their shares at a premium over the prevailing market price.

Our significant shareholder may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

Because our significant shareholder has, considerable influence over our corporate matters, its interests may differ from the interests of our Company as a whole. The shareholder could, for example, appoint directors and management without the requisite experience, relations or knowledge to steer our Company properly because of their affiliations or loyalty, and such actions may materially and adversely affect our business and financial condition. Currently, we do not have any arrangements to address potential conflicts of interest between our shareholders and our Company. If we cannot resolve any conflict of interest or dispute between us and our shareholders, we would have to rely on legal proceedings, which could disrupt our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Ordinary Shares less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). We elected to avail ourselves of the extended transition period for implementing new or revised financial accounting standards. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although we could lose that status sooner (1) if our revenue exceed US$1.235 billion, (2) if we issue more than US$1 billion in non-convertible debt in a three-year period, or (3) if the market value of our shares held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. We cannot predict if investors will find our Ordinary Shares less attractive because we may rely on these exemptions. If some investors find our shares less attractive as a result, there may be a less active trading market for our shares and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests and our financial statements may not be comparable to companies that comply with public company effective dates. We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company.

Our lack of effective internal controls over financial reporting may affect our ability to accurately report our financial results or prevent fraud which may affect the market for and price of our Ordinary Shares.

To implement Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on the company’s internal control over financial reporting. Prior to filing the registration statement of which this prospectus is a part, we were a private company with limited accounting personnel and other resources for addressing our internal control over financial reporting. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. Our independent registered public accounting firm did not conduct an audit of our internal control over financial reporting. However, in connection with the audits of our consolidated financial statements as of June 30, 2025 and 2024, we and our independent registered public accounting firm identified a few material weaknesses in our internal control over financial reporting PCAOB of the United States, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified related to (1) our lack of sufficient full-time personnel with appropriate levels of accounting knowledge and experience to monitor the daily recording of transactions, address complex U.S. GAAP accounting issues and to prepare and review financial statements and related disclosures under U.S. GAAP; and (2) our lack of a functional internal audit department or personnel that monitors the consistencies of the preventive internal control procedures as well as adequate policies and procedures in internal audit function to ensure that our policies and procedures have been carried out as planned.

We intend to implement measures designed to improve our internal control over financial reporting to address the underlying causes of these material weaknesses, including (1) hiring more qualified staff to fill up the key roles in the operations; and (2) appointing independent directors, establishing an audit committee and strengthening corporate governance.

We will be subject to the requirement that we maintain internal controls and that management perform periodic evaluation of the effectiveness of the internal controls. Effective internal control over financial reporting is important to prevent fraud. As a result, our business, financial condition, results of operations and prospects, as well as the market for and trading price of our Ordinary Shares, may be materially and adversely affected if we do not have effective internal controls. Before this Offering, we were a private company with limited resources. As a result, we may not discover any problems in a timely manner and current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our Ordinary Shares. The absence of internal controls over financial reporting may inhibit investors from purchasing our Ordinary Shares and may make it more difficult for us to raise funds in a debt or equity financing.

Additional material weaknesses or significant deficiencies may be identified in the future. If we identify such issues or if we are unable to produce accurate and timely financial statements, our Ordinary Share price may decline and we may be unable to maintain compliance with the NASDAQ Listing Rules.

Ordinary Shares eligible for future sale may adversely affect the market price of our Ordinary Shares, as the future sale of a substantial amount of outstanding Ordinary Shares in the public marketplace could reduce the price of our Ordinary Shares.

The market price of our Ordinary Shares could decline as a result of sales of substantial amounts of our Ordinary Shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our Ordinary Shares. An aggregate of 20,000,000 Ordinary Shares are outstanding before the consummation of this Offering and 26,250,000 Ordinary Shares will be outstanding immediately after this Offering. All of the Ordinary Shares sold in the Offering will be freely transferable without restriction or further registration under the Securities Act. The remaining Ordinary Shares will be “restricted securities” as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act.

Future sales, or the perception of future sales, by us or our shareholder in the public market following this Offering could cause the market price for our Ordinary Shares to decline.

The sale of substantial amounts of Ordinary Shares in the public market, or the perception that such sales could occur could harm the prevailing market price of our Ordinary Shares. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Upon completion of this Offering we will have a total of 26,250,000 Ordinary Shares outstanding. Of the outstanding Ordinary Shares, the 6,250,000 Ordinary Shares sold or issued in this Offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or Securities Act, except that any Ordinary Shares held by our affiliates, as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations described in “Ordinary Shares Eligible for Future Sale.” All remaining Ordinary Shares, which are currently held by our shareholder, may be sold in the public market in the future subject to the lock-up agreements and the restrictions contained in Rule 144 under the Securities Act. If our shareholders sell a substantial amount of Ordinary Shares, the prevailing market price for our Ordinary Shares could be adversely affected. Our executive officers, directors and shareholders will sign lock-up agreements with the underwriters that will, subject to certain customary exceptions, restrict the sale of our Ordinary Shares and certain other securities held by them for a period of no less than six months following the date of this prospectus. The underwriters may, in their sole discretion and at any time without notice, release all or any portion of the Ordinary Shares subject to any such lock-up agreements. As restrictions on resale end, the market price of our Ordinary Shares could drop significantly if the holders of our restricted shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our Ordinary Shares or other securities.

The requirements of being a public company may strain our resources and divert management’s attention.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the securities exchange on which we list, and other applicable securities rules and regulations. Despite recent reforms made possible by the JOBS Act, compliance with these rules and regulations will nonetheless increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business, brand and reputation and results of operations.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

The market price of our Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

The IPO price for our Ordinary Shares will be determined through negotiations between the underwriters and us and may vary from the market price of our Ordinary Shares following our IPO. If you purchase our Ordinary Shares in our IPO, you may not be able to resell those Ordinary Shares at or above the IPO price. We cannot assure you that our Ordinary Shares’ IPO price, or the market price following our IPO, will equal or exceed prices in privately negotiated transactions of our Ordinary Shares that have occurred from time to time prior to our initial public offering. The market price of our Ordinary Shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in our revenue and other operating results;

●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our Company, or our failure to meet these estimates or the expectations of investors;

●	announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	lawsuits threatened or filed against us; and

●	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with recent IPOs, especially among those with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

In addition, if the trading volumes of our Ordinary Shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Ordinary Shares. This low volume of trades could also cause the price of our Ordinary Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Ordinary Shares. A decline in the market price of our Ordinary Shares also could adversely affect our ability to issue additional Ordinary Shares or other securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Ordinary Shares will develop or be sustained. If an active market does not develop, holders of our Ordinary Shares may be unable to readily sell the Ordinary Shares they hold or may not be able to sell their Ordinary Shares at all.

Future issuances or sales, or perceived issuances or sales, of substantial amounts of Ordinary Shares in the public market could materially and adversely affect the prevailing market price of the Ordinary Shares and our ability to raise capital in the future.

The market price of our Ordinary Shares could decline as a result of future sales of substantial amounts of shares or other securities relating to the shares in the public market, including by our Company’s significant shareholder, or the issuance of new shares by our Company, or the perception that such sales or issuances may occur. Future sales, or perceived sales, of substantial amounts of the shares could also materially and adversely affect our ability to raise capital in the future at a time and at a price favorable to us, and our shareholders will experience dilution in their holdings upon our issuance or sale of additional securities in the future. In addition, these factors could make it more difficult for us to raise funds through future offerings of our Ordinary Shares. A few shareholders hold a significant portion of our Ordinary Shares and these are “restricted securities” as defined in Rule 144. These Ordinary Shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act.

We have broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively.

To the extent (i) we raise more money than required for the purposes explained in the section titled “Use of Proceeds” or (ii) we determine the proposed uses set forth in that section are no longer in the best interests of our Company, we cannot specify with any certainty the particular uses of such net proceeds that we will receive from our IPO. Our management will have broad discretion in the application of such net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and we may spend or invest these proceeds in a way with which our shareholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from our IPO in a manner that does not produce income or that loses value.

Future financing may cause a dilution in your shareholding or place restrictions on our operations.

We may need to raise additional funds to finance further expansion of our capacity and business for our existing operations, acquisitions or strategic partnerships. If additional funds are raised through the issuance of new equity or equity-linked securities of our Company other than on a pro rata basis to existing shareholders, the percentage ownership of such shareholders in our Company may be reduced, and such new securities may confer rights and privileges that take priority over those conferred by the shares. Alternatively, if we meet such funding requirements by way of additional debt financing, we may have restrictions placed on us through such debt financing arrangements which may:

●	further limit our ability to pay dividends or require us to seek consents for the payment of dividends;

●	increase our vulnerability to general adverse economic and industry conditions;

●	require us to dedicate a substantial portion of our cash flows from operations to service our debt, thereby reducing the availability of our cash flow to fund capital expenditure, working capital requirements and other general corporate needs; and

●	limit our flexibility in planning for, or reacting to, changes in our business and our industry.

There may not be an active, liquid trading market for our Ordinary Shares, and we do not know if a more liquid market for our Ordinary Shares will develop to provide you with adequate liquidity.

Prior to this Offering, there has not been a public trading market for our Ordinary Shares. We cannot assure you that an active trading market for our Ordinary Shares will develop following this Offering, or if it does develop, will be maintained. We will seek to have our securities approved for listing on the Nasdaq Capital Market upon consummation of this Offering. The closing of the Offering is conditional upon Nasdaq’s final approval of our listing application. We cannot assure you that our application will be approved; if it is not approved, we will not complete the Offering. You may not be able to sell your securities quickly or at the market price if trading in our securities is not active. The public offering price for the Ordinary Shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. We intend to apply to list our Ordinary Shares on Nasdaq but we provide no assurance that our ordinary shares will be approved for listing on Nasdaq in connection with this Offering. Further, if we are successful in listing the Ordinary Shares on Nasdaq we cannot ensure that an active public market for our Ordinary Shares will develop after this Offering, or that if it does develop, it will be sustained. In the absence of a public trading market:

●	you may not be able to liquidate your investment in our Ordinary Shares;

●	you may not be able to resell your Ordinary Shares at or above the public offering price;

●	the market price of our Ordinary Shares may experience more price volatility; and

●	there may be less efficiency in carrying out your purchase and sale orders.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, not required to comply with all the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. We would lose our foreign private issuer status if, for example, more than 50% of our Ordinary Shares are directly or indirectly held by residents of the U.S. and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq listing rules. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange.

You will experience immediate and substantial dilution.

The IPO price of our Ordinary Shares is substantially higher than the net tangible book value per share of our Ordinary Shares. Assuming the completion of the Offering, if you purchase Ordinary Shares in this Offering, you will incur immediate dilution of approximately US$4.02 in the net tangible book value per share from the price per share that you pay for the shares. Accordingly, if you purchase shares in this Offering, you will incur immediate and substantial dilution of your investment. Please refer to the section titled “Dilution.”

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in the Cayman Islands or Hong Kong based on U.S. or other foreign laws against us, our management or the experts named in the prospectus.

Although we are a Cayman Islands incorporated company, we conduct substantially all of our operations in Hong Kong and substantially all of our assets are located in Hong Kong. In addition, a majority of our directors and executive officers reside within Hong Kong, and most of the assets of these persons are located within Hong Kong. As a result, it may be difficult for you to effect service of process within the U.S. upon us or these individuals, or to bring an action against us or against these individuals in the U.S. in the event that you believe your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the Hong Kong may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

Hong Kong is a Special Administrative Region of the PRC. A foreign judgment can be registered and enforced in Hong Kong either under the Foreign Judgments (Reciprocal Enforcement) Ordinance (Cap. 319) (the “Ordinance”) or at common law. Registration of a foreign judgment under the Ordinance can be made by an ex parte application with the local court but this avenue is limited to judgments entered in designated jurisdictions, which currently include: Australia, Austria, Belgium, Bermuda, Brunei, France, Germany, India, Israel, Italy, Malaysia, The Netherlands, New Zealand, and Singapore and Sri Lanka. An action to enforce a foreign judgment at common law is a comparatively cumbersome process. It is in essence an independent suit in Hong Kong and the judgment creditor must follow normally applicable service procedures. Judgments entered in the U.S. and the United Kingdom can be enforced in Hong Kong only at common law. To be eligible for common-law recognition, the judgment must (1) be for a definite sum of money; (2) be final and conclusive; and (3) have been entered by a court with competent jurisdiction over the defendant. With respect to finality, a Hong Kong court will generally refrain from enforcing a judgment during the pendency of an appeal. This raises the possibility of undue delay and asset dissipation. With respect to the requirement of competent jurisdiction of the foreign judgment seeking to be enforced in Hong Kong, it is governed by private international law as interpreted in Hong Kong, not the law of the foreign forum. Jurisdiction can generally be asserted on the basis of the defendant’s physical presence in the foreign forum, appearance in the underlying legal proceeding or prior contractual consent to jurisdiction. Under the common law and the Ordinance, only limited defenses on the grounds such as fraud, due process and Hong Kong public policy can be raised against a duly registered foreign judgment. There is no mechanism for reconsideration of the merits of the underlying foreign litigation.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands and conduct substantially all of our operations in Hong Kong through our wholly-owned Hong Kong Operating Subsidiary. Most of our directors and substantially all of our executive officers reside outside the U.S. and a substantial portion of their assets are located outside of the U.S.. As a result, it may be difficult for our shareholders to effect service on these persons or bring an action against us or against these individuals in the Cayman Islands or in Hong Kong in the event that they believe that their rights have been infringed under the securities laws of the U.S. or otherwise. Even if shareholders are successful in bringing an action of this kind, the laws of the Cayman Islands and Hong Kong may render them unable to enforce a judgment against our assets or the assets of our directors and officers.

Our corporate affairs are governed by our Memorandum and Articles, the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take legal action against our directors, actions by our minority shareholders and the fiduciary duties of our directors under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States, and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association and any special resolutions passed by such companies, and the register of mortgage and charges of such companies) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our Memorandum and Articles to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. To the extent we choose to follow home country practice with respect to corporate governance matters, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions the Companies Act and the laws applicable to companies incorporated in the United States and their shareholders, please refer to the section titled “Description of Share Capital and Memorandum and Articles of Association — Differences in Corporate Law”.

It may be difficult to enforce a judgment of U.S. courts for civil liabilities under U.S. federal securities laws against us, our directors or officers in the Cayman Islands and Hong Kong.

As at the date of this prospectus, our Chairman, Mr. Ngar Tat Eddie CHEUNG, our Chief Executive Officer, Mr. Chi Wai LAM, our Chief Financial Officer, Mr. Ka Kin TAM, and all members of our Board of Directors, including [   ], [   ] and [   ], are based in Hong Kong. We have been advised by our Cayman Islands legal counsel that there is uncertainty as to whether the courts of the Cayman Islands would:

●	recognize or enforce against us judgments of courts of the U.S. based on certain civil liability provisions of the securities laws of the U.S. or any state in the U.S;. and

●	entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the U.S. or any state in the U.S..

There is no statutory enforcement in the Cayman Islands of judgments obtained in the U.S., however, the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign judgment without any re-examination or re-litigation of matters adjudicated upon, provided such judgment:

●	is given by a foreign court of competent jurisdiction;

●	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

●	is final;

●	is not in respect of taxes, a fine or a penalty;

●	was not obtained by fraud; and

●	is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

David Fong & Co., our counsel to Hong Kong law, have advised us that there is uncertainty as to whether the courts of the Hong Kong would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Our Hong Kong counsel also advised us that in Hong Kong, foreign judgments can be enforced under statute under the Foreign Judgments (Reciprocal Enforcement) Ordinance or under common law. The Foreign Judgments (Reciprocal Enforcement) Ordinance is a registration scheme for the recognition and enforcement of foreign judgments based on reciprocity but the United States is not a designated country under the Foreign Judgments (Reciprocal Enforcement) Ordinance. As a result, a judgment rendered by a court in the United States, including as a result of administrative actions brought by regulatory authorities, such as the SEC, and other actions, will not be enforced by the Hong Kong courts under the statutory regime. In addition, the Supreme People’s Court of the PRC and the Government of Hong Kong have entered into the “Arrangement on Reciprocal Recognition and Enforcement of Judgments in Civil and Commercial Matters by the Courts of the Mainland and of the Hong Kong Special Administrative Region pursuant to Choice of Court Agreements between Parties Concerned,” or the Arrangement. The Mainland Judgements (Reciprocal Enforcement) Ordinance gave effect to the Arrangement and is a registration scheme for recognition and enforcement of PRC judgements based on reciprocity. Other than the Arrangement, Hong Kong has not entered into any multilateral convention or bilateral treaty regarding the recognition and enforcement of foreign judgments. Accordingly, any judgments rendered by a court in the United States will need to be enforced under common law. In order to enforce a foreign judgment under common law in Hong Kong, the judgment must meet certain criteria before it can be enforced, such as the judgment being final and conclusive.

We employ a mail forwarding service, which may delay or disrupt our ability to receive mail in a timely manner.

Mail addressed to our Company and received at its registered office will be forwarded unopened to the forwarding address supplied by Company to be dealt with. None of our Company, our directors, officers, advisors or service providers (including the organization which provides registered office services in the Cayman Islands) will bear any responsibility for any delay howsoever caused in mail reaching the forwarding address. If such mail is delayed, it may impair your ability to communicate with us.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of our Ordinary Shares.

In general, we will be treated as a PFIC for any taxable year in which either (1) at least 75% of our gross income (looking through certain 25% or more-owned subsidiaries) is passive income or (2) at least 50% of the average value of our assets (looking through certain 25% or more-owned subsidiaries) is attributable to assets that produce, or are held for the production of, passive income. Passive income generally includes, without limitation, dividends, interest, rents, royalties, and gains from the disposition of passive assets. If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in the Section of this prospectus captioned “Material United States Federal Income Tax Considerations”) of our securities, the U.S. Holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. The determination of whether we are a PFIC is a fact-intensive determination made on an annual basis applying principles and methodologies that in some circumstances are unclear and subject to varying interpretation. Our actual PFIC status for any taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any subsequent taxable year. We urge U.S. Holders to consult their own tax advisors regarding the possible application of the PFIC rules in light of their individual circumstances.

We do not expect to pay dividends in the foreseeable future after this Offering. You must rely on price appreciation of the Ordinary Shares for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this Offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Please refer to the section titled “Dividend Policy.” Therefore, you should not rely on an investment in the Ordinary Shares as a source for any future dividend income.

Our Board of Directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business. Even if we decide to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiary, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in the Ordinary Shares will likely depend entirely upon any future price appreciation of the Ordinary Shares. There is no guarantee that the Ordinary Shares will appreciate in value after this Offering or even maintain the price at which you purchased the Ordinary Shares. You may not realize a return on your investment in the Ordinary Shares and you may even lose your entire investment in the Ordinary Shares.

We are subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both our costs and the risk of non-compliance.

We are subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law, including the laws of the Cayman Islands. Our efforts to comply with new and changing laws and regulations have resulted in and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

Recent joint statement by the SEC and the PCAOB proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act passed by the U.S. Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our Offering.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets, including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On May 20, 2020, the Senate passed the Holding Foreign Companies Accountable Act requiring a foreign company to certify it is not owned or manipulated by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the Holding Foreign Companies Accountable Act. The Company will be required to comply with these rules if the SEC identifies the Company as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the Holding Foreign Companies Accountable Act, including the listing and trading prohibition requirements described above. In May 2021, the PCAOB issued for public comment a proposed rule related to the PCAOB’s responsibilities under the Holding Foreign Companies Accountable Act, which, according to the PCAOB, would establish a framework for the PCAOB to use when determining, as contemplated under the Holding Foreign Companies Accountable Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. The proposed rule was adopted by the PCAOB in September 2021, pending the final approval of the SEC to become effective.

On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the Holding Foreign Companies Accountable Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions.

On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in China and in Hong Kong because of positions taken by PRC and Hong Kong authorities in those jurisdictions. The PCAOB has made such determination, as mandated under the Holding Foreign Companies Accountable Act. Pursuant to each annual determination by the PCAOB, the SEC will, on an annual basis, identify issuers that have used non-inspected audit firms and thus are at risk of such suspensions in the future.

On August 26, 2022, the CSRC, the Ministry of Finance of the PRC, and the PCAOB signed a Statement of Protocol (the “Protocol”), governing inspections and investigations of audit firms based in China and Hong Kong. Pursuant to the Protocol, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB will consider the need to issue a new determination.

On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by former President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the delisting of our Company and the prohibition of trading in our securities if the PCAOB is unable to inspect our accounting firm at such future time.

If for whatever reason the PCAOB is unable to conduct full inspections of the Company’s auditor, such uncertainty could cause the market price of the Ordinary Shares to be materially and adversely affected, and the Company’s securities could be delisted or prohibited from being traded “over-the-counter”. If the Company’s securities were unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase the Ordinary Shares when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of the Ordinary Shares.

The Company’s auditor, Onestop Assurance PAC, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Onestop Assurance PAC is headquartered in Singapore, and is not currently affected by or subject to the determinations issued by the PCAOB on December 16, 2021.

The recent developments would add uncertainties to our offering and may result in prohibitions on the trading of our Ordinary Shares on the Nasdaq Stock Market, if our auditors fail to meet the PCAOB inspection requirement in time.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of current or historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including, among others, those listed under the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulations,” and other sections in this prospectus, that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

In some cases, you can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “potential,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements about:

●	changes in political, social and economic conditions, the regulatory environment, laws and regulations and interpretation thereof in the jurisdictions where we conduct business or expect to conduct business;

●	the risk that we may be unable to realize our anticipated growth strategies and expected internal growth;

●	changes in the availability and cost of professional staff which we require to operate our business;

●	changes in customers’ preferences and needs;

●	changes in competitive conditions and our ability to compete under such conditions;

●	changes in our future capital needs and the availability of financing and capital to fund such needs;

●	changes in currency exchange rates or interest rates;

●	projections of revenue, profits, earnings, capital structure and other financial items;

●	changes in our plan to enter into certain new business sectors; and

●	other factors beyond our control.

You should read this prospectus and the documents that we refer to in this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

This prospectus also contains statistical data and estimates that we obtained from industry publications and reports generated by government or third-party providers of market intelligence. Although we have not independently verified the data, we believe that the publications and reports are reliable.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this Offering of approximately US$27,510,000, or approximately US$31,881,000 if the underwriters exercise their option to purchase additional Ordinary Shares in full, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. These estimates are based upon an assumed initial public offering price of US$5.00 per share, being the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus.

We plan to use the net proceeds of this Offering in the following order of priority:

●	approximately 30% for leveraging technology to improve our operational efficiency.

We intend to maintain up-to-date technological infrastructure by adopting smart airport information technology solutions and digital tools that boost efficiency and accuracy. Specifically, we intend to implement advanced resource management systems tailored for workforce allocation and real-time scheduling, which automatically consider staff qualifications, availability and operational changes. Additionally, we will leverage AI-powered analytics to predict demand surges and adjust labor resources proactively, minimizing delays and optimizing staff deployment. We believe these technologies will enable flexible, error-free planning and quick adjustments to flight changes, ensuring smooth airport terminal operations and high service quality.

●	approximately 30% for enhancing our team of industry talents and expanding our operating scale;

We intend to hire more industry talents to support our existing compact team. While our compact team allows us to provide more dedicated attention to our customers, thereby creating a strong sense of responsibility and engagement, strengthening relationships and increasing customer satisfaction, we believe that to expand our operating scale to cope with increasing customer demands and business opportunities and reduce our reliance on outsourcing, we need to constantly look for industry talents to join us. Leveraging our in-depth industry know-how and stable customer network, we will continue to expand our operating scale while maintaining dedicated and tailored services to our customers.

●	Approximately 20% for enhancing our brand in the aviation industry.

We have demonstrated our ability to build our brand and reputation among established customers in the aviation industry through building trust with airport terminal services providers through a proven track record and open communication. Riding on such success and a strong reputation, we intend to further promote our brand and gain customer confidence across the airport terminal services value chain. We plan to further improve our brand image by increasing marketing activities such as hosting and sponsoring technical training sessions and seminars among industry players and potential customers to demonstrate our strict adherence to airport security and labor regulations to boost credibility and trustworthiness. We will also equity our staff with strong customer service skills and airport-specific knowledge so they will reflect our brand professionally. With our enhanced brand image, we believe we will be able to capture new business prospects and expand our sources of revenue.

●	Approximately 20% for working capital and other general corporate purposes.

To the extent that our actual net proceeds is not sufficient to fund all of the proposed purposes, we will decrease our allocation of the net proceeds for the purposes set out above on a pro rata basis. We would anticipate raising additional capital through equity or debt financing sufficient to fund our proposed uses above.

The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, and the rate of growth, if any, of our business, and our plans and business conditions. The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this Offering. Our management will have significant flexibility in applying and discretion to apply the net proceeds of the offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this Offering differently than as described in this prospectus.

Pending deployment of the net proceeds for the uses described above, the funds may be placed in short-term deposits with financial institutions or used to invest in short-term money market instruments.

DIVIDEND POLICY

We do not have a formal dividend policy. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and to repay any indebtedness and, therefore, we do not anticipate paying any cash dividends in the foreseeable future. Additionally, our ability to pay dividends on our Shares is limited by various factors such as our future financial performance and bank covenants. Any future determination to pay dividends will be at the discretion of our board of directors, subject to compliance with covenants in current and future agreements governing our and our subsidiaries’ indebtedness, and will depend on our results of operations, financial condition, capital requirements and other factors that our board of directors may deem relevant. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium, provided that in no circumstances may a dividend be paid if following such payment our Company would be unable to pay its debts as they fall due in the ordinary course of business.

CAPITALIZATION

The following tables set forth our capitalization as of December 31, 2025:

●	on an actual basis; and

●

on an as adjusted basis to give effect to the issuance and sale of 6,250,000 Ordinary shares at an assumed initial public offering price of US$5.00 per Ordinary Shares after deducting the underwriting discounts and commissions and estimated Offering expenses payable by us.

You should read this table together with “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	As of December 31, 2025
	Actual	As Adjusted	As adjusted, assumed full exercise of the over-allotment option
	(in US$)
Indebtedness	-	-	-

Equity:
Ordinary Shares, US$0.0001 par value each, 500,000,000 Ordinary Shares authorized, 26,250,000 Ordinary Shares issued and outstanding; as adjusted	2,000	2,625	2,719
Additional paid-in capital	-	27,510,000	31,881,000
Retained earnings	628,552	628,552	628,552
Capital reserve	13	13	13
Exchange reserve	3,242	3,242	3,242
Total Shareholders’ Equity	633,807	28,144,432	32,515,526
Total capitalization	633,807	28,144,432	32,515,526

The table above is based on 20,000,000 Ordinary Shares outstanding as of December 31, 2025.

Assuming no exercise of the over-allotment option by the underwriters, a US$1.00 increase (decrease) in the assumed initial public offering price of US$5.00 per Ordinary Share would increase (decrease) each of additional paid-in capital, retained earnings, accumulated comprehensive income, total shareholders’ equity and total capitalization by approximately US$5.8 million, assuming the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and estimated expenses payable by us. An increase (decrease) of 1,000,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) each of additional paid-in capital, retained earnings, accumulated comprehensive income, total shareholders’ equity and total capitalization on an as adjusted basis by approximately US$4.7 million, assuming the initial public offering price of US$5.00 per Ordinary Share, remains the same, and after deducting estimated underwriting discounts, non-accountable expense allowance, and estimated offering expenses payable by us.

DILUTION

If you invest in our Ordinary Shares, your interest will be diluted to the extent of the difference between the initial public offering price per share and our net tangible book value per share after this Offering. Dilution results from the fact that the initial public offering price per share is substantially in excess of the book value per ordinary share attributable to the existing Shareholders for our presently outstanding shares.

Net tangible book value represents the amount of our total assets, excluding goodwill and other intangible assets, less our total liabilities. Our net tangible book value as of December 31, 2025 was US$633,807 or US$0.03 per share based on 20,000,000 Ordinary Shares outstanding as of December 31, 2025.

After giving effect to the issuance and sale of 6,250,000 Ordinary Shares in this Offering at an assumed initial public offering price of US$5.00 per share (the midpoint of the estimated price range set forth on the cover of this prospectus), and after deducting underwriting discounts and estimated Offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2025 would have been US$1.07 per outstanding Ordinary Share. This represents an immediate increase in net tangible book value of US$1.04 to existing shareholders and an immediate dilution in net tangible book value of US$3.93 per Ordinary Share to investors purchasing Ordinary Shares in this Offering. The following table illustrates such dilution:

Per Ordinary Share
Assumed initial public offering price	5.00
Net tangible book value per share as of December 31, 2025	0.03
Increase in net tangible book value per share attributable to existing shareholders	1.04
As adjusted net tangible book value after giving effect to this Offering	1.07
Amount of dilution in net tangible book value to investors in this Offering	3.93

The following table summarizes, on an as adjusted basis as of December 31, 2025, the total number of Ordinary Shares purchased from us, the total cash consideration paid to us, and the average price per share paid by existing Shareholders and by investors in this Offering. The table below reflects an assumed initial public offering Price of US$5.00 per share (the midpoint of the estimated price range set forth on the cover of this prospectus), for Ordinary Shares purchased in this Offering and excludes underwriting discounts and commissions and estimated Offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price per Share
	Number	%	US$	%	US$
Existing Shareholders	20,000,000	76.19	2,000	0	0.0001
Investors in this Offering	6,250,000	23.81	31,250,000	100	5.00
Total	26,250,000	100	31,252,000	100	1.19

Each US$1.00 increase (decrease) in the assumed initial public offering price of US$5.00 per Ordinary Share would increase (decrease) our as adjusted net tangible book value as of December 31, 2025 after this offering by approximately US$0.22 per Ordinary Share, and would increase (decrease) dilution to new investors by approximately US$0.78 per Ordinary Share, assuming that the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts. An increase (decrease) of 1,000,000 Ordinary Share in the number of Ordinary Shares we are offering would increase (decrease) our as adjusted net tangible book value as of December 31, 2025 after this offering by approximately US$0.14 per Ordinary Share, and would decrease (increase) dilution to new investors by approximately US$0.14 per Ordinary Share, assuming the assumed initial public offering price per Ordinary Share, as set forth on the cover page of this prospectus remains the same, and after deducting the estimate underwriting discounts. The as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.

The dilution information in this section is presented for illustrative purposes only. Our as adjusted net tangible book value following the consummation of this Offering is subject to adjustment based on the actual initial public offering price of our Ordinary Shares and other terms of this Offering determined at pricing.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors” and elsewhere in this prospectus. See “SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS”. All amounts in annual financial statements included in the fiscal years ended June 30, 2025 and 2024 (“Annual Financial Statements”) are derived from our audited financial statements included elsewhere in this prospectus. All amounts in interim financial statements included in the six months ended December 31, 2025 and 2024 (“Interim Financial Statements”) are derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. These Annual Financial Statements and Interim Financial Statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP.

Overview

Our Operating Subsidiary, Timwood Asia Logistics Limited, founded in 2018, has established itself as a dynamic and strategic logistics human resources solutions provider in Hong Kong, leveraging opportunities in regional logistics development and emerging growth of Asia-Pacific countries over the past years. Since inception, our Group has continuously expanded our capabilities to meet the evolving demands of the aviation logistics industry. Our commitment to operational excellence, adaptability, and customer-centric service has established ourselves as a trusted partner in Hong Kong’s aviation logistics sector.

We are a logistics human resources solutions provider specializing in offering staffing solutions to airport terminal services providers and aviation services providers. We focus on bridging the labor gap in (i) cargo handling services; (ii) airport ground handling services; and (iii) terminal passenger services. Our mission is to deliver safety-focused, hospitality-driven staffing solutions that maximize operational efficiency and passenger satisfaction. Our business model integrates strategic market analysis with tailored operational execution, allowing us to respond effectively to shifting customer demands and regional logistics trends. This approach has positioned us as a preferred partner for customers seeking scalable, secure, and efficient human resources logistics solutions.

Our Group undertook a corporate reorganization to establish a new intermediate holding structure above its Operating Subsidiary. On September 18, 2025, Timwood Holdings Limited was incorporated in the Cayman Islands and was initially wholly owned by Mr. Chi Wai LAM. Subsequently, on October 3, 2025, Rightime Action Limited was incorporated under the laws of the British Virgin Islands. On October 13, 2025, Rightime Action Limited acquired 100 shares, being the entire issued shares of Timwood Asia Logistics Limited, from Mr. Chi Wai LAM at the consideration of HK$100. Subsequent to the transfer, Timwood Asia Logistics Limited became an indirect wholly-owned subsidiary of Timwood Holdings Limited. On October 27, 2025, additional share transfers in Timwood Holdings Limited were completed pursuant to a series of instruments of transfer, resulting in the introduction of multiple shareholders. Following the completion of these transfers, Timwood Holdings Limited became owned by a group of corporate shareholders with varying equity interests, with no change to our Group’s principal business activities or day to day operations. Our Operating Subsidiary continues to carry out our Group’s core logistics human resources services without interruption.

The logistics landscape in Hong Kong is undergoing a significant transformation, driven by infrastructure expansion, digitalization, and sustainability initiatives. We are actively aligned with these developments, benefiting from government-backed smart logistics programs and cross-border connectivity projects that enhance the flow of goods between Hong Kong and broader Asia-Pacific markets. As the Greater Bay Area continues to evolve into a globally integrated economic zone, we are well-positioned to capitalize on emerging opportunities.

Key Factors that Affect Operating Results

Our operating results are subject to various macroeconomic, industry-specific, and regulatory factors that may materially impact our financial performance and strategic outlook. The following are key factors that influence our operations:

Global Trade Dynamics and Geopolitical Tensions

Our business is inherently linked to international trade flows and global supply chain stability. Geopolitical developments, including regional conflicts, and shifts in global trade alliances, can significantly affect cargo volumes, routing preferences, and demand for logistics services. Trade restrictions, tariff adjustments, and export controls may prompt businesses to reconfigure their supply chains, leading to volatility in air and sea freight demand and impacting our cargo handling volumes.

In recent years, the imposition of tariffs and sanctions has led to increased complexity in cross-border logistics, requiring enhanced compliance capabilities and flexible routing strategies. Additionally, the emergence of regional trade agreements such as the Regional Comprehensive Economic Partnership (RCEP) and evolving bilateral arrangements may shift trade flows toward alternative hubs, potentially affecting Hong Kong’s role as a transshipment center.

Political uncertainty in Hong Kong and neighboring jurisdictions may also influence investor sentiment, regulatory stability, and operational continuity. While Hong Kong continues to benefit from its strategic location and regional connectivity, any deterioration in its geopolitical standing or trade relations could adversely impact our business environment.

Infrastructure and Policy Developments in Hong Kong and the Greater Bay Area

Our operations are deeply integrated with the logistics infrastructure and policy landscape of Hong Kong, which continues to evolve as a strategic trade and transportation hub in Asia. The Hong Kong government has demonstrated a strong commitment to enhancing regional connectivity and logistics capacity through a series of transformative infrastructure projects and policy frameworks.

Key developments include the Three-Runway System (3RS)1 at Hong Kong International Airport (HKIA), which became fully operational in 2024. This expansion is expected to increase HKIA’s annual cargo handling capacity to 10 million tons by 2035, positioning it as one of the world’s leading aviation logistics hubs.

The Northern Metropolis Development Strategy, covering approximately 300 square kilometers, is another cornerstone initiative aimed at integrating Hong Kong’s logistics and innovation capabilities with Shenzhen. Projects such as the Western Rail Link, Northern Link Spur Line, and Northern Link Eastern Extension are designed to strengthen multimodal transport networks and support long-term logistics.

In addition, the Hong Kong Major Transport Infrastructure Development Blueprint, introduced in December 2023, outlines strategic planning for transport and logistics infrastructure through 2046. It includes enhancements to road networks, smart traffic systems (e.g., HKeToll), and funding mechanisms like the Smart Traffic Fund, which aim to improve cargo mobility and operational efficiency.

While these initiatives present significant growth opportunities, our performance may be affected by delays in project execution, changes in land use policy, or shifts in government priorities. Moreover, regional infrastructure developments could redirect freight flows away from Hong Kong, affecting the performance of airport terminal services and aviation services providers, who are our major customers.

We actively monitor these developments and align our strategic planning to ensure long-term competitiveness, scalability, and resilience in our logistics human resources solutions.

Labor Market Constraints and Operating Cost Inflation

Our operating results are significantly influenced by labor market conditions in Hong Kong and the surrounding region. The logistics sector is labor-intensive and increasingly impacted by a tightening labor supply, particularly in skilled technical roles such as cargo handlers, ramp operators, and customs clearance personnel. According to projections by the Hong Kong Labor and Welfare Bureau, the city may face a shortfall of approximately 180,000 workers by 2028, with logistics among the most affected industries.

This labor shortage presents several operational challenges, including increased recruitment costs, wage inflation, and potential service disruptions due to understaffing. Additionally, the aging workforce and declining number of new entrants into the logistics profession may further exacerbate these constraints. Moreover, our ability to source qualified personnel is critical to maintaining service quality, operational efficiency, and compliance with safety and regulatory standards. Any sustained labor shortages or inability to source labor may adversely affect our financial performance and strategic execution.

[1]	The 3RS is a major expansion of Hong Kong International Airport (HKIA) that adds a new third runway, reconfigures an existing one, and expands Terminal 2 to increase capacity, handle more passengers and cargo, and improve efficiency. Officially launched in November 2024, the 3RS will allow HKIA to handle up to 120 million passengers and 10 million tons of cargo annually, solidifying its role as a major international aviation hub.

Operational Alignment and Industry Compliance

We operate in a dynamic logistics environment shaped by infrastructure expansion, regulatory developments, and evolving customer expectations. Our core strength lies in our agile manpower support and operational reliability across diverse warehouse and airport logistics settings.

Our business model centers on providing skilled personnel for cargo handling, ramp operations, and passenger services within airport-restricted areas. Each warehouse and facility we serve operates its own independent systems, and we ensure seamless integration through disciplined coordination and service consistency. This approach allows us to maintain high service standards without reliance on proprietary technology platforms.

We remain attentive to industry trends and government initiatives that promote smart and green logistics. While we do not currently implement environmental, social and governance (ESG) frameworks or AI-driven systems, we continue to monitor relevant developments and assess their applicability to our operations. Our focus is on maintaining compliance with safety, labor, and operational regulations, while supporting customers with dependable manpower solutions tailored to their logistics needs.

By prioritizing service quality, workforce readiness, and operational flexibility, we position ourself as a reliable logistics human resources solutions partner in a competitive and evolving market.

Results of Operations

Comparison of Results of Operations for the Six Months Ended December 31, 2025 and 2024

The following table summarizes the results of our operations during the six months ended December 31, 2025 and 2024, respectively, and provides information regarding the dollar and percentage increase or decrease during such periods.

	Six months ended December 31,
	2025		2024
	US$	% of revenue	US$	% of revenue
Revenue	4,287,965	100%	3,956,532	100%
Less: Cost of services	(3,476,707)	(81)%	(3,175,336)	(80)%
Gross profits	811,258	19%	781,196	20%
Other income	725	* %	1,251	* %
Administrative and general expenses	(143,147)	(3)%	(108,675)	(3)%
Profit before tax	668,836	16%	673,772	17%
Income tax expense	(89,074)	(2)%	(90,042)	(2)%
Profit for the period	579,762	14%	583,730	15%
Other comprehensive income, net of tax:-
Other comprehensive income that may be reclassified to profit or loss in subsequent periods:
Exchange difference on translation of foreign operation	14,047	* %	2,921	(* )%
Total comprehensive income for the period	593,809	14%	586,651	15%

*	Below 1%

Revenue

Our Group’s operating segment, based in Hong Kong, has been aggregated into three reportable segments: cargo handling services, airport ground handling services, and terminal passenger services. Other services are not assigned to a specific segment due to their immaterial contribution to operational results.

The following table presents revenue by segment for the six months ended December 31, 2025 and 2024, respectively:

	Six months ended December 31,
	2025		2024		Variance
Reportable Segment	US$	% of revenue	US$	% of revenue	US$	%
Cargo Handling Services	3,071,857	71%	2,139,152	54%	932,705	44%
Airport Ground Handling Services	640,274	16%	1,009,613	26%	(369,339)	-37%
Terminal Passenger Services	575,834	13%	807,767	20%	(231,933)	-29%
Total revenue	4,287,965	100%	3,956,532	100%	331,433	8%

Our total revenue increased by $331,433 or approximately 8%, from $3,956,532 for the six months ended December 31, 2024, to $4,287,965 for the six months ended December 31, 2025, primarily due to the increase in the revenue generated from cargo handling services and partly offset by the decrease in airport ground handling services.

Revenue from Cargo Handling Services

Cargo handling services are a key revenue contributor for the Group, driven by contracts with major airport terminal services and aviation services providers. These services include warehouse operations such as cargo unloading, inventory put-away, order picking, and forklift handling. Revenue from this segment totaled approximately $3,071,857 or approximately 71% for the six months ended December 31, 2025, as compared to $2,139,152 or 54% for the six months ended December 31, 2024. The increase compared to the prior period was mainly due to an increase in cargo throughput and related handling volumes during the six months ended December 31, 2025.

Revenue from Airport Ground Handling Services

This segment involves the provision of specialized drivers operating apron ramp vehicles to transport cargo and baggage between aircraft and terminals. Services are performed under strict safety protocols and in coordination with airport ground operations. Revenue from airport ground handling services dropped significantly from $1,009,613 for the six months ended December 31, 2024 to $640,274 for the six months ended December 31, 2025. The decrease was driven by lower service demand across airport logistics functions.

Revenue from Terminal Passenger Services

Terminal passenger services include customer-facing roles such as check-in assistance, passenger guidance, and travel document verification within restricted airport areas. These services are essential to ensuring smooth passenger flow and compliance with airline and immigration requirements. Revenue from this segment totaled approximately $575,834 or approximately 13% for the six months ended December 31, 2025, as compared to $807,767 or 20% for the six months ended December 31, 2024. The decrease was mainly due to a reduction in passenger handling volumes and changes in flight schedules.

Cost of services

The following table presents cost of services by service categories for the six months ended December 31, 2025 and 2024, respectively:

	Six months ended December 31,
	2025		2024		Variance
Reportable Segment	US$	% of cost	US$	% of cost	US$	%
Cargo Handling Services	2,664,610	77%	1,863,023	58%	801,587	43%
Airport Ground Handling Services	293,953	8%	596,994	19%	(303,041)	-51%
Terminal Passenger Services	518,144	15%	715,319	23%	(197,175)	-28%
Total costs	3,476,707	100%	3,175,336	100%	301,371	10%

Our cost of services primarily include subcontractor fees paid to external providers. Cost of services for the six months ended December 31, 2025 was $3,476,707, representing an increase of $301,371, or approximately 10%, compared to $3,175,336 for the six months ended December 31, 2024. The increase in cost of services was generally consistent with the growth in revenue during the same period, reflecting higher service volumes in cargo handling services.

The following table shows different categories of services we provided for the six months ended December 31, 2025 in USD:

Reportable Segment	Cargo Handling Services	Airport Ground Handling Services	Terminal Passenger Services	Total
Revenue	3,071,857	640,274	575,834	4,287,965
% of revenue	71%	16%	13%	100%
Cost of services	2,664,610	293,953	518,144	3,476,707
% of cost	77%	8%	15%	100%
Gross profits	407,247	346,321	57,690	811,258
Gross margin	13%	54%	10%	19%

The following table presents revenue by service categories we provided for the six months ended December 31, 2024 in USD:

Reportable Segment	Cargo Handling Services	Airport Ground Handling Services	Terminal Passenger Services	Total
Revenue	2,139,152	1,009,613	807,767	3,956,532
% of revenue	54%	26%	20%	100%
Cost of services	1,863,023	596,994	715,319	3,175,336
% of cost	58%	19%	23%	100%
Gross profits	276,129	412,619	92,448	781,196
Gross margin	13%	41%	11%	20%

As a result of the foregoing, we recorded gross profits of $811,258 and $781,196 with gross margins of approximately 19% and 20% for the six months ended December 31, 2025 and 2024, respectively. While the gross margins for cargo handling services and terminal passenger services remains stable, the gross margin from airport ground handling services increased from 41% for the six months ended December 31, 2024 to 54% for the six months ended December 31, 2025, reflecting improved cost efficiency and service mix during the period.

Administrative and general expenses

	Six months ended December 31,
	2025	2024	Variance
	US$	US$	US$	%
Audit fee	-	10,502	(10,502)	-100%
Listing expenses	30,890	-	30,890	N/A
Salary and welfare	50,431	48,561	1,870	4%
Management fee	38,479	29,548	8,931	30%
Insurance	8,535	10,360	(1,825)	-18%
Parking fees	4,657	1,300	3,357	258%
Office expenses	814	621	193	31%
Legal and professional fees	2,505	116	2,389	2,059%
Others	6,836	7,667	(831)	-11%
Total	143,147	108,675	34,472	32%

Our administrative and general expenses increased by $34,472 approximately 32%, from $108,675 for the six months ended December 31, 2024 to $143,147 for the six months ended December 31, 2025. Such increase was primarily due to listing expenses of $30,890 incurred during six months ended December 31, 2025.

Other income

Other income decreased to $725 for the six months ended December 31, 2025 from $1,251 for the corresponding period in 2024, primarily due to the absence of loan interest income resulting from there being no outstanding loan receivable from other parties during the period.

Income tax

Our Group is subject to income taxation on an entity-by-entity basis, with tax liabilities arising in respect of profits generated within, or attributable to, the jurisdictions in which its constituent entities are domiciled or carry on business operations.

Cayman Islands

The ultimate holding company is incorporated in the Cayman Islands as an exempted company with limited liability and is exempted from Cayman Islands income tax.

BVI

Our Group is not subject to any income in BVI for the six months ended December 31, 2025 and 2024.

Hong Kong

Our income tax expense was $89,074 and $90,042 for the six months ended December 31, 2025 and 2024, respectively.

Profit for the period

As a result of the foregoing, we reported a net profit of $593,809 for the six months ended December 31, 2025, compared to a net profit of $586,651 for the six months ended December 31, 2024.

Comparison of Results of Operations for the Years Ended June 30, 2025 and 2024

The following table summarizes the results of our operations during the years ended June 30, 2025 and 2024, respectively, and provides information regarding the dollar and percentage increase or decrease during such periods.

	Twelve months ended June 30,
	2025		2024
	US$	% of revenue	US$	% of revenue
Revenue	7,218,437	100%	5,826,665	100%
Less: Cost of services	(5,776,543)	(80)%	(5,271,654)	(90)%
Gross profits	1,441,894	20%	555,011	10%
Other income	8,388	* %	658	-%
Administrative and general expenses	(368,860)	(5)%	(337,338)	(6)%
Finance costs	(3)	(* )%	-	* %
Profit before tax	1,081,419	15%	218,331	4%
Income tax expense	(180,000)	(2)%	(2,467)	(* )%
Profit for the year	901,419	12%	215,864	4%
Other comprehensive income/(expenses), net of tax:-
Currency translation differences arising from consolidation	(11,346)	(* )%	547	* %
Total comprehensive income for the year	890,073	12%	216,411	4%

Dividend	-		89,522	2%

*	Below 1%

Revenue

Our Group’s operating segment, based in Hong Kong, has been aggregated into three reportable segments: cargo handling services, airport ground handling services, and terminal passenger services. Other services are not assigned to a specific segment due to their immaterial contribution to operational results.

The following table presents revenue by segment for the years ended June 30, 2025 and 2024, respectively:

	Years ended June 30,
	2025		2024		Variance
Reportable Segment	US$	% of revenue	US$	% of revenue	US$	%
Cargo Handling Services	3,874,042	54%	3,234,587	55%	639,455	20%
Airport Ground Handling Services	1,871,491	26%	1,151,553	20%	719,938	63%
Terminal Passenger Services	1,472,904	20%	1,440,525	25%	32,379	2%
Total revenue	7,218,437	100%	5,826,665	100%	1,391,772	24%

Our total revenue increased by $1,391,772 or approximately 24%, from $5,826,665 for the year ended June 30, 2024, to $7,218,437 for the year ended June 30, 2025, primarily due to the increase in the revenue generated from cargo handling services and airport ground handling services.

Revenue from Cargo Handling Services

Cargo handling services represent our Group’s largest revenue stream, driven by contracts with major airport terminal services and aviation services providers. These services include warehouse operations such as cargo unloading, inventory put-away, order picking, and forklift handling. In 2024, revenue from this segment totaled approximately $3,234,587, increasing to $3,874,042 in 2025. The growth was primarily attributable to expanded service volumes and deeper integration with customers’ operations, reflecting our strong positioning in the import/export logistics sector.

We have historically relied on Forward Transportation Company Limited, a related party, as a major source of our revenue for our cargo handling services. For the years ended June 30, 2025 and 2024, revenue from Forward Transportation Company Limited were approximately $2.2 million and $2.7 million, respectively, representing approximately 57.3% and 83.7% of our cargo handling services revenue and approximately 30.7% and 46.5% of our total revenue, respectively. Since July 2025, we no longer generate any revenue from Forward Transportation Company Limited. See sections titled “Risk Factors — Risks Related to Our Business and Industry — We have historically relied on a related party as a major source of revenue for our cargo handling services which may have a material adverse effect on our financial condition and results of operations.” and “Related Party Transactions — Material Transactions with Related Parties.” for more details.

Revenue from Airport Ground Handling Services

This segment involves the provision of specialized drivers operating apron ramp vehicles to transport cargo and baggage between aircraft and terminals. Services are performed under strict safety protocols and in coordination with airport ground operations. Revenue from airport ground handling services grew significantly from $1,151,553 in 2024 to $1,871,491 in 2025. The increase was driven by higher flight activities, expanded apron service contracts, and operational scaling across airport logistics functions.

Revenue from Terminal Passenger Services

Terminal passenger services include customer-facing roles such as check-in assistance, passenger guidance, and travel document verification within restricted airport areas. These services are essential to ensuring smooth passenger flow and compliance with airline and immigration requirements. Revenue from this segment remained stable, generating $1,440,525 in 2024 and $1,472,904 in 2025. The consistency reflects steady passenger volumes and long-standing service agreements with airport service providers.

Cost of services

The following table presents cost of services by segment for the years ended June 30, 2025 and 2024, respectively:

	Years ended June 30,
	2025		2024		Variance
Reportable Segment	US$	% of cost	US$	% of cost	US$	%
Cargo Handling Services	3,378,829	58%	3,163,693	60%	215,136	7%
Airport Ground Handling Services	1,082,239	19%	800,991	15%	281,248	35%
Terminal Passenger Services	1,315,475	23%	1,306,970	25%	8,505	1%
Total costs	5,776,543	100%	5,271,654	100%	504,889	10%

Our service costs primarily include subcontractor fees paid to external providers. Cost of services for the year ended June 30, 2025 was $5,776,543, representing an increase of $504,889, or approximately 10%, compared to $5,271,654 for the year ended June 30, 2024. This increase was significantly lower than the approximate 24% growth in revenue over the same period, indicating improved cost control and operational efficiency. The variance reflects our Group’s ability to scale service volumes while maintaining disciplined cost management and continued investment in operational capacity to support growing client demand.

The following table shows different categories of services we provided for the year ended June 30, 2025 in USD:

Reportable Segment	Cargo Handling Services	Airport Ground Handling Services	Terminal Passenger Services	Total
Revenue	3,874,042	1,871,491	1,472,904	7,218,437
% of revenue	54%	26%	20%	100%
Cost of services	3,378,829	1,082,239	1,315,475	5,776,543
% of cost	58%	19%	23%	100%
Gross profits	495,213	789,252	157,429	1,441,894
Gross margin	13%	42%	11%	20%

The following table presents revenue by segment we provided for the year ended June 30, 2024 in USD:

Reportable Segment	Cargo Handling Services	Airport Ground Handling Services	Terminal Passenger Services	Total
Revenue	3,234,587	1,151,553	1,440,525	5,826,665
% of revenue	55%	20%	25%	100%
Cost of services	3,163,693	800,991	1,306,970	5,271,654
% of cost	60%	15%	25%	100%
Gross profits	70,894	350,562	133,555	555,011
Gross margin	2%	30%	9%	10%

As a result of the foregoing, we recorded gross profits of $1,441,894 and $555,011, with gross margins of approximately 20% and 10% for the years ended June 30, 2025 and 2024, respectively. The gross profit margin for cargo handling services increased to approximately 13% in 2025, compared to approximately 2% in 2024, primarily due to improved operational efficiency and better cost control across warehouse operations. The gross profit margin for airport ground handling services increased from approximately 30% in 2024 to approximately 42% in 2025, reflecting higher service volumes and optimized resource allocation despite increased service fees. Additionally, the gross profit margin for terminal passenger services increased by 2%, from approximately 9% in 2024 to approximately 11% in 2025, driven by stable service demand and enhanced productivity in passenger support operations.

Administrative and general expenses

	Years ended June 30,
	2025	2024	Variance
	US$	US$	US$	%
Audit fee	165,000	167,558	(2,558)	-2%
Salary and welfare	104,752	97,307	7,445	8%
Management fee	68,038	23,020	45,018	196%
Insurance	10,352	12,441	(2,089)	-17%
Parking fees	3,897	3,706	191	5%
Office expenses	1,653	3,527	(1,874)	-53%
Legal and professional fees	886	116	770	664%
Others	14,282	29,663	(15,381)	-52%
Total	368,860	337,338	31,522	9%

Our administrative and general expenses increased by $31,522 or approximately 9%, from $337,338 for the year ended June 30, 2024 to $368,860 for the year ended June 30, 2025. Such increase was primarily due to an increase in management fee of $45,018 due to increase in headcount and the expansion of services provided across key support functions. A decrease in others of $15,381 was mainly due to better cost control on entertainment expenses.

Other income

Other income was $8,388 for the year ended June 30, 2025, compared to other income of $658 for the year ended June 30, 2024, primarily due to an increase in loan interest income and sundry income.

Income tax

Our Group is subject to income taxation on an entity-by-entity basis, with tax liabilities arising in respect of profits generated within, or attributable to, the jurisdictions in which its constituent entities are domiciled or carry on business operations.

Cayman Islands

The ultimate holding company is incorporated in the Cayman Islands as an exempted company with limited liability and is exempted from Cayman Islands income tax.

BVI

Our Group is not subject to any income in BVI for the years ended June 30, 2025 and 2024.

Hong Kong

Our income tax expense was $180,000 and $2,467 for the years ended June 30, 2025 and 2024, respectively. The increase resulted from the increased taxable income for the year ended June 30, 2025.

Profit for the year

As a result of the foregoing, we reported a net income of $901,419 for the year ended June 30, 2025, compared to a net income of $215,864 for the year ended June 30, 2024.

Liquidity and Capital Resources

To date, we have financed our operations primarily through cash flows generated from operating activities. For the six months ended December 31, 2025, we recorded net cash generated from operating activities of $279,189, indicating our core operations continue to provide sufficient cash to support our ongoing business activities.

As of December 31, 2025, our cash and cash equivalents amounted to $679,646, decreased from $985,429 as of June 30, 2025. We believe our current cash position, combined with continued positive operating cash flows, provides sufficient liquidity to meet our operational and capital requirements for at least the next 12 months from the date of issuance of the consolidated financial statements.

Our operations are lean and asset-light, with minimal capital expenditure requirements. We did not record any significant property, plant, or equipment investments during the period, and our net carrying amount for fixed assets remained nil as of December 31, 2025. We continue to operate under non-cancellable lease arrangements for office space, with outstanding lease commitments of $3,325 due within one year.

During the six months ended December 31, 2025, Timwood had declared an interim dividend of HK$80,000 per share (equivalent to $10,191 per share), amounting in aggregate to HK$8,000,000 (equivalent to $1,019,096) on July 10, 2025. The dividend was allocated to the ordinary shareholders. The retroactive effect of the dividend declaration has been reflected in the financial statements for the year ended June 30, 2025. The interim dividend was settled by offsetting with the current accounts with the shareholders on July 10, 2025. The dividend payable liability was partly settled during the six months ended December 31, 2025 through cash payments to shareholders. Such payments were recorded as cash outflows from financing activities in the statement of cash flows.

Our total shareholders’ equity increased to $633,807 as of December 31, 2025, compared to $39,986 as of June 30, 2025, primarily due to net income generated during the period, which resulted in an increase in retained earnings.

While we currently do not anticipate the need for external financing, should we experience accelerated growth, increased working capital requirements, or unforeseen capital expenditures, we may consider raising additional funds through debt or equity financing. There can be no assurance that such financing would be available on favorable terms or at all. Any equity financing could result in dilution to existing shareholders.

Our revenue and expenses are primarily denominated in Hong Kong Dollars. As of December 31, 2025 and June 30, 2025, our cash balances were held in Hong Kong and translated into U.S. Dollars for reporting purposes. We are subject to foreign currency translation adjustments, which are reflected in our comprehensive income.

As of December 31, 2025 and June 30, 2025, the following were outstanding balances of our cash in each jurisdiction:

	As of December 31,	As of June 30,
	2025	2025
	US$	US$
Hong Kong	679,646	985,429
Total	679,646	985,429

As of December 31, 2025 and June 30, 2025, the currency profiles of our Group’s cash and bank balances were as follows:

	As of December 31,		As of June 30,
	2025		2025
	Amount (in original currency)	US$	Amount (in original currency)	US$
Hong Kong Dollar	5,290,309	679,646	7,735,718	985,429
Total	5,290,309	679,646	7,735,718	985,429

Cash Flows for the Six Months Ended December 31, 2025, compared to the Six Months Ended December 31, 2024

The following table summarizes our cash flows for the six months ended December 31, 2025 and 2024:

	Six months ended December 31,
	2025	2024
	US$	US$
Net cash generated from operating activities	279,189	101,516
Net cash generated from investing activities	725	1,251
Net cash used in financing activities	(598,438)	(27,475)
Net (decrease)/ increase in cash and cash equivalents	(318,524)	75,292

Operating Activities

Net cash generated from operating activities was $279,189 for the six months ended December 31, 2025, compared to $101,516 for the six months ended December 31, 2024, representing an increase of $177,673.

The increase in operating cash flow was supported by an increase in accounts payables and accruals of $942,611. Additionally, our Group recovered $297,971 from a related company, further contributing to cash inflows.

Offsetting these inflows were an increase in accounts receivables of $1,357,826.

Overall, the strong operating cash flow demonstrates our Group’s ability to fund its operations internally and maintain liquidity without reliance on external financing.

Investing Activities

Net cash generated from investing activities was $725 for the six months ended December 31, 2025, compared to $1,251 for the six months ended December 31, 2024, representing a decrease of $526. The cash inflow from investing activities for the six months ended December 31, 2025 was primarily attributable to bank interest income.

Financing Activities

Net cash used in financing activities was $598,438 for the six months ended December 31, 2025, compared to $27,475 for the six months ended December 31, 2024. The significant cash outflow for the six months ended December 31, 2025 was primarily attributable to the payment of dividends to shareholders amounting to $978,332. This dividend payment represents a distribution of profits generated and resulted in a corresponding use of cash under financing activities.

This outflow was partially offset by an increase in the amount due to a director of $393,107, as well as a decrease in the amount due from a related company of $16,664.

Cash Flows for the Year Ended June 30, 2025, compared to the Year Ended June 30, 2024

The following table summarizes our cash flows for the years ended June 30, 2025 and 2024:

	Years ended June 30,
	2025	2024
	US$	US$
Net cash generated from operating activities	1,088,682	82,335
Net cash generated from investing activities	851	651
Net cash (used in)/ generated from financing activities	(260,195)	64,250
Net increase in cash and cash equivalents	829,338	147,236

Operating Activities

Net cash generated from operating activities was $1,088,682 for the year ended June 30, 2025, compared to $82,335 for the year ended June 30, 2024, representing an increase of $1,006,347. This improvement was primarily driven by robust business growth and enhanced operational efficiency, in which net profit rose to $901,419 in 2025 from $215,864 in the prior year.

The increase in operating cash flow was supported by a decrease in accounts receivable of $280,950, reflecting improved collection efficiency, and a decrease in amount due from a related party of $182,148.

Offsetting these inflows were an increase in deposits and other receivables of $182,816, a decrease in accounts payable and accruals of $61,419, and a reduction in amounts due to related parties of $203,645. These movements reflect our Group’s active management of working capital and related party balances.

Overall, the strong operating cash flow demonstrates our Group’s ability to fund its operations internally and maintain liquidity without reliance on external financing.

Investing Activities

Net cash generated from investing activities was $851 for the year ended June 30, 2025, compared to $651 for the year ended June 30, 2024, reflecting a slight increase of $200. The cash inflow from investing activities in 2025 was primarily attributable to bank interest income. Our Group did not incur any capital expenditures during the year, and no purchases of property, plant, equipment, or intangible assets were recorded. This reflects our Group’s asset-light operating model and minimal investment requirements to support its current scale of operations.

Financing Activities

Net cash used in financing activities was $260,195 for the year ended June 30, 2025, compared to net cash generated from financing activities of $64,250 for the year ended June 30, 2024. The cash outflow in 2025 was mainly attributable to a decrease in amounts due to related parties of $270,195. In contrast, the 2024 financing activities reflected an interim dividend payment to shareholders of $89,522. This outflow in 2024 was offset by an increase in amounts due to related parties of $103,477 and a decrease in the amount due from a director of $53,098.

Contractual Obligations and Off-Balance Sheet Arrangements

As of December 31, 2025, we had outstanding commitments under a non-cancellable operating lease for our office property in Hong Kong totaling $3,325, which is due within one year. We did not recognize any right-of-use assets or lease liabilities in respect of this lease, as it qualifies for the short-term lease exemption under ASC 842 - Leases.

We believe that our current cash position and internally generated cash flows are sufficient to support our operations for at least the next 12 months. However, we may require additional capital in the future to support strategic initiatives, respond to changes in business conditions, or pursue expansion opportunities. If our internal resources are insufficient to meet our capital needs, we may seek to raise additional funds through the issuance of equity or debt securities.

The sale of additional equity securities could result in dilution to our existing shareholders. Incurring debt could increase our financial obligations and may require us to comply with restrictive covenants that could limit our operational flexibility. There can be no assurance that additional financing, if needed, would be available on favorable terms or at all. Failure to secure adequate funding could limit our ability to expand operations and may adversely affect our business prospects.

Trend Information

Except as otherwise disclosed in this prospectus, we are not currently aware of any significant trends, uncertainties, or anticipated events that would materially impact our revenue, operating results, profitability, liquidity, or capital resources. Furthermore, we do not believe there are any known factors that would cause our historical financial performance to be unrepresentative of future results or financial condition.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, such as guarantees, derivative instruments, or other financial commitments, as of December 31, 2025.

Contingencies

From time to time, our Group may be subject to legal proceedings, claims, or disputes arising in the ordinary course of business, including those related to commercial contracts, employment matters, and regulatory compliance. These matters are inherently uncertain, and the outcomes are not always predictable. Our Group evaluates potential contingencies and determines whether a provision for loss should be recorded based on the likelihood of occurrence and the ability to reasonably estimate the potential impact.

As of December 31, 2025, our Group was not aware of any pending or threatened litigation, claims, or legal proceedings that would reasonably be expected to have a material adverse effect on its financial condition, results of operations, or liquidity.

Inflation

Inflation does not materially affect our business or the results of our operations.

Seasonality

Our business experiences seasonal fluctuations, with peak demand from October to December due to holidays and promotions.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Our discussion and analysis of financial condition and operating results are based on our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. This framework requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, as well as the disclosure of contingent assets and liabilities at the reporting date. These estimates and assumptions are continuously evaluated and are based on historical experience and other factors believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Among the most significant areas requiring judgment are the assessment of collectability of accounts receivable, the determination of useful lives and potential impairment of property and equipment, and the recognition and measurement of income tax provisions. These areas involve complex assumptions and are subject to change as new information becomes available.

We believe the accounting policies described in our consolidated financial statements reflect the most critical judgments and estimates used in the preparation of our financial results. There have been no material changes to these policies.

The following critical accounting policies involve significant assumptions and were applied in preparing our consolidated financial statements:

Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which from the basis of making the judgements about carrying values of assets and liabilities that are not readily apparent from other sources. Significant accounting estimates reflected in the Group’s consolidated financial statements include expected credit loss allowance for credit losses on accounts receivable and other receivables. Actual results may differ from these estimates.

Foreign Currency Transactions and Translations

All transactions in currencies other than functional currencies during the year are translated at the exchange rates prevailing on the respective transaction dates. Monetary assets and liabilities existing at the balance sheet date denominated in currencies other than functional currencies are re-measured at the exchange rates on that date. Exchange differences are recorded in the statement of operations.

The functional currency of our Group is HKD. The consolidated financial statements are translated in accordance with ASC 830 “Foreign Currency Matters”. The consolidated financial statements and other financial data of our Group included herein are presented in U.S. Dollars. The consolidated financial statements translated into U.S. Dollars, using published exchange rates from financial institution, based on (i) year-end exchange rates or the rates of exchange ruling at the balance sheet date for assets and liabilities and (ii) average yearly exchange rates for income and expense items. Capital accounts are translated at historical exchange rates when the transactions occurred. The effects of foreign currency translation adjustments are included as a component of accumulated other comprehensive income (loss) in shareholders’ equity.

Accounts receivable

Accounts receivable represents the amounts that our Group has an unconditional right to receive. Our Group complies with ASC 326 – Financial Instruments – Credit Losses, which employs an approach based on expected losses to estimate the allowance for doubtful accounts.

To measure the expected credit losses, accounts receivable has been grouped based on shared credit risk characteristics and the days past due. For certain large customers or customers with a high risk of default, our Group assesses the risk of loss of each customer individually based on their financial information, past trends of payments and, where applicable, an external credit rating. Also, our Group considers any accounts receivable having financial difficulty or in default with significant balances outstanding for more than 60 days to be credit-impaired, and assesses the risk of loss for each of these accounts individually. The expected loss rates are based on the payment profiles of sales over a period of 12 months from the measurement date and the corresponding historical credit losses experienced within this period, The historical loss rates are adjusted to reflect current and forward-looking information on macroeconomic factors affecting the ability of the customers to settle their debts.

No provision of credit loss was recorded by our Group as of December 31, 2025.

Revenue Recognition

Timwood recognizes revenue in accordance with ASC 606 – Revenue from Contracts with Customers, which it adopted effective January 1, 2020. The core principle of ASC 606 is that revenue should be recognized to reflect the transfer of promised services to customers in an amount that represents the consideration our Group expects to receive in exchange for those services.

To apply this principle, our Group follows the five-step model outlined in ASC 606:

Step 1: Identify the contract with the customer. Contracts are typically short-term service agreements or ongoing arrangements for logistics-related services. Each contract is assessed to ensure it establishes enforceable rights and obligations between Timwood and its customers.

Step 2: Identify the performance obligations in the contract. Our Group identifies distinct services promised in each contract, which may include providing labor for cargo handling services, airport ground handling services and terminal passenger services. Each service is evaluated to determine whether it constitutes a separate performance obligation.

Step 3: Determine the transaction price. The transaction price is based on the consideration specified in the contract, net of any applicable sales taxes, rebates, discounts, or returns. Payment terms are generally short-term and do not include financing components.

Step 4: Allocate the transaction price to the performance obligations. Where a contract includes multiple services, the transaction price is allocated to each performance obligation based on its relative standalone selling price.

Step 5: Recognize revenue when our Group satisfies a performance obligation. Revenue is recognized either over time or at a point in time, depending on the nature of the service. For services delivered over time - revenue is recognized progressively, based on the extent of services performed. For point-in-time services - revenue is recognized when the service is completed and control of the output is transferred to the customer.

Our Group primarily generates revenue from the labor provision of logistics-related services. These services are delivered under contracts where performance obligations are satisfied as services are rendered. Timwood does not typically incur significant contract assets or liabilities, as billing is closely aligned with service delivery. Contracts in progress at period-end are not material. Our Group does not offer return, refund, or warranty obligations under its service contracts.

Principal vs. Agent Considerations

In delivering logistics services, Timwood may engage subcontractors or third-party providers. In accordance with ASC 606’s control model, our Group evaluates whether it acts as a principal or an agent in these arrangements. Based on this assessment, Timwood has determined that it acts as a principal, as it controls the service before it is transferred to the customer. Accordingly, revenue and related costs are reported on a gross basis in the consolidated financial statements.

Income tax

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized. Our Group’s accounting policy is to treat interest and penalties as a component of income taxes.

Current tax assets and liabilities of our Group measured at the amount expected to be recovered from or paid to the taxation authorities, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period, taking into consideration interpretations and practices prevailing in the countries in which the subsidiaries operate.

Recent Accounting Pronouncements

Management has evaluated all recent accounting pronouncements issued by the Financial Accounting Standards Board (FASB), including Accounting Standards Updates (ASUs), through the date these consolidated financial statements were available for issuance. Based on this evaluation, there are no new pronouncements that are expected to have a material impact on our Group’s financial position, results of operations, or cash flows upon adoption. Our Group continues to monitor developments in U.S. GAAP to ensure timely compliance with applicable standards and to maintain the integrity of its financial reporting.

QUALITATIVE DISCLOSURES ABOUT MARKET RISK AND CREDIT RISK

Interest Rate Risk

Timwood is exposed to market risk arising from fluctuations in interest rates. While our Group currently does not maintain any interest-bearing debt or derivative instruments such as interest rate swaps, future financing activities may introduce exposure to both fixed and variable rate obligations. Fixed rate instruments may pose a risk in declining interest rate environments, while variable rate instruments may increase financing costs if rates rise. Our Group continues to monitor interest rate trends and may consider hedging strategies if deemed necessary.

Credit Risk

Credit risk arises when a counterparty fails to meet its obligations under a financial instrument or customer contract, potentially resulting in a financial loss. Our Group is exposed to credit risk primarily through its operating activities, including cash and cash equivalents, related party balances, and accounts receivable.

The credit risk associated with cash and cash equivalents is minimal, as these funds are held with reputable banks and financial institutions. Management does not expect any losses due to non-performance by these counterparties.

Our Group considers the credit risk related to balances due from a related party to be low. To assess the expected credit loss (ECL), management has obtained and reviewed financial information from the related party to evaluate and monitor credit risk as of the reporting date. Based on this assessment, the directors are of the opinion that our Group’s exposure to credit risk is significantly mitigated and not expected to be material.

Our Group applies the simplified approach under ASC 326 to recognize expected credit losses (ECL), which requires a lifetime ECL provision for all accounts receivable. In estimating ECL, our Group evaluates accounts receivable either individually for debtors with significant balances or collectively using a provision matrix. This matrix is structured based on customer groupings with similar credit risk characteristics.

A historical analysis has been conducted to identify key economic variables influencing credit risk and ECL. Our Group also incorporates reasonable and supportable forward-looking information, including actual or anticipated significant adverse changes in business, financial, or economic conditions that could materially affect a debtor’s ability to meet its obligations.

As of December 31, 2025, no ECL provision was recognized. Management continues to monitor macroeconomic developments that could affect customer creditworthiness. Based on current conditions and historical performance, credit risk is not expected to have a material impact on the Group’s financial condition or results of operations.

Liquidity Risk

Liquidity risk refers to our Group’s ability to meet its financial obligations as they come due. Timwood manages liquidity through regular cash flow forecasting, working capital analysis, and access to short-term funding from financial institutions and related parties when necessary. Our Group maintains adequate cash reserves and monitors its financial position to ensure sufficient liquidity for operational needs and strategic investments.

Foreign Exchange Risk

Although Timwood’s consolidated financial statements are presented in U.S. Dollars (USD), the majority of its revenues, expenses, and assets are denominated in Hong Kong Dollars (HKD). As such, our Group is exposed to foreign exchange risk arising from fluctuations between the HKD and USD. A weakening of the HKD relative to the USD could adversely affect our Group’s reported earnings, asset values and overall financial performance.

Currently, Timwood has not entered into any foreign exchange hedging arrangements. However, management continues to monitor its exposure and may consider implementing hedging strategies in the future to mitigate potential risks. Our Group manages this risk by executing transactions in the same currency whenever feasible.

The directors are of the opinion that the exchange rate between the HKD and USD remains relatively stable under Hong Kong’s linked exchange rate system. As a result, our Group does not face any significant foreign exchange risk related to Hong Kong Dollars.

OUR CORPORATE STRUCTURE AND HISTORY

Corporate Structure

Our Company is a holding company with no material operations of its own. We conduct our operations through our wholly-owned Operating Subsidiary. This is an offering of the Ordinary Shares of our Company, a Cayman Islands exempted company with limited liability, instead of the shares in our primary subsidiaries.

Because we are incorporated under the laws of Cayman Islands, you may encounter difficulty protecting your interests as a shareholder, and your ability to protect your rights through the U.S. federal court system may be limited. Please refer to the sections titled “Risk Factors” and “Enforcement of Civil Liabilities” for more information.

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands on September 18, 2025, as a holding company. We operate our business primarily through our indirectly wholly-owned Operating Subsidiary, Timwood Asia Logistics Limited.

Timwood Asia Logistics Limited was incorporated in Hong Kong on October 30, 2018. Each of Mr. Chi Wai LAM and Mr. Man Hon NG has been a shareholder and director of Timwood Asia Logistics Limited since its incorporation. At the time of incorporation, Timwood Asia Logistics Limited was owned as to 6 shares and 4 shares by Mr. Chi Wai LAM and Mr. Man Hon NG, representing 60% and 40% of the entire issued shares of Timwood Asia Logistics Limited, respectively.

Rightime Action Limited was incorporated on October 3, 2025 under the laws of the British Virgin Islands, as an intermediate holding company.

On July 1, 2025, Timwood Asia Logistics Limited resolved to allot 90 shares to Mr. Chi Wai LAM at the consideration of HK$90. Subsequent to the allotment, Timwood Asia Logistics Limited was owned as to 96 and 4 shares by Mr. Chi Wai LAM and Mr. Man Hon NG, representing 96% and 4% of the entire issued shares of Timwood Asia Logistics Limited, respectively.

On September 29, 2025, Mr. Chi Wai LAM acquired 4 shares in Timwood Asia Logistics Limited from Mr. Man Hon NG at the consideration of HK$4. Subsequent to the transfer, Timwood Asia Logistics Limited became wholly-owned by Mr. Chi Wai LAM.

On October 13, 2025, Rightime Action Limited acquired 100 shares, being the entire issued shares of Timwood Asia Logistics Limited, from Mr. Chi Wai LAM at the consideration of HK$100. Subsequent to the transfer, Timwood Asia Logistics Limited became an indirect wholly-owned subsidiary of our Company.

At the time of incorporation, our Company was wholly-owned by Mr. Chi Wai LAM. Smart Legacy Limited is an investment holding company incorporated under the laws of the British Virgin Islands and wholly-owned by Mr. Chi Wai LAM. On October 27, 2025, Mr. Chi Wai LAM entered into instrument of transfers with Smart Legacy Limited, Honest Action Limited, Joyful Keen Limited, Glory Everest Limited, Leadway Century Limited, Merit Triumph Limited, Shine Splendid Limited, Asian Excel Limited, Step Executive Limited, Trump Energy Limited, Merit Profession Limited and HashDao Limited, respectively. Pursuant to the instrument of transfers, Mr. Chi Wai LAM is to sell, and Smart Legacy Limited, Honest Action Limited, Joyful Keen Limited, Glory Everest Limited, Leadway Century Limited, Merit Triumph Limited, Shine Splendid Limited, Asian Excel Limited, Step Executive Limited, Trump Energy Limited, Merit Profession Limited and HashDao Limited are to acquire 10,200,000, 427,000, 427,000, 996,000, 1,002,000, 996,000, 996,000, 1,002,000, 1,002,000, 996,000, 996,000 and 960,000 Ordinary Shares in our Company, each at the consideration of US$1, respectively. Subsequent to the transfer, our Company became owned as to 51%, 2.14%, 2.14%, 4.98%, 5.01%, 4.98%, 4.98%, 5.01%, 5.01%, 4.98%, 4.98% and 4.80% by Smart Legacy Limited, Honest Action Limited, Joyful Keen Limited, Glory Everest Limited, Leadway Century Limited, Merit Triumph Limited, Shine Splendid Limited, Asian Excel Limited, Step Executive Limited, Trump Energy Limited, Merit Profession Limited and HashDao Limited, respectively.

On June 4, 2026, Joyful Keen Limited entered into an instrument of transfer with HashDao Limited. Pursuant to the instrument of transfer, HashDao Limited is to sell and Joyful Keen Limited is to acquire 480,000 Ordinary Shares in our Company, at the consideration of US$1. Subsequent to the transfer, Joyful Keen Limited and HashDao Limited owned 4.54% and 2.4% of our Company, respectively.

The chart below illustrates our corporate structure and identifies our subsidiaries prior to and after our Group’s initial public offering:

(1)	As of the date of this prospectus, there are five (5) shareholders which are not controlled by our directors and executive officers and have shareholding less than 5%. Pre-Offering shareholding is calculated based on 20,000,000 Ordinary Shares issued and outstanding as of the date of this prospectus.

INDUSTRY OVERVIEW

The information contained in this section and elsewhere in the prospectus have been derived from various official government and other publications generally believed to be reliable. We believe that the sources of such information and statistics are appropriate sources for such information and have taken reasonable care in extracting and reproducing such information. We have no reason to believe that such information is false or misleading in any material respect or that any fact has been omitted that would render such information false or misleading in any material respect. The following discussion includes projections for future growth, which may not occur at the rates that are projected or at all.

OVERVIEW of the hong kong airfreight logistics industry

Executive summary

As of September 2025, Hong Kong’s airfreight sector continues to anchor global trade as Asia’s premier gateway, with Hong Kong International Airport (HKIA) maintaining its title as the world’s busiest international cargo airport.

In 2024, HKIA handled 4.9 million tons of cargo, up 14.0% year-on-year (YoY)1 and a further 2.7% growth to 5.07 million tons in 20252. The Hong Kong freight and logistics market, estimated to be US$22.37 billion in 2025, is projected to grow at a compound annual growth rate (CAGR) of 4.03% through 2030, reaching US$27.25 billion, fueled by e-commerce, pharmaceuticals, and the full operationalization of the Three Runway System (3RS)3 in late 20244. On a 12-month rolling basis, cargo throughput grew by 4.1% year-on-year (YoY) to 5.02 million tons.5 Challenges include U.S. tariffs, e-commerce volume softness, and regional competition, but opportunities in sustainability and digitalization promise resilience.

Introduction

Hong Kong’s airfreight logistics industry thrives on HKIA’s strategic positioning, advanced infrastructure, and seamless customs via Electronic Data Interchange (EDI)6. Handling high-value, time-sensitive shipments like electronics, perishables, and pharmaceuticals, the sector supports approximately 45% of Hong Kong’s trade value. The 3RS, fully launched in November 2024, is expected to expand capacity by 30% to 10 million tons annually by the mid-2030s, enhancing GBA and Belt and Road Initiative (BRI)7 synergies. This industry overview reviews 2025 performance to date, analyzes trends through 2030, and forecasts growth, drawing on the Airport Authority Hong Kong’s data and industry projections.8

MARKET OVERVIEW

Size and growth

The airfreight market, encompassing forwarding, handling, and third party logistics services, benefits from HKIA’s hub status and global demand recovery. Valued at US$22.37 billion, it aligns with global air cargo CAGR of 4.03%. Projections reflect e-commerce and pharmaceutical growth, tempered by trade volatilities.9

The table below sets forth the projected market size of Hong Kong’s air freight market from 2025 to 2030:

Year	Market Size (US$ billion)	YoY Growth (%)
2025	22.37
2026	23.27	+4.03
2027	24.21	+4.03
2028	25.18	+4.03
2029	26.20	+4.03
2030	27.25	+4.03

Source: Based on Mordor Intelligence, a market research firm that publishes reports on air cargo and aviation industries, published on January 4, 2026.

[1]	https://www.hongkongairport.com/en/media-centre/press-release/2025/pr_1772, published on January 21, 2025.
[2]	https://www.hongkongairport.com/en/media-centre/press-release/2026/pr_1849, published on January 15, 2026.
[3]	The 3RS is a major expansion of Hong Kong International Airport (HKIA) that adds a new third runway, reconfigures an existing one, and expands Terminal 2 to increase capacity, handle more passengers and cargo, and improve efficiency. Officially launched in November 2024, the 3RS will allow HKIA to handle up to 120 million passengers and 10 million tons of cargo annually, solidifying its role as a major international aviation hub.
[4]	https://www.mordorintelligence.com/industry-reports/hong-kong-freight-logistics-market-study, published on January 4, 2026.
[5]	https://www.hongkongairport.com/en/media-centre/press-release/2025/pr_1831, published on October 24, 2025.
[6]	Electronic Data Interchange (EDI) is the automated, computer-to-computer exchange of standard business documents, like purchase orders and invoices, between trading partners, eliminating manual processes and paper for increased efficiency, speed, and accuracy.
[7]	The Belt and Road Initiative (BRI) is a global infrastructure and economic development strategy launched by the PRC government in 2013. It aims to invest in over 150 countries and international organizations through six overland economic corridors and the 21st Century Maritime Silk Road.
[8]	https://www.jll.com/en-hk/insights/hkias-growth-to-elevate-hong-kongs-air-freight-sector, published on November 20, 2024.
[9]	https://www.mordorintelligence.com/industry-reports/hong-kong-freight-logistics-market-study, published on January 4, 2026.

Cargo throughput

HKIA’s 2024 cargo throughput of 4.9 million tons marked a 14.0% rebound, with HKIA potentially handling an annual cargo throughput of 10 million tons by 2035. These projections are further supported by the airport’s proven resilience as a crucial air cargo hub in the midst of the challenging pandemic lockdowns.

Infrastructure and operations

HKIA’s Three Runway System (3RS), with 55 cargo stands and terminals, supports Electronic Data Interchange (EDI) for pre-arrival clearance in partnership with key operators including Hong Kong Air Cargo Terminals Limited (HACTL)10, Asia Airfreight Terminal (AAT)11, and Cathay Pacific Services Limited (CPSL)12. The development of Greater Bay Area (GBA) extensions, notably HKIA’s Dongguan Logistics Park13, completed in 2025, facilitates seamless sea-air intermodal connectivity. In recognition of its operational excellence, HKIA was awarded 2025 Airport of the Year – Major Cargo Hub by Air Cargo Week14. Looking ahead, the HKIA aims to achieve a cargo handling capacity of 10 million tons by 2030, supported by the adoption of Sustainable Aviation Fuel (SAF)15 and enhanced efficiency through the implementation of International Air Transport Association’s (IATA) ONE Record’s16 standards.

Key trends

The following discusses the expected key trends in the airfreight logistics industry.

E-commerce resilience

Global business-to-business e-commerce is expected to reach US$36 trillion by 2026.17

Pharmaceutical and high-value cargo

Pharmaceutical and high-value cargo surge is driven by growing demand for cold-chain logistics and health supply chains.

Sustainability initiatives

It is expected that the airfreight logistics industry will continue to be accelerated by sustainability initiatives, such as compliance with the European Union’s Emissions Trading Systems (ETS) on carbon emissions by 2026 and the use of electrical ground support equipment to reduce carbon footprint.

[10]	Hong Kong Air Cargo Terminals Limited (HACTL), with 3.5 million tons capacity, is the largest independent air cargo handler at HKIA.
[11]	Asia Airfreight Terminal (AAT) is one of the world’s leading air cargo terminal operators.
[12]	Cathay Pacific Services Limited (CPSL) operates the latest air cargo facility in Hong Kong, the Cathay Pacific Cargo Terminal (CPCT), serving airlines operating at HKIA.
[13]	HKIA’s Dongguan Logistics Park connects HKIA with the manufacturing hub of the Greater Bay Area (GBA) in Dongguan. By setting up the logistics park in Dongguan and a new airside intermodal cargo pier at HKIA, the innovative transshipment model extends HKIA’s cargo services further into the GBA.
[14]	Air Cargo Week is a leading publication of world cargo news for airfreight professionals.
[15]	Sustainable Aviation Fuel (SAF) is a fossil-fuel alternative made from renewable and waste sources, such as used cooking oil and agricultural waste, that can reduce life-cycle carbon emissions by up to 80%.
[16]	ONE Record is a standard for data sharing adopted by IATA and creates a single record view of the shipment. The standard defines a common data model for the data that is shared via standardized and secured web application programming interface.
[17]	https://www.experro.com/blog/b2b-ecommerce-statistics/, published on November 21, 2025.

Regional integration

It is expected that the airfreight logistics industry will develop under regional integration through the Greater Bay Area (GBA), Regional Comprehensive Economic Partnership (RCEP)18, and Belt and Road Initiative (BRI) agreements that aim to reduce tariffs and boosts connectivity. New facilities like HKIA’s Dongguan Logistics Park is expected to enhance sea-air intermodality.

Challenges

The following discusses the current challenges in the Hong Kong airfreight logistics industry.

Geopolitical tensions

Geopolitical tensions and US tariffs led to a 17% frontloading of imports in the second quarter of 2025 but caused a 12% decline in rates and a 15% reduction in China-US tonnages by June 2025.

Demand volatility

Demand volatility manifests as global air cargo growth slowed from 3% YoY in the first half of 2025 to 1% in June, with e-commerce weakening on key routes.19

Competition

Competition intensifies as Shenzhen and Guangzhou expand capacities, slightly eroding market share despite strong intra-Asia demand.

Regulatory hurdles

Regulatory and cost pressures from heightened security, fuel and emissions cost increases, and fragmented IT systems pose operational challenges.

Capacity timing

Capacity timing issues include freight aircraft delays and extended recovery timelines (approximately 4 to 6 weeks) post-Lunar New Year.

Opportunities and outlook

The Three-Runway System (3RS) in conjunction with the Greater Bay Area (GBA) integration is projected to unlock annual cargo capacity of 10 million tons. A strategic focus on intra-Asia routes and diversification into high-value cargo segments is expected to provide resilience against market volatilities and strengthen Hong Kong’s position as a regional air cargo hub. Through 2030, the airfreight logistics industry is projected to expand at a CAGR of approximately 4.03%, reaching a market value of US$27.25 billion. This growth will be driven by increased adoption of Sustainable Aviation Fuel (SAF), digitalization initiatives such as IATAT’s One Record standard, and infrastructure developments tied to the Belt and Road Initiative. Furthermore, a strategic focus on intra-Asia routes and diversification into high-value cargo segments will enhance resilience against market volatilities.

Hong Kong’s airfreight sector is demonstrating remarkable adaptability, with cargo throughput projected to increase from 4.9 million tons in 2024 to 10.2 million ton by 2030. This growth leverages the advanced infrastructure of HKIA, notably the operational Three-Runway System (3RS) since late 2024, which has significantly enhanced capacity and efficiency. Continued integration with the Greater Bay Area (GBA) and commitment to sustainability initiatives will further solidify Hong Kong’s position as Asia’s leading air cargo hub, effectively bridging global supply chains amid evolving market dynamics.

[18]	Regional Comprehensive Economic Partnership (RCEP) is a free trade agreement among the Asia-Pacific countries of Australia, Brunei, Cambodia, China, Indonesia, Japan, South Korea, Laos, Malaysia, Myanmar, New Zealand, the Philippines, Singapore, Thailand, and Vietnam
[19]	https://www.hongkongairport.com/en/media-centre/press-release/2025/pr_1831, published on October 24, 2025.

BUSINESS

Overview

We are a logistics human resources solutions provider specializing in offering staffing solutions to airport terminal services providers and aviation services providers. We offer services to customers from the aviation industry in Hong Kong. We operate our business in Hong Kong through our indirect wholly-owned Operating Subsidiary, Timwood Asia Logistics Limited. We focus on bridging the labor gap in (i) cargo handling services; (ii) airport ground handling services; and (iii) terminal passenger services. Our mission is to deliver safety-focused, hospitality-driven staffing solutions that maximize operational efficiency and passenger satisfaction. For the fiscal years ended June 30, 2025 and 2024, our revenue amounted to approximately US$7.2 million and US$5.8 million, respectively.

The following table sets forth the breakdown of our revenue by segment for the fiscal years ended June 30, 2025 and 2024:

	Years ended June 30,
	2025		2024
Reportable Segment	US$	% of revenue	US$	% of revenue
Cargo Handling Services	3,874,042	54%	3,234,587	55%
Airport Ground Handling Services	1,871,491	26%	1,151,553	20%
Terminal Passenger Services	1,472,904	20%	1,440,525	25%
Total revenue	7,218,437	100%	5,826,665	100%

Cargo Handling Services

We partner with airport terminal services providers in Hong Kong and provide manpower to them for delivering comprehensive cargo handling services to airlines and freight forwarders. We assist airport terminal services providers to drive efficiency, accuracy and rapid cargo turnaround. Our service offerings include providing workers to station at warehouses at airport terminals for (i) physical cargo handling for import and export shipments; and (ii) operating forklifts. The warehousemen we provide work around the clock and are responsible for handling shipments within a 24/7 operation to ensure continuous cargo flow and efficiency. The key tasks to be performed at the warehouses include (i) unloading cargoes from incoming containers and trucks; (ii) safely and accurately transporting received goods to designated storage locations within the warehouses; and (iii) retrieving goods from storage based on work orders for dispatch. The key tasks to be performed for operating forklifts include (i) safely and proficiently operating counterbalance forklifts to move, stack and unstack palletized goods; and (ii) using forklifts to efficiently load and unload goods from containers, trucks and other transport vehicles.

We have historically relied on Forward Transportation Company Limited, a related party, as a major source of our revenue for our cargo handling services. For the years ended June 30, 2025 and 2024, revenue from Forward Transportation Company Limited were approximately $2.2 million and $2.7 million, respectively, representing approximately 57.3% and 83.7% of our cargo handling services revenue and approximately 30.7% and 46.5% of our total revenue, respectively. Since July 2025, we no longer generate any revenue from Forward Transportation Company Limited. See sections titled “Risk Factors — Risks Related to Our Business and Industry — We have historically relied on a related party as a major source of revenue for our cargo handling services which may have a material adverse effect on our financial condition and results of operations.” and “Related Party Transactions — Material Transactions with Related Parties.” for more details.

Airport Ground Handling Services

We provide trained personnel to operate specialized vehicles to deliver vital airport ground handling services on the apron for airport terminal services providers. We provide critical ground-based support that enables efficient aircraft turnaround, and ensure cargoes are loaded, unloaded and handled with speed, accuracy and safety. The key tasks to be performed include (i) operating specialized vehicles such as tractors with unit load devices trailers to transport consolidated cargoes and baggage between the cargo terminal, aircraft and other airport facilities; and (ii) securely connecting cargoes and baggage containers during transit. We enforce rigorous compliance with airport security protocols and safety regulations, requiring drivers to observe speed limits and wear high-visibility clothing while operating within the airport apron. Our commitment to operational excellence supports on-time departures and contributes to minimizing costly delays and risks associated with ramp activities.

Terminal Passenger Services

We partner with aviation services providers in Hong Kong and provide manpower to them for delivering services to passengers in the restricted areas in the airport. We assist aviation services providers in ensuring smooth passenger flows, enhanced safety and pleasant passenger experience for airlines and travelers, Our service offerings include providing staff to station at restricted areas in the airport to provide (i) passenger services; (ii) check-in services; and (iii) identification document verification services.

Our passenger services ensure a pleasant and positive experience for travelers. The key tasks to be performed include (i) greeting passengers and offering a friendly first point of contact; (ii) providing directions and information about the airport, flight status, boarding gates and facilities; (iii) providing passenger facilitation services such as special assistance for the elderly, disabled, or unaccompanied minors; and (iv) responding promptly to general passenger inquiries.

Our check-in services provide support for the ground crew of airlines. The key tasks to be performed include (i) operating airline check-in counters and computer systems; (ii) verifying passenger’s travel documents and flight details; (iii) assigning seats according to passenger preferences and airline policies; (iv) issuing boarding passes; (v) baggage handling operations such as weighing, tagging and accepting checked-in baggage and collecting applicable baggage fees.

Our identification document verification services serve security and compliance purposes at airport terminals. The key tasks to be performed include (i) carefully inspecting passenger’s travel documents such as passports and visas to ensure they are valid and appropriate for their destinations; (ii) verifying that the names on boarding passes match with government issued identification documents; (iii) ensuring passengers possess the necessary documents for transit and entry into Hong Kong in accordance with international regulations; and (iv) working closely with airlines and border control authorities to flat any identification issues.

Salient terms of agreements

Our customers generally provide invitations for quotations to us and we do not enter into long-term agreements with our customers to provide a guaranteed number of workers. Our customers’ demand for workers vary throughout the year. Where we do enter into fixed term agreements with our customers, the agreements set out the general terms of the business relationship with our customers with the actual number and type of labor to be deployed to be agreed in separate invoices.

Cargo handling service agreement

The table below sets forth the salient terms of a cargo handling service agreement we entered into with one of our customers which is a smart logistics network service provider and a subsidiary of a global e-commerce conglomerate, functioning as its logistics arm. The customer operates a smart logistics center at the Hong Kong International Airport:

Scope of service

The scope of service is separately agreed in a services level agreement which provides the type of cargo handling service to be performed by the workers we deploy for our customer together with the service level required for each type of cargo handling service such as the target maximum time required for unloading cargo from a specified container truck or the percentage level of cargo scanning to be completed during cargo acceptance. Where necessary, additional services requested by our customer may be agreed to in writing between the parties from time to time.

Warranties	We are required to give standard warranties under the agreement on the services provided by the workers we deploy for our customer.

Term and termination	The agreement shall commence from May 1, 2024 to April 30, 2026 under a one (1) year fixed term and one (1) year floating term, unless terminated as provided under the agreement. Upon expiry of the one (1) year fixed term, either party may terminate the agreement by giving the other party not less than sixty (60) days prior written notice.

Rate	We charge service fees based on the rates specified under the agreement based on a unit rate per kilograms of cargo handled.

Payment terms

Service charges are settled on a monthly basis. We shall provide a monthly statement to our customer on the last calendar day of each month for all charges incurred over that specific calendar month, and we shall issue the corresponding invoice once the monthly statement is confirmed by our customer. Our customer shall not be held liable for any delay if we fail to issue our invoice on time.

Our customer shall provide a billing summary of the previous month to us on r before the 30th day of each month and we shall furnish our customer with the amount of any charges incurred in the previous month together with all relevant details and supporting documents and provide the appropriate invoices within three (3) days of the completion of the reconciliation. Our customer shall settle the charges of the undisputed items within forty-five (45) days from the date of invoice.

If our customer disagrees with any charging items in the monthly invoices, we shall submit relevant evidence to our customer within three (3) business days. Our customer shall settle the charges of undisputed items as per the invoice due date and shall be entitled to withhold payment on the disputed items until mutual agreement is reached with us.

Airport ground handling service agreement

The table below sets forth the salient terms of an airport ground handling service agreement we entered into with one of our customers which provide airport terminal services at the Hong Kong International Airport:

Standard of service	The agreement provides the standard of service required for the workers deployed by us and that our customer shall be entitled to reject our deployment on the grounds of unsatisfactory skill set performance, security concern, unacceptable behavior, health concern and lawful reasons. The workers deployed by us shall also adhere strictly to all health and safety rules and requirements for working on the ramp at the airport.

Warranties	We are required to give standard warranties under the agreement on the services provided by the workers we deploy for our customer such as complying with the Airport Restricted Area (ARA) permit control procedures which require permit holders to wear their permits visibly on their outer clothing and to enter and exit through designated staff corridors, complying with all security instructions.

Term and termination	The agreement shall continue for a period of twelve (12) months from the effective date on July 1, 2024 to June 30, 2025. Thereafter, the agreement shall continue in effect until it is superseded by a new agreement or unless terminated by either party by one (1) month’s prior written notice of termination.

Manpower arrangement	Our customer shall give fourteen (14) days’ prior notice to us for any headcount increment or reduction. We shall follow the requirements of our customer for roster patterns for contractual headcount per day and our customer may adjust the roster patterns from time to time subject to operational needs.

Penalty system	We shall compensate our customer and reimburse our customer all subsequent cost, loss and/or compensation incurred in the event that we fail to provide our customer the required headcount at the agreed service levels, standards, our workers violating safety regulations or the workers we deploy demonstrate inappropriate working behavior.

Service tariff	The agreement provides the hourly rate and overtime rate of the type of labor deployed.

Payment terms	We shall issue monthly invoice together with relevant supporting documents to our client on or before the 10th day of each calendar month in respect of all services performed during the previous calendar month. Our customer shall pay the amount invoiced within thirty (30) days of receipt.

Terminal passenger service agreement

The table below sets forth the salient terms of a terminal passenger service agreement in the form of quotation we entered into with one of our customers which provide airport terminal services at the Hong Kong International Airport:

Quotation for passenger services agent	The agreement provides the hourly rate for providing a passenger services agent to our customer for the period of one (1) year.
Warranties	We are required to give standard warranties under the agreement on the services provided by the workers we deploy for our customer.
Term and termination	The agreement shall commence as a one (1) year fixed contract effective upon acceptance of the quotation. Either party may give one month’s prior notice to terminate the agreement.

Penalty system	We shall compensate our customer and reimburse our customer all subsequent cost, loss and/or compensation incurred in the event that we fail to provide our customer the required headcount at the agreed service levels, standards, our workers violating safety regulations or the workers we deploy demonstrate inappropriate working behavior. The agreement provides the amount of penalty per day we are required to bear should the manpower provided falls short of that required by our customer.

Resignation of staff	Resignation of any staff deployed by us shall be subject to a minimum of thirty (30) days’ notice period.

Payment terms	We shall invoice our customer every thirty (30) days. Settlement shall be made in thirty (30) days upon receipt of our invoice and due verification of the charges.

Business model and operational workflow

We operate as a compact team and supplement our workforce by sourcing labor from trusted suppliers to meet customer demand. Proudly serving as a reliable partner of airport terminal services providers, we bridge labor gaps across diverse airport terminal services, ensuring consistent, efficient and dependable staffing for our customers.

The diagram below illustrates the key players in the airport terminal services value chain demonstrating how we source labor from our suppliers and provide staffing solutions to our customers:

Airport Authority Hong Kong

- The Airport Authority Hong Kong issues public tender invitations to invite bids for providing airport terminal services.
- Airport terminal services tenders once awarded, generally continues for a period of [*] years.

Airport terminal and aviation services providers

- Airport terminal services tenders are generally awarded to three to four service providers who are authorized to provide services at airport terminals.
- The target customers of airport terminal services providers are airlines and freight forwarders who have demand for cargo handling services, passenger terminal services and airport ground handling services.

Human resources solutions providers

- The airport terminal services providers issue quotation invitations to human resources solutions providers like our Group to source labor for providing different types of airport terminal services.
- We tailor-made human resources solutions depending on the requirements of the airport terminal services providers.

Other staff solutions providers and logistics services providers

- Human resources solutions providers further source labor from other staff solutions providers and logistics services providers depending on the demand for different types of labor.

Although the type of services provided by the workers we deploy for our customers may be different, our operational workflow can be broadly categorized into four main stages: (i) quotation and confirmation; (ii) labor sourcing; and (iii) deployment and invoicing.

The diagram below illustrates the general operational workflow of our operations:

Quotation and confirmation	● Receiving quotation invitation from customers ● Reviewing service requirements ● Executing service quotations with customers

Labor sourcing

● Ongoing discussions with customers on the labor and service requirements

● Providing service requirements to suppliers for sourcing labor

● Issuing quotation invitation to suppliers

● Executing service quotations with suppliers

Deployment and invoicing	● Assigning and deploying labor to customer sites ● Ongoing review of labor deployment ● Issuing monthly invoices

Pricing strategy

Our price quotation is generally determined by adding certain mark-ups over our costs from sourcing labor from our suppliers. Pricing of the labor we deploy is determined on a case-by-case basis and is dependent on various factors, which generally include (i) the scope of services; (ii) the period of deployment; (iii) business relationship with the customer; (iv) market supply of and demand in airport terminal services; (v) rates offered by our competitors; and (vi) seasonality.

Customers

We offer services to customers from the aviation industry in Hong Kong including airport terminal services providers and aviation services providers. The Airport Authority Hong Kong, a statutory body wholly-owned by the Hong Kong government, oversees the operation and development of the Hong Kong International Airport. Only a select group of airport terminal operators, authorized through tenders issued by the Airport Authority Hong Kong, are permitted to provide terminal and aviation services. Given this structure, the number of customers who contributed revenue to us was three for the fiscal year ended June 30, 2025 and four for the fiscal year ended June 30, 2024, accounting for 100.0% and 100.0% of our revenue in the corresponding periods, respectively.

Suppliers

As a logistics human resources solutions provider specializing in offering staffing solutions to airport terminal services providers and aviation services providers, we operate in a compact team and rely on other staffing solutions providers and logistics services providers to provide the actual labor to cater for our customers’ needs. We believe we are able to position ourself within the airport terminal services value chain as we have a track record of partnering directly with airport terminal services providers. We believe we are able to understand their needs and our history, background and financial position fulfills their requirements. The labor supplied to us by our suppliers include (i) warehouse workers; (ii) passenger services agents; and (iii) forklift drivers. Our five largest suppliers for the fiscal years ended June 30, 2025 and 2024 accounted for approximately 99.9% and 95.9% of our total cost of services, respectively.

We do not enter into long-term agreements with our suppliers to source a guaranteed number of workers as our customers’ demand for workers vary throughout the year. Where we do enter into fixed term agreements with our suppliers, the agreements generally set out the general terms of the business relationship with our suppliers and the unit rate charged for different types of labor with the actual number and type of labor to be deployed to be agreed in separate invoices.

The table below sets forth the salient terms of the service agreement we generally enter into with our suppliers:

Unit rate

The agreement provides for the agreed unit rate per hour for different types of labor supplied such as passenger service agents, loading supervisors and airport bus drivers together with the overtime rate per day.

Labor insurance, and Mandatory Provident Fund

Our supplier shall be responsible for (i) all applicable employees’ compensation insurance and Mandatory Provident Fund; (ii) all obligations under relevant labor regulations applicable to an employer; and (iii) all labor employees’ compensation obligations applicable to an employer in relation to workplace injuries.

Term and termination	The agreement shall commence on a certain date and shall continue until terminate by one (1) month’s written notice of termination provided by either party. If our agreement with our customer is terminated or not renewed, such agreement with our supplier shall also be terminated.

Market and competition

As of September 2025, Hong Kong’s airfreight sector continues to anchor global trade as Asia’s premier gateway, with Hong Kong International Airport (HKIA) maintaining its title as the world’s busiest international cargo airport.

In 2024, HKIA handled 4.9 million tons of cargo, up 14.0% year-on-year (YoY). The Hong Kong freight and logistics market, estimated to be US$22.37 billion in 2025, is projected to grow at a compound annual growth rate (CAGR) of 4.03% through 2030, reaching US$27.25 billion, fueled by e-commerce, pharmaceuticals, and the full operationalization of the Three Runway System (3RS)1 in late 2024. On a 12-month rolling basis, cargo throughput grew by 4.1% year -on-year (YoY) to 5.02 million tons. Challenges include U.S. tariffs, e-commerce volume softness, and regional competition, but opportunities in sustainability and digitalization promise resilience.

Hong Kong’s airfreight logistics industry thrives on HKIA’s strategic positioning, advanced infrastructure, and seamless customs via Electronic Data Interchange (EDI)2. Handling high-value, time-sensitive shipments like electronics, perishables, and pharmaceuticals, the sector supports approximately 45% of Hong Kong’s trade value. The 3RS, fully launched in November 2024, is expected to expand capacity by 30% to 10 million tons annually by the mid-2030s, enhancing GBA and Belt and Road Initiative (BRI)3 synergies.

Nonetheless, competition within the industry is intense, marked by key challenges such as financial resources and supplier networks. Some of our competitors may have certain advantages, including but not limited to having long operating history, better financing capabilities and well-developed supplier networks. New participants may wish to enter the industry provided that they have the appropriate networks, local experience, necessary know-how and capital. Any significant increase in competition may lower our operating margins and cause us to lose market share.

Seasonality

We do experience seasonality to a certain extent in our business as demand for airport terminal services is affected by cargo volumes handled and number of travelers. Our peak season is generally from October to December, driven by holidays, festive events and discount promotions such as Thanksgiving, Christmas and New Year’s Eve. Accordingly, comparison of sales and operating results from different periods in any given financial year may not be relied upon as indicators of our performance. It is widely understood in the industry that these seasonal trends are influenced by a number of factors, including weather patterns, national holidays, economic conditions, consumer demand, major product launches, as well as a number of other market forces.

Our competitive strengths

We believe the following competitive strengths differentiate us from our competitors:

We have an established reputation within the industry

We began operations in 2018 as a logistics human resources solutions provider. Over the past years, we have built a strong reputation as a trusted partner to airport terminal services providers in Hong Kong, founded on our commitment to meeting customer needs. The Airport Authority Hong Kong, a statutory body wholly-owned by the Hong Kong government, oversees the operation and development of the Hong Kong International Airport. Only a select group of airport terminal operators, authorized through tenders issued by the Airport Authority Hong Kong, are permitted to provide terminal and aviation services. Given this structure, logistics human resources solutions provider like our Group, who partner directly with authorized terminal services providers, are highly regarded for meeting rigorous background, financial and track record standards within the industry.

We focus on customer needs with an aim to develop long-term stable relationships

We take pride in our ability to develop flexible, scalable staffing solutions tightly integrated with airport terminal services providers’ business and operational needs. We put a strong emphasis in creating continuing relationships with our customers as long-term stable relationships foster trust and alignment with airport terminal services providers’ evolving needs, creating a reliable labor bridge that adapts with growth. Built on a foundation of operation excellence, we understand airport specific regulations, security and operational tempo to ensure seamless staffing that supports efficient, safe turnaround and cargo handling. We leverage trusted labor suppliers to support our workforce to enable quick response to fluctuating passenger volumes and service demands without sacrificing quality. We believe such emphasis on customer needs reinforces their confidence increases the chance of further business opportunities whether through returning customers or business referrals.

[1]	The 3RS is a major expansion of Hong Kong International Airport (HKIA) that adds a new third runway, reconfigures an existing one, and expands Terminal 2 to increase capacity, handle more passengers and cargo, and improve efficiency. Officially launched in November 2024, the 3RS will allow HKIA to handle up to 120 million passengers and 10 million tons of cargo annually, solidifying its role as a major international aviation hub.
[2]	Electronic Data Interchange (EDI) is the automated, computer-to-computer exchange of standard business documents, like purchase orders and invoices, between trading partners, eliminating manual processes and paper for increased efficiency, speed, and accuracy.
[3]	The Belt and Road Initiative (BRI) is a global infrastructure and economic development strategy launched by the PRC government in 2013. It aims to invest in over 150 countries and international organizations through six overland economic corridors and the 21st Century Maritime Silk Road.

We operate in a compact team with growth potential

We operate our business with a compact team comprising only our managing director Mr. Chi Wai LAM and general manager Mr. Man Hon NG as our direct employees. A compact core team enables fast decision-making and adaptable staffing solutions that respond swiftly to fluctuating airport demand and operational changes. Our lean operations minimize overhead while leveraging trusted labor suppliers allows us to scale our workforce up or down, thereby optimizing costs without compromising service quality. Our small team excel in clear, timely communication with airport terminal services providers and workers, enhancing coordination across shifts and reducing errors or delays. We believe our focused, hands-on management builds strong, long-term partnerships by consistently delivering dependable, well-trained staff aligned with airport operational standards. We believe this blend of agility, industry know-how, cost control, and close collaboration makes us highly competitive in the complex, 24/7 airport environment. Where necessary, we our compact team provides growth potential for us to increase our operating scale in response to customer demands and market trends.

Our growth strategies

We intend to pursue the following strategies to further expand our business:

Leverage technology to improve our operational efficiency

We intend to maintain up-to-date technological infrastructure by adopting smart airport information technology solutions and digital tools that boost efficiency and accuracy. Specifically, we intend to implement advanced resource management systems tailored for workforce allocation and real-time scheduling, which automatically consider staff qualifications, availability and operational changes. Additionally, we will leverage AI-powered analytics to predict demand surges and adjust labor resources proactively, minimizing delays and optimizing staff deployment. We believe these technologies will enable flexible, error-free planning and quick adjustments to flight changes, ensuring smooth airport terminal operations and high service quality.

Enhance our team of industry talents and expand our operating scale

We intend to hire more industry talents to support our existing compact team. While our compact team allows us to provide more dedicated attention to our customers, thereby creating a strong sense of responsibility and engagement, strengthening relationships and increasing customer satisfaction, we believe that to expand our operating scale to cope with increasing customer demands and business opportunities and reduce our reliance on outsourcing, we need to constantly look for industry talents to join us. Leveraging our in-depth industry know-how and stable customer network, we will continue to expand our operating scale while maintaining dedicated and tailored services to our customers.

Enhance our brand in the aviation industry

We have demonstrated our ability to build our brand and reputation among established customers in the aviation industry through building trust with airport terminal services providers through a proven track record and open communication. Riding on such success and a strong reputation, we intend to further promote our brand and gain customer confidence across the airport terminal services value chain. We plan to further improve our brand image by increasing marketing activities such as hosting and sponsoring technical training sessions and seminars among industry players and potential customers to demonstrate our strict adherence to airport security and labor regulations to boost credibility and trustworthiness. We will also equity our staff with strong customer service skills and airport-specific knowledge so they will reflect our brand professionally. With our enhanced brand image, we believe we will be able to capture new business prospects and expand our sources of revenue.

Employees

We operate our business with a compact team comprising only our Managing Director Mr. Chi Wai LAM and General Manager Mr. Man Hon NG as our direct employees. We source additional supporting staff from our suppliers to support our workforce. The following table sets forth a breakdown of the members of our workforce (through direct employment or sourced from suppliers) by title:

	For the fiscal years ended June 30
Title	2025	2024
Managing director (direct employment)	1	1
General manager (direct employment)	1	1
Financial controller (sourced from suppliers)	1	1
Accounting staff (sourced from suppliers)	1	1
Human resources and administration staff (sourced from suppliers)	2	2
Information technology staff (sourced from suppliers)	1	1
Clerical staff (sourced from suppliers)	5	-
Total	12	7

While the human resources solutions we provide to our customers are labor intensive, it is not necessary for us to maintain employment relationship with a large number of staff to operate our business at our current scale. We therefore maintain a compact team and source supporting staff from our suppliers where necessary to cope with business demand to minimize our recurring staff costs.

Properties

As of the date of this prospectus, we entered into the following tenancy agreement for our office:

Location	Term	Usage
B23, 5/F, Wing Hong Factory Building, 777-783 Yu Chau West Street, Cheung Sha Wan, Kowloon, Hong Kong	May 21, 2025 to May 20, 2027	Office

Intellectual property

As of the date of this prospectus, we have not registered any patent or trademark. We have registered our domain name and website. You can find our website at https://timwoodasia.com/.

Insurance

We consider our insurance policies to be adequate and in line with the industry standard. As of the date of this prospectus, we have maintained employees’ compensation and office insurance for our employees that include work injury under the regulatory requirements in Hong Kong. As of the date of this prospectus, we had not made any material claims on insurance.

Legal proceedings

During the fiscal years ended June 30, 2025 and 2024 and as of the date of this prospectus, neither we nor any of our subsidiaries have been involved in any litigation, claim, administrative action or arbitration which in the opinion of our management, is likely to have a material adverse effect on our business, financial condition or results of operations.

REGULATIONS

This section sets forth a summary of the material laws and regulations applicable to our business operations in Hong Kong.

Business registration

The Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong) (“BRO”) requires that every person carrying on any business shall make application to the Commissioner of Inland Revenue in the prescribed manner for the registration of that business. The Commissioner of Inland Revenue must register each business for which a business registration application is made or is deemed to be made under the BRO as soon as practicable after the prescribed business registration fee and levy are paid and issue a business registration certificate or branch registration certificate for the relevant business or the relevant branch as the case may be.

Laws and regulations relating to employment

Pursuant to the Employment Ordinance (Chapter 57 of the Laws of Hong Kong) (“EO”), which came into full effect in Hong Kong on September 27, 1968, all employees covered by the EO are entitled to basic protection under the EO including but not limited to payment of wages, restrictions on wages deductions and the granting of statutory holidays.

Pursuant to the Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong) (“MPFSO”), which came into full effect in Hong Kong on December 1, 2000, every employer of an employee covered by the MPFSO must take all practicable steps to ensure that the employee becomes a member of a registered Mandatory Provident Fund (“MPF”) scheme. An employer who, without reasonable excuse, fails to comply with such a requirement may face a fine and imprisonment. The MPFSO provides that an employer who is employing a relevant employee must, for each contribution period, from the employer’s own funds, contribute to the relevant MPF scheme the amount determined in accordance with the MPFSO.

Pursuant to the Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong) (“ECO”), which came into full effect in Hong Kong on December 1, 1953, all applicable employers are required to take out insurance policies to cover their liabilities under the ECO and at common law for injuries at work in respect of all of their employees. An employer failing to do so may be liable to a fine and imprisonment.

Pursuant to the Minimum Wage Ordinance (Chapter 608 of the Laws of Hong Kong) (“MWO”), which came into full effect in Hong Kong on May 1, 2011, an employee covered by the MWO is entitled to be paid wages no less than the statutory minimum wage rate during the wage period. With effect from February 18, 2025, the statutory minimum hourly wage rate is HK$42.1 (approximately US$5.3). Failure to comply with the MWO constitutes an offence under the EO.

Under the Hong Kong laws, a worker may be categorized as either an independent contractor or an employee. There are several important factors to distinguish an employee from an independent contractor, among others, (i) control over work procedures, working time and method; (ii) ownership and provision of work equipment, tools and materials; and (iii) whether the person is free to hire helpers to assist in the work. A company is generally not liable to take up employer’s obligations under the EO, the ECO, the MWO and the MPFSO in respect of its independent contractors.

Laws and regulations relating to labor, health and safety

Factories and Industrial Undertaking Ordinance (Chapter 59 of the Laws of Hong Kong) (the “FIUO”) provides for the safety and health protection of workers in an industrial undertaking. Under the FIUO, (i) “industrial undertaking” includes but not limited to the loading, unloading, or handling of goods or cargo at any dock, quay, wharf, warehouse or airport; and (ii) a “proprietor” means the person for the time being having the management or control of the business carried on, in, inter alia, an industrial undertaking, or the occupier or the agent of the occupier of an industrial undertaking. Under the FIUO, there are 30 sets of subsidiary regulations covering various aspects of hazardous work activities in factories, building and engineering construction sites, catering establishments, cargo and container handling undertakings and other industrial workplaces. The subsidiary regulations prescribe detailed safety and health standards on work situations, plant and machinery, processes and substances.

Factories and Industrial Undertakings (Lifting Appliances and Lifting Gear) Regulations (Chapter 59J of the Laws of Hong Kong) (the “FIU(LALG)R”) was made under the FIUO and they lay down, among others, the legal requirements for the testing, examination and inspection of lifting appliances and lifting gear used for raising or lowering or as a means of suspension in any industrial undertaking (the “Lifting Equipment”). Every employer providing Lifting Equipment for use at work, and every person having control of such use, should observe and ensure compliance with these regulations. In particular, the Lifting Equipment must be made of strong and sound material, properly maintained, and thoroughly examined by a competent examiner at least once every 12 months and certified by the competence examiner in an approved form as being in a safe working order; the Lifting Equipment should not be loaded beyond the maximum safe working load; and that no load is left suspended from a Lifting Equipment unless a competent person is in charge of the lifting appliance during the period of suspension.

Factories and Industrial Undertakings (Cargo and Container Handling) Regulations (Chapter 59K of the Laws of Hong Kong) (the “FIU(CCH)R”) was made under the FIUO and they provide for the requirements on safety of workers employed in industrial undertakings of loading, unloading or handling of cargo and goods at docks, quays or wharves as well as those employed in industrial undertakings of loading, unloading, handling, stacking, unstacking, storing or maintaining (including repairing) of freight containers. In particular:

●	Regulation 7 requires that the owner of a fork-lift truck shall not use or cause or permit the use of the truck for cargo or container handling unless (i) it is properly maintained; and (ii) the person operating it is trained and competent to operate it.

●	Regulation 9 requires that, where cargo or goods are placed on a dock, quay or wharf (a) a clear passage leading to the means of access to any vessel which is lying at a the dock, quay or wharf shall be maintained on the dock, quay or wharf; and (b) if any space is left along the edge of the dock, quay or wharf, it shall be at least 900 millimeters wide and clear of all obstructions, other than fixed structures, plant and appliances in use.

●	Regulation 10B requires the proprietor to take all reasonable steps to ensure that no person works on top of a container unless adequate precautions have been taken to prevent persons falling therefrom.

The proprietors of industrial undertakings (as defined in the FIUO) engaged in the aforementioned activities are responsible for ensuring that the regulations are observed.

Factories and Industrial Undertakings (Loadshifting Machinery) Regulation (Chapter 59AG of the Laws of Hong Kong) (the “FIU(LM)R”) stipulates the responsible person of a loadshifting machine shall ensure that the machine is only operated by a person who has attained the age of 18 years and holds a valid certificate applicable to the type of loadshifting machine to which that machine belongs. Under the FIU(LM)R, loadshifting machines used in industrial undertakings refer to fork-lift trucks.

Factories and Industrial Undertakings (Fire Precautions in Notifiable Workplaces) Regulations (Chapter 59V of the Laws of Hong Kong) (the “FIU(FPNW)R”) was made under the FIUO and they provide for the prevention of the outbreak of fire, the spread of fire and smoke in case of fire, the provision of fire fighting equipment and the maintenance of fire escapes in notifiable workplaces.

The Occupiers Liability Ordinance (Chapter 314 of the Laws of Hong Kong) (the “OLO”) regulates the obligations of a person occupying or having control of premises on injury resulting to persons or damage caused to goods or other property lawfully on the land. The OLO imposes a common duty of care on an occupier of premises to take such care as in all the circumstances of the case is reasonable to see that the visitors will be reasonably safe in using the premises for the purposes for which he is invited or permitted by the occupier to be there.

The Occupational Safety and Health Ordinance (Chapter 509 of the Laws of Hong Kong) (the “OSHO”) provides for the safety and health protection to employees in workplace, both industrial and non-industrial. Under section 6 of the OSHO, every employer must, so far as reasonably practicable, ensure the safety and health at work of all the employer’s employees by:

(a)	providing and maintaining plant and systems of work that are safe and without risks to health;

(b)	making arrangements for ensuring safety and absence of risks to health in connection with the use, handling, storage or transport of plant and substances;

(c)	providing information, instruction, training and supervision as may be necessary to ensure the safety and health at work of the employees;

(d)	as regards any workplace under the employer’s control, maintaining the workplace in a condition that is safe and without risks to health or providing or maintaining means of access to and egress from the workplace that are safe and without any such risks; and

(e)	providing or maintaining a working environment for the employees that is safe and without risks to health.

The Commissioner for Labor may serve an improvement notice on an employer against contravention of the OSHO or the FIUO, or a suspension notice against activity or condition or use of workplace or of any plant or substance located on the workplace which may create an imminent risk of death or serious bodily injury to the employees.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information concerning our directors and executive officers, including their ages as of the date of this prospectus:

Name	Age	Position
Ngar Tat Eddie CHEUNG	56	Director and Chairman of the Board
Chi Wai LAM	43	Director and Chief Executive Officer
Kam Fai CHEUNG	54	Director
Kam Shun CHAU	48	Director
Ka Kin TAM	45	Chief Financial Officer
[ ]	[ ]	Independent Director Nominee(1)
[ ]	[ ]	Independent Director Nominee(1)
[ ]	[ ]	Independent Director Nominee(1)
[ ]	[ ]	Independent Director Nominee(1)
[ ]	[ ]	Independent Director Nominee(1)

(1)	The nominee of independent director will become effective upon the effectiveness of the registration statement of which this prospectus forms a part.

Ngar Tat Eddie CHEUNG is a Director and Chairman of our Board and is responsible for the general corporate strategy, overall management of our operations and business expansion. He jointed our Group in 2025. He is a seasoned finance and accounting professional with over 20 years of experience. Since 2022, he has been an independent non-executive director of Jutal Offshore Oil Services Limited (HKEx: 3303), a company listed on The Stock Exchange of Hong Kong Limited. From 2007 to 2020, he was a senior project manager and the head of corporate restructuring of a law firm in Hong Kong, specializing in business reorganizations and initial public offering restructurings. In 2000, he founded a corporate finance advisory firm, assisting enterprises with financing and initial public offerings. From 2005 to 2007, he served as a deputy audit manager at RSM Nelson Wheeler, where he led audits for listed companies and advised on mergers and acquisitions. From 1995 to 1998, he was a senior associate at PricewaterhouseCoopers. He obtained a bachelor’s degree in accounting from Cardiff College, University of Wales in 1994.

Chi Wai LAM is a Director and our Chief Executive Officer and is responsible for shaping corporate strategy, overseeing our operations and driving business expansion. He is also the Managing Director of our Operating Subsidiary. With deep industry roots and over 20 years of experience, he is recognized for his visionary leadership and commitment to modernizing Hong Kong’s logistics services sector. He has since 2005 joined Forward Transportation Company Limited, a logistics service company and a related party, as management trainee and subsequently as managing director to assist his family business. Hailing from a family with deep roots in transportation and air freight logistics, he represents the second generation of industry professionals, possessing substantial industry heritage and extensive management experience. He currently serves as the president of the Hong Kong Association of Air Cargo Truckers and holds advisory roles on several government councils, including the Hong Kong Logistics Development Council and the Air Cargo Security Task Force, where he is responsible for enhancing cross-border trade, promoting technology adoption and shaping policy frameworks that support industry competitiveness. He is a frequent contributor to infrastructure planning and e-logistics initiatives, and he plays a pivotal role in coordinating with aviation authorities to resolve operational challenges. His efforts have helped position Hong Kong as a leading logistics hub in the Greater Bay Area. He obtained a bachelor’s degree in science (psychology) from the University of Birmingham in 2006.

Kam Fai CHEUNG is a Director. He is a veteran in the financial and securities sector, with over 20 years of experience and an extensive professional network. He has held senior positions across multiple listed companies and financial institutions, demonstrating exceptional leadership in business development, strategic planning and corporate management. He currently serves as the chairman and director of Mango Financial Limited (formerly known as Ping An Securities Limited), and he previously held the role as managing director, overseeing short, medium and long-term strategies and operational planning. He is also an executive director of Beng Soon Machinery Holdings Limited (HKEx: 1987), the chief planning officer of Chian Anchu Energy Storage Group Limited (HKEx: 2399), both being companies listed on The Stock Exchange of Hong Kong Limited. He previously served as a director of Lohas Finance Limited and China managing director of Baron Group International Limited, where he was responsible for actively driving its business growth in the China market.

Kam Shun CHAU is a Director. He is a seasoned entrepreneur and business advisor based in Hong Kong with over 10 years of experience spanning property consultancy, food and beverage and corporate management. Since 2022, he has been managing KHN Holdings Limited, a business advisory company. From 2014 to 2019, he was the owner of Ho Mun Seafood Restaurant, extending his entrepreneurial spirit to the food and beverage sector. In 2013, he founded Hong Shing Property Mortgage Consultancy Limited, where he led its operations from 2013 to 2016. From 2011 to 2012, he was a financial advisor at Capital Global Wealth Management Limited.

Ka Kin TAM has since July 2022 been our Chief Financial Officer and is responsible for overseeing and managing the accounting, financial and tax matters. With over 20 years of relevant experience in various industries, especially sourcing and supply chain, he is recognized for his leadership in accounting, human resource and administrative operation. From 2021 to 2022, he served as the financial controller in South China Holdings Company Limited (HKEX: 413.HK) in Nanjing & Tianjin offices mainly in charge of daily operation matters. From 2010 to 2013, he worked as a senior accountant in Groupe Casino’s (Euronext: CO) Hong Kong office where he was responsible for supervising daily accounting operation. He obtained a master’s degree in business administration from the University of Sunderland in 2021. He has been a qualified accountant of Institute of Public Accountants (IPA) Australia since 2017 and an international affiliate of Hong Kong Institute of Certified Public Accountants (HKICPA) since 2018.

[   ] is a director nominee who will be appointed as one of our independent directors prior to the closing of our initial public offering. [   ]

[   ] is a director nominee who will be appointed as one of our independent directors prior to the closing of our initial public offering. [   ]

[   ] is a director nominee who will be appointed as one of our independent directors prior to the closing of our initial public offering. [   ]

[   ] is a director nominee who will be appointed as one of our independent directors prior to the closing of our initial public offering. [   ]

[   ] is a director nominee who will be appointed as one of our independent directors prior to the closing of our initial public offering. [   ]

Family Relationships

As of the date of this prospectus, there are no family relationships among our directors and executive officers.

Corporate Governance Practices

Foreign Private Issuer

After the consummation of this Offering, we will qualify as a “foreign private issuer” under the SEC rules and Nasdaq rules. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors, and principal shareholders will be exempt from the short-swing profit recovery provisions contained in Section 16(b) of the Exchange Act. However, pursuant to the Holding Foreign Insiders Accountable Act enacted on December 18, 2025, our directors and officers are subject to the insider reporting obligations under Section 16(a) of the Exchange Act, including the requirement to file Forms 3, 4 and 5, which became effective on March 18, 2026. Also, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and we will submit to the SEC from time to time, on Form 6-K, reports of information that would likely be material to an investment decision in our Ordinary Shares.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), except that we must comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640), and that we have an audit committee that satisfies Rule 5605(c)(3), including having committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). The exemptions are subject to our disclosure of which requirements we are not following and the equivalent Cayman Islands requirements. Below are some of the exemptions afforded to foreign private issuers under the Nasdaq rules:

●	Exemption from the requirement that we disclose within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers.

●	Exemption from the requirement that our board of directors be composed of independent directors.

●	Exemption from the requirement that our audit committee have a minimum of three members.

●	Exemption from the requirement that we hold annual shareholders’ meetings.

●	Exemption from the requirement that our board of directors have a remuneration committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

●	Exemption from the requirement that director nominees are selected, or recommended for selection by our board of directors, either by (i) independent directors constituting a majority of our board of directors’ independent directors in a vote in which only independent directors participate, or (ii) a committee comprised solely of independent directors and governed by a formal written charter or board resolution, as applicable, addressing the nomination process as adopted.

We may in the future decide to use the foreign private issuer exemption with respect to some or all of the other Nasdaq corporate governance rules. We also intend to comply with Cayman Islands corporate governance requirements under the Companies Act applicable to us at the same time. If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

In connection with this Offering, we have adopted a code of business conduct and ethics, which is applicable to all of our directors, executive officers and employees and is publicly available.

Board of Directors

Our Board of Directors will consist of five (5) directors upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. A director who is, directly or indirectly, interested in a contract or transaction or proposed contract or transaction with our company shall declare the nature of his or her interest at a meeting of our directors. Subject to the Nasdaq Listing Rules and disqualification by the chairman of the relevant board meeting, a director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he or she may be interested therein provided the director discloses to his fellow directors the nature and extent of any material interests in respect of any contract or transaction or proposed contract or transaction and if he or she does so his or her vote shall be counted and he or she may be counted in the quorum at any meeting of our directors at which any such contract or transaction or proposed contract or transaction is considered. Our directors may exercise all the powers of our Company to issue debentures, debenture stock, bonds, and other securities, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party. None of our non-executive directors have a service contract with us that provides for benefits upon termination of service.

We recognize the importance and benefit of having a board of directors composed of highly talented and experienced individuals having regard to the need to foster and promote diversity among board members with respect to attributes such as gender, ethnicity and other factors. In support of this goal, we will consider criteria that promote diversity, including with regard to gender, ethnicity, and other dimensions; and consider the level of representation of women on our board of directors along with other markers of diversity.

Committees of the Board of Directors

We will establish three committees under the board of directors immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part: an audit committee, a compensation committee, and a nominating and corporate governance committee. We expect to adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of [   ], [   ] , and [   ] . [   ] will be the chairperson of our audit committee. We have determined that each of our audit committee members satisfies the “independence” requirements of Rule 5605(c)(2) of the Nasdaq rules and meets the independence standards under Rule 10A-3 under the Exchange Act. We have determined that [   ] as a person who has the following attributes: understanding of GAAP and financial statements, ability to assess the application of GAAP for accounting estimates, accruals and reserves, experience with financial statements, understanding of internal controls and knowledge of audit committee functions that qualifies as an “audit committee financial expert” within the meaning of the SEC rules and possesses financial sophistication within the meaning of the Nasdaq rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related-party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee will consist of [   ], [   ] , and [   ] . [   ] will be the chairman of our compensation committee. We have determined that each of our compensation committee members satisfies the “independence” requirements of Rule 5605(a)(2) of the Nasdaq rules. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officers may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

●	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officers and other executive officers;

●	reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

●	reviewing periodically and approving any incentive compensation or equity plans, programs, or similar arrangements; and

●	selecting compensation consultant, legal counsel, or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of [   ], [   ], and [   ]. [   ] will be the chairman of our nominating and corporate governance committee. We have determined that each of our nominating and corporate governance committee members satisfies the “independence” requirements of Rule 5605(a)(2) of the Nasdaq rules. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

●	selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

●	reviewing annually with the board the current composition of the board in regard to characteristics such as independence, knowledge, skills, experience, and diversity;

●	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

●	advising the board periodically in regard to significant developments in the law and practice of corporate governance, as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our Company. These include, among others (i) duty to act in good faith in what the director believes to be in the best interests of the company as a whole; (ii) duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose; (iii) directors should not improperly fetter the exercise of future discretion; (iv) duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and (v) duty to exercise independent judgment. In addition to the above, our directors also owe a duty to act with skill, care and diligence. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our Memorandum and Articles, as amended from time to time. Our Company has the right to seek damages if a duty owed by any of our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

As set out above, our directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Memorandum and Articles, as amended from time to time or alternatively by shareholder approval at general meetings.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

●	convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

●	declaring dividends and distributions;

●	appointing officers and determining the term of office of the officers;

●	exercising the borrowing powers of our company and mortgaging the property of our company; and

●	approving the transfer of shares (including Ordinary Shares) in our company, including the registration of such shares in our register of members.

Terms of Directors and Officers

Our directors may be elected by a resolution of our board of directors or by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between our Company and the director, if any; but no such term shall be implied in the absence of express provision.. A director will cease to be a director automatically if, among other things, the director (i) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors generally, (ii) dies or is found by our company to be or becomes of unsound mind, (iii) resigns his or her office by notice in writing to our company, or (iv)is removed from office pursuant to our articles of association.

Our officers are selected by and serve at the discretion of our board of directors.

Employment Agreements with Executive Officers

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for a term which shall continue until the executive officer’s successor is duly elected or appointed and qualified or until the executive officer’s earlier death, disqualification, resignation or removal from office. In the event that the executive officer’s successor has not been duly elected or appointed, the executive officer agrees to continue to serve until such successor has been duly elected or appointed and qualified.

Each executive officer has agreed to hold, during his or her employment and after the termination or expiry of his or her employment agreement, in strict confidence and not, either directly or indirectly, to make known, divulge, reveal, furnish, make available or use (except for use in the regular course of employment duties) any proprietary, confidential and secret information which is a competitive asset of the Company.

We will also enter into indemnification agreements with each of our directors and executive officers. Under these agreements, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such person in connection with claims made by reason of their being a director or officer of our company.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past 10 years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Compensation of Directors and Executive Officers

For so long as we qualify as a foreign private issuer, we are not required to comply with the proxy rules applicable to U.S. domestic companies, including the requirement applicable to emerging growth companies to disclose the compensation of our executive officers on an individual, rather than an aggregate, basis. For the years ended June 30, 2025 and 2024, we paid an aggregate compensation of HK$408,000 (approximately US$52,376) and HK$378,000 (approximately US$48,342) respectively, to our executive officers and directors. We have not set aside any amount to provide pension, retirement or other similar benefits to our executive officers and directors. We have also not made any agreements with our directors or executive officers to provide benefits upon termination of employment.

Equity Incentive Plans

We have not adopted any equity compensation plans.

Outstanding Equity Awards at Fiscal Year-End

As of June 30, 2025 and 2024, we had no outstanding equity awards.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our Shares as of the date of this prospectus by our officers, Directors, Director nominees and 5% or greater beneficial owners of our Shares. There is no other person or group of affiliated persons known by us to beneficially own more than 5% of our Shares. The following table assumes that none of our officers, Directors, Director nominees or 5% or greater beneficial owners of our Shares will purchase shares in this Offering. In addition, the following table assumes that the underwriters’ over-allotment option has not been exercised.

The percentage of Shares beneficially owned prior to this Offering is based on 20,000,000 Shares outstanding. The percentage of Shares beneficially owned after this Offering is based on the number of Shares outstanding prior to this Offering plus the 6,250,000 Shares that we are selling in this Offering, based on an assumed initial public offering price of US$5.00 per Share, which is the midpoint of the range set forth on the cover page of the prospectus, and no exercise of the underwriters’ over-allotment option.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Beneficially Owned After This Offering
Name of Beneficial Owners	Number	%	Number	%
Directors and Executive Officers:
Chi Wai LAM(1)	10,200,000	51.00%	10,200,000	39.84%
Ngar Tat Eddie CHEUNG(2)	907,000	4.54%	907,000	3.54%
Kam Fai CHEUNG(3)	1,002,000	5.01%	1,002,000	3.91%
Kam Shun CHAU(4)	427,000	2.14%	427,000	1.67%
Ka Kin TAM(5)	996,000	4.98%	996,000	3.89%
[ ]	—	—	—	—
[ ]	—	—	—	—
[ ]	—	—	—	—
[ ]	—	—	—	—
[ ]	—	—	—	—
All directors and executive officers as a group	13,532,000	67.66%	13,532,000	52.86%

5% shareholders:
Smart Legacy Limited(1)	10,200,000	51%	10,200,000	39.84%
Step Executive Limited(3)	1,002,000	5.01%	1,002,000	3.91%
Leadway Century Limited(6)	1,002,000	5.01%	1,002,000	3.91%
Asian Excel Limited(7)	1,002,000	5.01%	1,002,000	3.91%

(1)

Smart Legacy Limited is wholly and beneficially owned by Mr. Chi Wai LAM, our Chief Executive Officer. Mr. Chi Wai LAM is the sole director of Smart Legacy Limited. Therefore, Mr. Chi Wai LAM has the voting and dispositive control over the shares held by Smart Legacy Limited. The business address of Smart Legacy Limited is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

(2)

Joyful Keen Limited is wholly and beneficially owned by Mr. Ngar Tat Eddie CHEUNG, our Chairman. Mr. Ngar Tat Eddie CHEUNG is the sole director of Joyful Keen Limited. Therefore, Mr. Ngar Tat Eddie CHEUNG has the voting and dispositive control over the shares held by Joyful Keen Limited. The business address of Joyful Keen Limited is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

(3)

Step Executive Limited is wholly and beneficially owned by Mr. Kam Fai CHEUNG, our Director. Mr. Kam Fai CHEUNG is the sole director of Step Executive Limited. Therefore, Mr. Kam Fai CHEUNG has the voting and dispositive control over the shares held by Step Executive Limited. The business address of Step Executive Limited is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

(4)	Honest Action Limited is wholly and beneficially owned by Mr. Kam Shun CHAU, our Director. Mr. Kam Shun CHAU is the sole director of Honest Action Limited. Therefore, Mr. Kam Shun CHAU has the voting and dispositive control over the shares held by Honest Action Limited. The business address of Honest Action Limited is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

(5)	Merit Triumph Limited is wholly and beneficially owned by Mr. Ka Kin TAM, our Chief Financial Officer. Mr. Ka Kin TAM is the sole director of Merit Triumph Limited. Therefore, Mr. Ka Kin TAM has the voting and dispositive control over the shares held by Merit Triumph Limited. The business address of Merit Triumph Limited is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

(6)	Leadway Century Limited is wholly and beneficially owned by Mr. Yeuk To LEE. Mr. Yeuk To LEE is the sole director of Merit Triumph Limited. Therefore, Mr. Yeuk To LEE has the voting and dispositive control over the shares held by Leadway Century Limited. The business address of Leadway Century Limited is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

(7)	Asian Excel Limited is wholly and beneficially owned by Ms. Ping CHEN. Ms. Ping CHEN is the sole director of Asian Excel Limited. Therefore, Ms. Ping CHEN has the voting and dispositive control over the shares held by Asian Excel Limited. The business address of Asian Excel Limited is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

RELATED PARTY TRANSACTIONS

A related party is defined as any person who is or was (since the beginning of the last fiscal year, even if such person does not presently serve in that role) (a) an enterprise that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company; (b) an associate, which is an unconsolidated enterprise in which the Company has a significant influence or which has significant influence over the Company; (c) an individual owning, directly or indirectly, more than 10% of any class of the Company’s voting securities, and immediate family members of such individual; (d) an executive officer, director or nominee for director of the Company and immediate family members of such individual; and (e) an enterprise in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence (which includes enterprises owned by directors or major shareholders of the Company and enterprises that have a member of key management in common with the Company).

Set forth below are the related party transactions entered into by our Group, to the best of management’s knowledge, during the fiscal years ended June 30, 2026, 2025 and 2024, as well as during the period from July 1, 2026 to the date of this prospectus:

●	Management Fees: Our Group paid monthly management fees to Forward Transportation Company Limited and Hong Kong Secure Transportation Systems Limited, both of which are controlled by Mr. Chi Wai LAM, the sole director of Timwood, for services rendered by key personnel, including finance, HR, IT, and administrative staff.

●

Consultancy and Screening Services: Our Group engaged Hong Kong Secure Transportation Systems Limited and Integrity Packing Materials Limited, both of which are controlled by Mr. Chi Wai LAM, the sole director of Timwood, for security screening consultancy and palletization material usage. These services supported compliance with airport cargo handling standards and operational efficiency.

●	Fund Transfers: Timwood made fund transfers to Hong Kong Secure Transportation Systems Limited and Aircargo Security Screening Centre Limited, both of which are controlled by Mr. Chi Wai LAM, the sole director of Timwood to settle intercompany obligations and service reimbursements. These transactions were non-interest-bearing and repayable on demand.

All related party transactions were conducted in the ordinary course of business and reviewed to ensure they were entered into on terms comparable to those with third parties. Management believes these transactions were at arm’s length and consistent with fair market value.

Material Transactions with Related Parties

1) Related parties balances

	Note	August 20, 2026	June 30, 2026	June 30, 2025	June 30, 2024
		US$	US$	US$	US$
Due from a related party
Forward Transportation Company Limited	(a)	—	—	314,635	502,005

Due from shareholders
Mr. Man Hon NG		—	—	—	16,648
Mr. Chi Wai LAM	(e)	2,000	2,000	2,000	2,000
		2,000	2,000	2,000	18,648

	Note	August 20, 2026	June 30, 2026	June 30, 2025	June 30, 2024
		US$	US$	US$	US$
Due to related parties
Aircargo Security Screening Centre Limited	(b)	—	—	—	276,620
Hong Kong Secure Transportation Systems Limited	(c)	—	13,389	—	58,910
Integrity Packing Materials Limited	(d)	—	—	—	138,310
		—	13,389	—	473,840

Due to a director
Mr. Chi Wai LAM		36,954	44,620	—	11,867

(a)	Forward Transportation Company Limited (“Forward Transportation”) is controlled by Mr. Chi Wai LAM, the sole director of Timwood. Timwood provided cargo handling services to Forward Transportation. As of June 30, 2025, the balance due from Forward Transportation amounted to $314,635, comprising accounts receivable, management fees payable, expenses paid or recharged on its behalf. During the year ended June 30, 2026, the balance has been fully settled.

(b)	Aircargo Security Screening Centre Limited (“Aircargo”) is controlled by Mr. Chi Wai LAM, the sole director of Timwood. As of June 30, 2024, the balance of $276,620 consisted of a consultancy fee payable to Aircargo. During the year ended June 30, 2025, the balance has been fully settled.

(c)	Hong Kong Secure Transportation Systems Limited (“HKSTS”) is controlled by Mr. Chi Wai LAM, the sole director of Timwood. As of June 30, 2024, the balance of $58,910 represented a consultancy fee payable to HKSTS, net of a fund transferred from Timwood. This balance was fully settled during the year ended June 30, 2025.

(d)	Integrity Packing Materials Limited (“IPM”) is controlled by Mr. Chi Wai LAM, the sole director of Timwood. As of June 30, 2024, the balance of $138,310 consisted of a consultancy fee payable to IPM. This balance was fully settled during the year ended June 30, 2025.

(e)	The amount due from Mr. Chi Wai LAM as of August 20, 2026 was attributable to nominal unpaid capital based on par value of shares issued to the shareholder.

The above balances are due on demand, interest-free and unsecured. Our Group used the funds for its operations.

2) Related party transactions

For the years ended June 30, 2026, 2025 and 2024, and for the period from July 1, 2026 to the date of this prospectus

		From July 1, 2026 to the date of	For the years ended
	Note	this prospectus	June 30, 2026	June 30, 2025	June 30, 2024
			US$	US$	US$
Services income from a related party
Forward Transportation Company Limited	(a)	—	—	2,218,851	2,706,797

Cost to related parties
Hong Kong Secure Transportation Systems Limited	(b)	—	—	—	80,570
Integrity Packing Materials Limited	(c)	—	—	5,199	103,589
		—	—	5,199	184,159

		From July 1, 2026 to the date of	For the years ended
	Note	this prospectus	June 30, 2026	June 30, 2025	June 30, 2024
		US$	US$	US$	US$
Management fee to related parties
Forward Transportation Company Limited	(a)	1,920	23,042	23,107	23,020
Hong Kong Secure Transportation Systems Limited	(b)	4,481	53,764	44,931	—
		6,401	76,806	68,038	23,020

(a)

Forward Transportation Company Limited is controlled by Mr. Chi Wai LAM, the sole director of Timwood. Timwood provided cargo handling services to Forward Transportation, generating revenue of $2,218,851 and $2,706,797 for the years ended June 30, 2025 and 2024, respectively. In addition, Timwood paid management fees to Forward Transportation for services rendered by key personnels across finance, human resources, IT, and administrative functions. The management fees amounted to $1,920 for the period from July 1, 2026 to the date of this prospectus, $23,042 for the years ended June 30, 2026, $23,107 in 2025 and $23,020 in 2024.

(b)

Hong Kong Secure Transportation Systems Limited is controlled by Mr. Chi Wai LAM, the sole director of Timwood. During the year ended June 30, 2024, HKSTS provided consultancy services to Timwood in relation to cargo handling operations, with fees totaling $80,570. In addition, Timwood paid management fees to HKSTS for services rendered by key personnels across finance, human resources, IT, and administrative functions. The management fees amounted to $4,481 for the period from July 1, 2026 to the date of this prospectus, $53,764 for the year ended June 30, 2026 and $44,931 for the year ended June 30, 2025.

(c)

Integrity Packing Materials Limited is controlled by Mr. Chi Wai LAM, the sole director of Timwood. IPM provided consultancy services and packaging materials for cargo handling services to Timwood. During the years ended June 30, 2025 and 2024, the consultancy fees and packaging supplies expenses amounted to $5,199 and $103,589 respectively.

Policies and Procedures for Related Party Transactions

Timwood Holdings Limited is committed to maintaining transparency and integrity in all related party transactions. Upon the effectiveness of the registration statement of which this prospectus forms a part, our board of directors will establish an audit committee tasked with the review, approval, and oversight of all related party transactions.

The audit committee will evaluate each transaction to ensure it is conducted at arm’s length and in the ordinary course of business. Transactions will be assessed for fairness, commercial reasonableness, and compliance with applicable accounting standards and corporate governance policies. Any material related party transaction will require formal approval and documentation to ensure it does not conflict with the interests of our Group or our shareholders.

This oversight framework is designed to safeguard against potential conflicts of interest and to ensure that all related party dealings support our Group’s long-term strategic and financial objectives.

DESCRIPTION OF SHARE CAPITAL AND MEMORANDUM AND ARTICLES OF ASSOCIATION

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands and our affairs are governed by our Memorandum and Articles, as amended from time to time, the Companies Act and the common law of the Cayman Islands.

The share capital of our Company consists of Ordinary Shares. As of the date hereof, our authorized share capital is US50,000 divided into 500,000,000 Ordinary Shares of par value US$0.0001 each. As of the date of this prospectus, 20,000,000 Ordinary Shares were issued and outstanding. We will issue 6,250,000 Ordinary Shares in this Offering.

The following are summaries of material provisions of our Memorandum and Articles and the Companies Act insofar as they relate to the material terms of our Ordinary Shares.

Our Memorandum and Articles

Objects of our Company. Under our Memorandum and Articles, the objects of our Company are unrestricted and we have the full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

Ordinary Shares. Upon the completion of this Offering, our authorized share capital is US$50,000 divided into 500,000,000 Ordinary Shares of par value US$0.0001 each. All of our outstanding Ordinary Shares are fully paid and non-assessable. Certificates representing the Ordinary Shares are issued in registered form.

Dividends. The holders of our Ordinary Shares are entitled to such dividends as may be declared by our board of directors out of our funds which are lawfully available for that purpose. In addition, our shareholders may declare dividends by ordinary resolution, but no dividend shall exceed the amount recommended by our directors. Under the laws of the Cayman Islands, our Company may pay a dividend out of either profit or the credit standing in our Company’s share premium account, provided that in no circumstances may a dividend be paid if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business immediately following the date on which the distribution or dividend is paid.

Voting Rights. Subject to any rights or restrictions as to voting attached to any shares, unless any share carries special voting rights, at each general meeting, on a show of hands each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one (1) vote. On a poll, each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) shall have one (1) vote for each Ordinary Share.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of shareholders who (being entitled to do so) vote in person (or, in the case of corporations, by their duly authorized representatives) or by proxy at a general meeting, while a special resolution requires the affirmative vote of a majority of not less than two-thirds of shareholders who (being entitled to do so) vote in person (or, in the case of corporations, by their duly authorized representatives) or by proxy at a general meeting or a meeting of holders of any class of shares. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Act and our memorandum and articles. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles.

A special resolution will be required for important matters such as amending our memorandum and articles of association or changing the name of our Company.

There are no limitations on non-residents or foreign shareholders to hold or exercise voting rights on the Ordinary Shares imposed by foreign law or by the Memorandum and Articles or other constituent document of our company. However, no person will be entitled to vote at any general meeting or at any separate meeting of the holders of the Ordinary Shares unless the person is registered as of the record date for such meeting and unless all calls or other sums presently payable by the person in respect of Ordinary Shares in our Company have been paid.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our Memorandum and Articles provide that we may (but are not obliged to, unless required by the Nasdaq Listing Rules), in each year hold a general meeting as an annual general meeting, which, if held, shall be convened by the board of directors, in accordance with the Memorandum and Articles. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting.

Advance notice of at least five clear days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists of at least one holder of Ordinary Shares holding not less than an aggregate of one-third of the outstanding Ordinary Shares carrying the right to vote at such general meeting.

A majority of our directors may call general meetings and they shall on a shareholders’ requisition forthwith proceed to convene an extraordinary general meeting of our Company. A shareholders’ requisition is a request of one or more shareholders holding as at the date of deposit of the request in aggregate not less than ten percent of the rights to vote at such general meeting. The requisition must state the objects of the meeting and must be signed by or on behalf of each requisitioner and delivered in accordance with the notice provisions of our Memorandum and Articles. If our directors do not within 21 clear days from the receipt of the requisition duly proceed to convene a general meeting, the requisitioners, or any of them may themselves convene a general meeting, but any meeting so convened must be called no later than three months after the expiration of the said 21 clear day period.

Winding Up; Liquidation. If we are wound up the shareholders may, subject to the Memorandum and Articles and any other sanction required by the Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

(a)	to divide in specie among the shareholders the whole or any part of the assets of our Company and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and/or

(b)	to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Subject to the terms of the allotment, our directors may from time to time make calls upon our shareholders in respect of any moneys unpaid on their shares in a notice served to such shareholders at least 14 clear days in advance specifying the time and place for payment. Any Ordinary Shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. Subject to the terms of the Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, we may by our directors: (i) issue shares that are to be redeemed or liable to be redeemed, at the option of us or the shareholders holding those redeemable shares, on the terms and in the manner our directors determine before the issue of those shares; (ii) with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at the option of us on the terms and in the manner which the directors determine at the time of such variation; and (iii) purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase. Under the Companies Act, the redemption or repurchase of any share may be paid out of our Company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our Company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares issued and outstanding or (c) if our Company has commenced liquidation. In addition, our Company may accept the surrender of any fully paid share for no consideration.

Transfer of Ordinary Shares.

Provided that such transfer complies with applicable Nasdaq Listing Rules, our shareholders may freely transfer shares to another person by completing an instrument of transfer in a common form or in a form prescribed by the Nasdaq Listing Rules or in any other form approved by our directors, executed where the shares are fully paid, by or on behalf of that shareholder; and where the shares are partly paid, by or on behalf of that shareholder and the transferee.

Where the shares of any class in question are not listed on any stock exchange or subject to the rules of any stock exchange, our directors may in their absolute discretion decline to register any transfer of such shares which are not fully paid up or on which our Company has a lien.

Our board of directors may also decline to register any transfer of any share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of shares;

●	the instrument of transfer is properly stamped, if required;

●	the shares transferred are fully paid up and free of any lien in favor of our Company;

●	in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; and

●	a fee of such maximum sum as the Nasdaq Capital Market may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within one month after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of Nasdaq and on 14 clear days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 clear days in any year.

Variations of Rights of Shares. If at any time our share capital is divided into different classes of shares, unless the terms on which a class of shares was issued state otherwise, the rights attached to any such class may only be varied with: (a) the consent in writing of the holders of two-thirds of the issued shares of that class or (b) with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with them.

Inspection of Books and Records. Holders of our Ordinary Shares have no general right under our Memorandum and Articles to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find More Information.”

Issuance of Additional Shares. Our Memorandum and Articles authorize our Board of Directors to issue additional Ordinary Shares from time to time as our Board of Directors shall determine, to the extent of available authorized but unissued shares.

Issuance of additional Ordinary Shares may dilute the voting power of holders of Ordinary Shares.

Anti-Takeover Provisions. Some provisions of our Memorandum and Articles may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable. Our authorized, but unissued Ordinary Shares are available for future issuance without shareholders’ approval and could be utilized for a variety of corporate purposes, including future offerings to raise addition capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Ordinary Shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may not issue negotiable or bearer shares, but may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company.

Nomination and Removal of Directors and Filling Vacancies on Board. At any time or from time to time, the Board shall have the power to appoint any person as a Director either to fill a casual vacancy on the Board or as an additional director to the existing Board subject to any maximum number of Directors, if any, as may be determined by the members in general meeting.

Each director shall hold office for the term, if any, fixed by the terms of his appointment or until his office is vacated pursuant to the Memorandum and Articles.

A director is not required to hold any shares in our Company by way of qualification nor is there any specified upper or lower age limit for Directors either for accession to or retirement from the Board.

A director may be removed by an ordinary resolution of our company before the expiration of his term of office (if any).

The office of a director shall be vacated if he:

(i)	is prohibited by the law of the Cayman Islands from acting as a director; or

(ii)	is made bankrupt or makes an arrangement or composition with his creditors generally; or

(iii)	resigns his office by notice to our Company; or

(iv)	only held office as a director for a fixed term and such term expires; or

(v)	in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director; or

(vi)	is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director); or

(vii)	is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(viii)	without the consent of the other directors, he is absent from meetings of directors for a continuous period of six months.

From time to time the Board may appoint one or more of its body to be managing director, joint managing director or deputy managing director or to hold any other employment or executive office with the company for such period and upon such terms as the Board may determine, and the Board may revoke or terminate any of such appointments. The Board may also delegate any of its powers to committees consisting of such Director(s) or other person(s) as the Board thinks fit, so long as the majority of those persons are Directors, and from time to time it may also revoke such delegation or revoke the appointment of and discharge any such committees either wholly or in part, and either as to persons or purposes, but every committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may from time to time be imposed upon it by the Board.

Anti-Money Laundering — Cayman Islands

If any person resident in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to the Financial Reporting Authority or a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

By subscribing for shares, the subscriber consents to the disclosure of any information about them to regulators and others upon request in connection with money laundering and similar matters both in the Cayman Islands and in other jurisdictions.

In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In some cases the directors may be satisfied that no further information is required since an exemption applies under the Anti-Money Laundering Regulations (Revised) of the Cayman Islands, as amended and revised from time to time (the “Regulations”) or any other applicable law. Depending on the circumstances of each application, a detailed verification of identity might not be required where:

(a)	the subscriber makes the payment for their investment from an account held in the subscriber’s name at a recognized financial institution; or

(b)	the subscriber is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction; or

(c)	the application is made through an intermediary which is regulated by a recognized regulatory authority and is based in or incorporated in, or formed under the law of a recognized jurisdiction and an assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering regulations.

In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any payment to a shareholder if our Directors or officers suspect or are advised that the payment to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority (“FRA”) of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the FRA, pursuant to the Terrorism Act (Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection in the Cayman Islands — Privacy Notice

This privacy notice explains the manner in which the Company collects, processes and maintains personal data about investors of the company pursuant to the Data Protection Act (Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice or orders promulgated pursuant thereto (“DPA”).

The Company is committed to processing personal data in accordance with the DPA. In its use of personal data, the Company will be characterized under the DPA as a “data controller”, while certain of the Company’s service providers, affiliates and delegates may act as “data processors” under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to the Company.

This privacy notice puts our shareholders on notice that, by virtue of making an investment in the company, the Company and certain of the Company’s service providers may collect, record, store, transfer and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for the Company to perform a contract to which you are a party or for taking pre-contractual steps at your request (b) where the processing is necessary for compliance with any legal, tax or regulatory obligation to which the Company is subject or (c) where the processing is for the purposes of legitimate interests pursued by the Company or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with the Company’s service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion and financial crime or compliance with a court order).

Your personal data shall not be held by the Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

The Company will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into the Company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfills the Company’s obligation in this respect); (b) the right to obtain a copy of your personal data; (c) the right to require us to stop direct marketing; (d) the right to have inaccurate or incomplete personal data corrected; (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data; (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial); (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer or wish to transfer your personal data, general measures we take to ensure the security of personal data and any information available to us as to the source of your personal data; (h) the right to complain to the Office of the Ombudsman of the Cayman Islands; and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with the Company’s responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by accessing their website here: ombudsman.ky.

Differences in Corporate Law

The Companies Act is modeled, to a large extent, after the older Companies Acts of England but does not follow recent English statutory enactments and, accordingly, there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of some of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements. The Companies Act permits merger and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies provided that the laws of the foreign jurisdiction permit such merger or consolidation. For these purposes, a “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

In order to effect a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by a special resolution of the shareholders of each constituent company, and such other authorization, if any, as may be specified in such constituent company’s articles of association. A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman Islands subsidiary if a copy of the plan of merger is given to every member of that Cayman Islands subsidiary to be merged unless that member agrees otherwise. For this purpose, a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger and consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation effected in compliance with these statutory procedures. The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman Islands constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his or her shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by seventy-five per cent in value of the members or class of members or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest person of that class acting in respect of his or her interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition that may facilitate the “squeeze out” of dissentient minority shareholders upon a takeover offer. When a takeover offer is made and accepted by holders of not less than 90.0% in value of the shares offeror which the offer has been made, the offeror may, within a two-month period after the approval by the said holders, give notice to require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands by a dissenting shareholder within one month from the date on which the notice was given, but this is unlikely to succeed in the case of an offer that has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires and is therefore incapable of ratification by the shareholders;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

In the case of a company (not being a bank) having its share capital divided into shares, the Grand Court may, on the application of members holding not less than one fifth of the shares of the company in issue, appoint an inspector to examine the affairs of the company and to report thereon in such manner as the Grand Court shall direct.

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Our Memorandum and Articles provide that to the extent permitted by law, we shall indemnify each existing or former director (including alternate director), secretary and other officer of us (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director’s (including alternate director’s), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by the Companies Act, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or officer of the Company in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that we are ultimately found not liable to indemnify the director (including alternate director), secretary or officer for those legal costs. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware General Corporation Law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our Memorandum and Articles provide that our Shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Under Cayman Islands law, the fiduciary duties owed by a director and officer include (a) a duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole, (b) a duty to exercise their powers for the purposes for which they were conferred and not for a collateral purpose, (c) a duty to avoid improperly fettering the exercise of future discretion, (d) a duty to avoid any conflict of interest between the director’s duty to the company and the director’s personal interests, and (e) a duty to exercise independent judgment. In addition to the above, directors also owe a duty of care which is not fiduciary in nature. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person carrying out the same functions as are carried out by that director in relation to the company. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Act and our Memorandum and Articles provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. An extraordinary general meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling extraordinary general meetings.

The Companies Act does not provide shareholders with any rights to requisition a general meeting, or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Memorandum and Articles allow our Shareholders holding in aggregate not less than ten percent of all votes attaching to the issued and outstanding shares of our Company entitled to vote at general meetings to requisition an extraordinary general meeting of our Shareholders, in which case our Board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our Memorandum and Articles do not provide our Shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we may but are not obliged by law to call shareholders’ annual general meetings.

 Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the Companies Act but our Memorandum and Articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles, directors may be removed with or without cause, by an ordinary resolution of our Shareholders. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his or her office by notice in writing to the company; (iv) without special leave of absence from our board, is absent from meetings of our board for a continuous period of six months; or (v) is removed from office pursuant to any other provisions of our Memorandum and Articles.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Islands has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under the Companies Act, a company may be wound up by either an order of the courts of the Cayman Islands, by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our Memorandum and Articles, our Company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Companies Act and our Memorandum and Articles, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of not less than two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with them.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by the Companies Act, our Memorandum and Articles may only be amended by a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our Memorandum and Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles governing the ownership threshold above which shareholder ownership must be disclosed.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the completion of this Offering, we will have 26,250,000 Ordinary Shares (or 27,187,500 Ordinary Shares if the underwriters exercise their over-allotment option in full). All of the Ordinary Shares sold in this Offering will be freely transferable by persons other than our “affiliates”, as that term is defined in Rule 144 promulgated under the Securities Act, without restriction or further registration under the Securities Act.

Prior to this Offering, there has been no public market for our Ordinary Shares, and while we plan to apply to list our Ordinary Shares on Nasdaq, we cannot assure you that a regular trading market for our Ordinary Shares will develop or be sustained after this Offering. Future sales of substantial amounts of Ordinary Shares in the public market, or the perception that such sales may occur, could adversely affect the market price of our Ordinary Shares. Further, since a large number of our Ordinary Shares will not be available for sale shortly after this Offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of our Ordinary Shares in the public market after these restrictions lapse, or the perception that such sales may occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Lock-Up Agreements

We, together with our subsidiaries, have agreed not to, for a period of six (6) months after the closing of this Offering, directly or indirectly offer, issue, sell, contract to sell, encumber, grant any option for the sale of, or otherwise dispose of, except in this Offering, any of our Ordinary Shares or securities that are substantially similar to our Ordinary Shares, including but not limited to any options or warrants to purchase our Ordinary Shares, or any securities that are convertible into or exchangeable for, or that represent the right to receive, our Ordinary Shares or any such substantially similar securities (other than upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the underwriters.

Furthermore, each of our directors and executive officers and shareholders holding 5% or more of the issued and outstanding Ordinary Shares has also entered into a similar lock-up agreement for a period of six (6) months after the closing of this Offering, with respect to our Ordinary Shares (including warrants, options, and convertible securities of the Company, provided that Representative may in its discretion, request a lower percentage threshold) as of the effective date of the Registration Statement (and all holders of securities exercisable for or convertible into Ordinary Shares equivalent to five percent (5%) or more of the Company's outstanding shares and securities that are substantially similar to our Ordinary Shares. Pursuant to such lock-up agreements, each of our directors and executive officers and shareholders holding 5% or more of the issued and outstanding Ordinary Shares have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares, that transfers, in whole or in part, any of the economic consequences of ownership of our Ordinary Shares or such other securities for a period of six (6) months after the closing of this Offering, without the prior written consent of the underwriters.

Other than this Offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of our Ordinary Shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our Ordinary Shares may dispose of significant numbers of our Ordinary Shares in the future. We cannot predict what effect, if any, future sales of our Ordinary Shares, or the availability of Ordinary Shares for future sale, will have on the trading price of our Ordinary Shares from time to time. Sales of substantial amounts of our Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our Ordinary Shares.

Rule 144

All of our Ordinary Shares outstanding prior to this Offering are “restricted shares” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements. Under Rule 144 as currently in effect, persons who became the beneficial owner of shares of our Ordinary Shares prior to the completion of this Offering may sell such shares upon the earlier of (1) the expiration of a six-month holding period, if we have been subject to the reporting requirements of the Exchange Act for at least 90 days prior to the date of the sale and have filed all reports required thereunder, or (2) the expiration of a one-year holding period.

At the expiration of the six-month holding period, assuming we have been subject to the Exchange Act reporting requirements for at least 90 days and have filed all reports required thereunder, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of Shares acquired prior to the completion of this Offering, and a person who was one of our affiliates at any time during the three months preceding a sale would be entitled to sell upon expiration of the Lock-Up Agreements described above, within any three-month period, a number of Shares acquired prior to the completion of this Offering in the amount does not exceed the greater of the following:

●	1% of the then outstanding Shares of the same class, which will equal approximately 2,560,000 Ordinary Shares immediately after this Offering, assuming the over-allotment option is not exercised, and 2,644,000 Ordinary Shares, assuming the over-allotment option is exercised in full; or

●	the average weekly trading volume of our Shares on Nasdaq, where we have applied to list our Shares, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

At the expiration of the one-year holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of Shares acquired prior to the completion of this Offering without restriction. A person who was one of our affiliates at any time during the three months preceding a sale, upon expiration of the Lock-up Agreements described above, would remain subject to the volume restrictions described above.

Affiliates who sell restricted securities under Rule 144 may not solicit orders or arrange for the solicitation of orders, and they are also subject to notice requirements and the availability of current public information about us.

Persons who are not our affiliates are only subject to one of these additional restrictions, the requirement of the availability of current public information about us, and this additional restriction does not apply if they have beneficially owned our restricted shares for more than one year.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our Shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such Shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

TAXATION

The following are material Cayman Islands tax, Hong Kong tax and U.S. federal income tax considerations relevant to an investment in our Ordinary Shares. This discussion does not address all of the tax consequences that may be relevant in light of the investor’s particular circumstances. Potential investors should consult their tax advisers regarding Hong Kong, U.S. federal, state and local, and non-U.S. tax consequences of owning and disposing of our Ordinary Shares in their particular circumstances.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfers of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands). There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, nor will gains derived from the disposal of our Ordinary Shares be subject to Cayman Islands income or corporation tax.

No stamp duty is payable in the Cayman Islands in respect of the issue of our Ordinary Shares or on an instrument of transfer in respect of our Ordinary Shares so long as the instrument of transfer is not executed in, brought to, or produced before a court of the Cayman Islands.

Hong Kong Taxation

Profits Tax

No tax is imposed in Hong Kong in respect of capital gains from the sale of property, such as our Ordinary Shares. Generally, gains arising from disposal of the Ordinary Shares which are held more than two years are considered capital in nature. However, trading gains from the sale of property by persons carrying on a trade, profession or business in Hong Kong where such gains are derived from or arise in Hong Kong from such trade, profession or business will be chargeable to Hong Kong profit tax. Liability for Hong Kong profits tax would therefore arise in respect of trading gains from the sale of Ordinary Shares realized by persons in the course of carrying on a business of trading or dealing in securities in Hong Kong where the purchase or sale contracts are effected (being negotiated, concluded and/or executed) in Hong Kong. Effective from April 1, 2018, profits tax is levied on a two-tiered profits tax rate basis, with the first HK$2 million of profits being taxed at 8.25% for corporations and 7.5% for unincorporated businesses, and profits exceeding the first HK$2 million being taxed at 16.5% for corporations and 15% for unincorporated businesses. In addition, Hong Kong does not impose withholding tax on gains derived from the sale of stock in Hong Kong companies and does not impose withholding tax on dividends paid outside of Hong Kong by Hong Kong companies. Accordingly, investors will not be subject to Hong Kong withholding tax with respect to a disposition of their Ordinary Shares or with respect to the receipt of dividends on their Ordinary Shares, if any. No income tax treaty relevant to the acquiring, withholding or dealing in the Ordinary Shares exists between Hong Kong and the United States.

Stamp duty

Hong Kong stamp duty is generally payable on the transfer of “Hong Kong stocks”. The term “stocks” refers to shares in companies incorporated in Hong Kong, as widely defined under the Stamp Duty Ordinance (Cap. 117 of the laws of Hong Kong), or SDO, and includes shares. However, our Ordinary Shares are not considered “Hong Kong stocks” under the SDO since the transfer of the Ordinary Shares are not required to be registered in Hong Kong given that the books for the transfer of Ordinary Shares are located in the United States. The transfer of Ordinary Shares is therefore not subject to stamp duty in Hong Kong. If Hong Kong stamp duty applies, both the purchaser and the seller are liable for the stamp duty charged on each of the sold note and bought note at the ad valorem rate of 0.1% on the higher of the consideration stated on the contract notes or the fair market value of the shares transferred. In addition, a fixed duty, currently of HK$5.00, is payable on an instrument of transfer.

Estate Duty

The Revenue (Abolition of Estate Duty) Ordinance 2005 came into effect on February 11, 2006 in Hong Kong. No Hong Kong estate duty is payable and no estate duty clearance papers are needed for an application for a grant of representation in respect of holders of Ordinary Shares whose death occurs on or after February 11, 2006.

Certain Mainland China Tax Laws and Regulations Consideration

The Arrangement between Mainland China and Hong Kong for the Avoidance of Double Taxation and Prevention of Fiscal Evasion with Respect to Taxes on Income (“Double Tax Avoidance Arrangement”)

The National People’s Congress of the PRC enacted the Enterprise Income Tax Law, which became effective on January 1, 2008 and last amended on December 29, 2018. According to Enterprise Income Tax Law and the Regulation on the Implementation of the Enterprise Income Tax Law, or the Implementing Rules, which became effective on January 1, 2008 and further amended on April 23, 2019, dividends generated after January 1, 2008 and payable by a foreign-invested enterprise in Mainland China to its foreign enterprise investors are subject to a 10% withholding tax, unless any such foreign enterprise investor’s jurisdiction of incorporation has a tax treaty with the PRC that provides for a preferential withholding arrangement. According to the Notice of the State Administration of Taxation (“SAT”) on Negotiated Reduction of Dividends and Interest Rates issued on January 29, 2008, revised on February 29, 2008, and the Arrangement between Mainland China and Hong Kong for the Avoidance of Double Taxation and Prevention of Fiscal Evasion with Respect to Taxes on Income, or Double Tax Avoidance Arrangement, the withholding tax rate in respect of the payment of dividends by a Mainland China enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the Mainland China enterprise and certain other conditions are met, including: (i) the Hong Kong enterprise must directly own the required percentage of equity interests and voting rights in the Mainland China resident enterprise; and (ii) the Hong Kong enterprise must have directly owned such required percentage in the Mainland China resident enterprise throughout the 12 months prior to receiving the dividends. However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties issued on February 20, 2009 by the SAT, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such Mainland China tax authorities may adjust the preferential tax treatment; and based on the Announcement on Certain Issues with Respect to the “Beneficial Owner” in Tax Treaties issued by the SAT on February 3, 2018 and effective from April 1, 2018, if an applicant’s business activities do not constitute substantive business activities, it could result in the negative determination of the applicant’s status as a “beneficial owner”, and consequently, the applicant could be precluded from enjoying the above-mentioned reduced income tax rate of 5% under the Double Tax Avoidance Arrangement.

We are a holding company incorporated in the Cayman Islands with all our operations conducted and all revenue generated by our Operating Subsidiary in Hong Kong. We do not have, nor do we currently intend to establish, any subsidiary in Mainland China or set up any establishment in Mainland China. We do not plan to enter into any contractual arrangements to establish a VIE structure with any entity in Mainland China, and none of our subsidiaries directly or indirectly holds any interests in any enterprises in Mainland China. We believe neither our Company, nor our subsidiaries, are subject to Enterprise Income Tax Law, Double Tax Avoidance Arrangement or any Mainland Chinese taxation law and regulations, nor these law and regulations have any impact on our business, operations or this Offering.

Enterprise Income Tax Law

The Enterprise Income Tax Law and the Implementing Rules impose a uniform 25% enterprise income tax rate to both foreign invested enterprises and domestic enterprises in Mainland China, except where tax incentives are granted to special industries and projects. Under the Enterprise Income Tax Law, an enterprise established outside PRC with “de facto management bodies” within Mainland China is considered a “resident enterprise” for Mainland China enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. The Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies promulgated by the SAT and last amended on December 29, 2017 and the Announcement of the State Administration of Taxation on Issues concerning the Determination of Resident Enterprises Based on the Standards of Actual Management Institutions promulgated by the SAT on January 29, 2014 set out the standards used to classify certain Chinese invested enterprises controlled by Mainland China enterprises or Mainland China enterprise groups and established outside of China as “resident enterprises”, which also clarified that dividends and other income paid by such Mainland China “resident enterprises” will be considered Mainland China source income and subject to Mainland China withholding tax, currently at a rate of 10%, when paid to non-Mainland China enterprise shareholders. This notice also subjects such Mainland China “resident enterprises” to various reporting requirements with the Mainland China tax authorities. Under the Implementing Rules, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

On October 17, 2017, the SAT issued the Bulletin on Issues Concerning the Withholding of Non-PRC Resident Enterprise Income Tax at Source, or Bulletin 37, which replaced the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, issued by the SAT, on December 10, 2009, and partially replaced and supplemented by the rules under the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Bulletin 7, issued by the SAT, on February 3, 2015. Under Bulletin 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. In respect of an indirect offshore transfer of assets of a Mainland China establishment, the relevant gain is to be regarded as effectively connected with the Mainland China establishment and therefore included in its enterprise income tax filing, and would consequently be subject to enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immoveable properties in China or to equity investments in a PRC resident enterprise, which is not effectively connected to a Mainland China establishment of a non-resident enterprise, a PRC enterprise income tax at 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments bears the withholding obligation. Pursuant to Bulletin 37, the withholding party shall declare and pay the withheld tax to the competent tax authority in the place where such withholding party is located within 7 days from the date of occurrence of the withholding obligation. Both Bulletin 37 and Bulletin 7 do not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange.

We are a holding company incorporated in the Cayman Islands with all our operations conducted and all revenue generated by our Operating Subsidiary in Hong Kong. We do not have, nor do we currently intend to establish, any subsidiary in Mainland China or set up any establishment in Mainland China. We do not plan to enter into any contractual arrangements to establish a VIE structure with any entity in Mainland China, and none of our subsidiaries directly or indirectly holds any interests in any enterprises in Mainland China. We believe neither our Company, nor our subsidiaries, are subject to Enterprise Income Tax Law, Double Tax Avoidance Arrangement or any Mainland Chinese taxation law and regulations, nor these law and regulations have any impact on our business, operations or this Offering.

Material U.S. Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of the ownership and disposition of our Ordinary Shares. This summary applies only to U.S. Holders that hold our Ordinary Shares as capital assets (generally, property held for investment) and that have the U.S. dollar as their functional currency. This summary is based on U.S. federal tax laws in effect as of the date of this prospectus, on U.S. Treasury regulations in effect or, in some cases, proposed as of the date of this prospectus, and judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which could apply retroactively and could affect the tax consequences described below. No ruling has been sought from the Internal Revenue Service (“IRS”) with respect to any U.S. federal income tax considerations described below, and there can be no assurance that the IRS or a court will not take a contrary position. Moreover, this summary does not address the U.S. federal estate, gift, backup withholding, and alternative minimum tax considerations, or any state, local, and non-U.S. tax considerations, relating to the ownership and disposition of our Ordinary Shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

●	financial institutions or financial services entities;

●	underwriters;

●	insurance companies;

●	pension plans;

●	cooperatives;

●	regulated investment companies;

●	real estate investment trusts;

●	grantor trusts;

●	broker-dealers;

●	traders that elect to use a mark-to-market method of accounting;

●	governments or agencies or instrumentalities thereof;

●	certain former U.S. citizens or long-term residents;

●	tax-exempt entities (including private foundations);

●	persons liable for alternative minimum tax;

●	persons holding stock as part of a straddle, hedging, conversion or other integrated transaction;

●	persons whose functional currency is not the U.S. dollar;

●	passive foreign investment companies;

●	controlled foreign corporations;

●	the Company’s officers or directors;

●	holders who are not U.S. Holders;

●	persons that actually or constructively own 5% or more of the total combined voting power of all classes of our voting stock; or

●	partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding Ordinary Shares through such entities.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Ordinary Shares that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our Ordinary Shares and their partners are urged to consult their tax advisors regarding an investment in our Ordinary Shares.

Persons considering an investment in our Ordinary Shares should consult their own tax advisors as to the particular tax consequences applicable to them relating to the purchase, ownership and disposition of our Ordinary Shares including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Taxation of Dividends and Other Distributions on Our Ordinary Shares

As discussed under “Dividend Policy” above, we do not anticipate that any dividends will be paid in the foreseeable future. Subject to the discussion below under “Passive Foreign Investment Company Rules,” any cash distributions (including the amount of any PRC tax withheld) paid on our Ordinary Shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. A non-corporate U.S. Holder will be subject to tax on dividend income from a “qualified foreign corporation” at a lower applicable capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met. A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States that the U.S. Secretary of Treasury determines is satisfactory for purposes of this provision and includes an exchange of information program, or (ii) with respect to any dividend it pays on stock that is readily tradable on an established securities market in the United States, including Nasdaq. It is unclear whether dividends that we pay on our Ordinary Shares will meet the conditions required for the reduced tax rate. However, in the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, we may be eligible for the benefits of the United States-PRC income tax treaty. If we are eligible for such benefits, dividends we pay on our Ordinary Shares would be eligible for the reduced rates of taxation described in this paragraph. You are urged to consult your tax advisor regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares. Dividends received on our Ordinary Shares will not be eligible for the dividends-received deduction allowed to corporations.

Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit not in excess of any applicable treaty rate in respect of any foreign withholding taxes imposed on dividends received on our Ordinary Shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Taxation of Sale or Other Disposition of Ordinary Shares

Subject to the discussion below under “Passive Foreign Investment Company Rules,” a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of Ordinary Shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in such Ordinary Shares. Any capital gain or loss will be long term if the Ordinary Shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gains of non-corporate taxpayers are currently eligible for reduced rates of taxation. In the event that gain from the disposition of the Ordinary Shares is subject to tax in the PRC, such gain may be treated as PRC-source gain under the United States-PRC income tax treaty. The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our Ordinary Shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

A non-U.S. corporation, such as our company, will be classified as a PFIC, for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and cash equivalents are categorized as passive assets and the company’s goodwill and other unbooked intangibles are taken into account as non-passive assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

No assurance can be given as to whether we may be or may become a PFIC, as this is a factual determination made annually that will depend, in part, upon the composition of our income and assets. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this Offering. Under circumstances where our revenue from activities that produce passive income significantly increase relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase. In addition, because there are uncertainties in the application of the relevant rules, it is possible that the Internal Revenue Service may challenge our classification of certain income and assets as non-passive or our valuation of our tangible and intangible assets, each of which may result in our becoming a PFIC for the current or subsequent taxable years. If we were classified as a PFIC for any year during which a U.S. Holder held our Ordinary Shares, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. Holder held our Ordinary Shares even if we cease to be a PFIC in subsequent years, unless certain elections are made. Our U.S. counsel expresses no opinion with respect to our PFIC status for any taxable year.

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Ordinary Shares), and (ii) any gain realized on the sale or other disposition of Ordinary Shares. Under these rules,

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares;

●	the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income;

●	the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

●	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each prior taxable year, other than a pre-PFIC year, of the U.S. Holder.

If we are treated as a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares, or if any of our subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of any lower-tier PFICs for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is “regularly traded” within the meaning of applicable U.S. Treasury regulations. If our Ordinary Shares qualify as being regularly traded, and an election is made, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Ordinary Shares held at the end of the taxable year over the adjusted tax basis of such Ordinary Shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the Ordinary Shares over the fair market value of such Ordinary Shares held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the Ordinary Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the U.S. Holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our Ordinary Shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

Furthermore, as an alternative to the foregoing rules, a U.S. Holder that owns stock of a PFIC generally may make a “qualified electing fund” election regarding such corporation to elect out of the PFIC rules described above regarding excess distributions and recognized gains. However, we do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If a U.S. Holder owns our Ordinary Shares during any taxable year that we are a PFIC, the U.S. Holder must generally file an annual Internal Revenue Service Form 8621 and provide such other information as may be required by the U.S. Treasury Department, whether or not a mark-to-market election is or has been made. If we are or become a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you.

You should consult your tax advisors regarding how the PFIC rules apply to your investment in our Ordinary Shares.

Information Reporting and Backup Withholding

Certain U.S. Holders are required to report information to the Internal Revenue Service relating to an interest in “specified foreign financial assets,” including shares issued by a non-United States corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds US$50,000 (or a higher dollar amount prescribed by the Internal Revenue Service), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a U.S. financial institution). These rules also impose penalties if a U.S. Holder is required to submit such information to the Internal Revenue Service and fails to do so.

In addition, dividend payments with respect to our Ordinary Shares and proceeds from the sale, exchange or redemption of our Ordinary Shares may be subject to additional information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual Shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR ORDINARY SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

We expect to enter into an underwriting agreement with Kingswood Capital Partners, LLC, as representative of the several underwriters named therein (the “Representative”), with respect to the Ordinary Shares in this offering. The Representative may retain other brokers or dealers to act as sub-agents on its behalf in connection with this offering and may pay any sub-agent a solicitation fee with respect to any securities placed by it. Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to issue and sell to the underwriters the number of Ordinary Shares as indicated below.

Underwriters	Number of Ordinary Shares
Kingswood Capital Partners, LLC	6,250,000

Total	6,250,000

The underwriters are offering the Ordinary Shares subject to their acceptance of the Ordinary Shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Ordinary Shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the Ordinary Shares offered by this prospectus if any such Ordinary Shares are taken. However, the underwriters are not required to take or pay for the Ordinary Shares covered by the underwriters’ option to purchase additional Ordinary Shares described below.

Over-Allotment Option

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the closing of this offering, permits the underwriters to purchase up to an additional 15% of the total number of our Ordinary Shares offered by us pursuant to this offering (excluding shares subject to this option), or 937,500 additional Ordinary Shares, at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional Ordinary Shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of Ordinary Shares listed next to the names of all underwriters in the preceding table.

Underwriting Discounts and Expenses

The underwriters have advised us that they propose to offer the Ordinary Shares to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession. The underwriters may allow, and certain dealers may reallow, a discount from the concession to certain brokers and dealers. After this offering, the public offering price, concession, and reallowance to dealers may be changed by the underwriters. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The Ordinary Shares are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table shows the public offering price, underwriting discount, and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of the over-allotment option.

	Per Share	Total Without Exercise of Over- Allotment Option	Total With Exercise of Over- Allotment Option
Public offering price(1)	$5.00	$31,250,000	$35,937,500
Underwriting discounts(2)	$0.3	$1,875,000	$2,156,250

(1)	Initial public offering price per share is assumed as US$5.00 per share.

(2)	We have agreed to pay the underwriters a discount equal to 6% per share. The underwriting discounts do not include a 0.75% non-accountable expense allowance, or certain out-of-pocket expenses, each as described below.

We have agreed to pay expenses relating to the offering, including, without limitation, all filing fees and communication expenses relating to the registration of the securities to be sold in this offering (including the over-allotment securities) with the SEC and the filing of the offering materials with FINRA; all fees and expenses relating to the listing of such the securities to be sold in this offering on Nasdaq; all reasonable fees, expenses and disbursements relating to background checks of the Company’s officers and directors; all fees, expenses and disbursements relating to the registration or qualification as the Representative may reasonably designate (including, without limitation, all filing and registration fees), and stock exchange listing process to such counsel at the closing of this offering; or any payments to cover all filing fees upon the commencement of work by such counsel (with the balance of such counsel fees and expenses to be due on the closing of this offering); the costs of all mailing and printing of the underwriting documents (including the underwriting agreement, any blue sky surveys and, if appropriate, any other transaction documents), registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the Representative may reasonably deem necessary; the costs and expenses of a public relations firm; the costs of preparing, printing and delivering of any certificates representing the securities being sold; the costs of road show meetings, travel, lodging and preparation of materials for the meetings; fees and expenses of the transfer agent for the securities being sold, and up to $15,000 fees and expenses for the eligibility services of The Depository Trust Company services to be provided by the Representative; stock transfer taxes, if any, payable upon the transfer of securities from the Company to the Representative; the fees and expenses of the Company’s accountants and the fees and expenses of the Company’s legal counsel and other agents and representatives. In no event will the amount of legal fees, costs and expenses incurred by the Representative that the Company shall be responsible for exceed $180,000 exclusive of the fees and expenses for DTC eligibility and (inclusive of any advances made by the Company with respect thereto).

The Company has paid a retainer of US$45,000 to the Representative as an advance against accountable expenses referenced above, and has agreed to pay an additional US$45,000 to the Representative upon certain other conditions precedent as an additional advance against accountable expenses which shall be applied towards the maximum allowable expense advance of US$180,000. Any advances made by the Company or funds held by the Representative on deposit therefor from the Company in respect of the foregoing expenses will be returned to us to the extent the Representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A) and Rule 5110(g)(4)(B).

The Representative shall also be entitled to a non-accountable expense allowance equal to 0.75% of the gross proceeds of this offering received by the Company.

We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts referred to above, will be approximately US$1,630,000, including a maximum aggregate reimbursement of US$180,000 of Representative’s accountable expenses.

In addition, we agreed, during the engagement period of the Representative or until the consummation of this offering, whichever is earlier, not to negotiate with any other broker-dealer relating to the public offering of the securities without the written consent of the Representative, provided that the Representative is reasonably proceeding in good faith with preparation for this offering.

Right of First Refusal

We have agreed to grant the Representative a right of first refusal (the “Right of First Refusal”), for a period of twelve (12) months after the date this offering is completed, to act as lead investment banker, lead book-runner, and/or lead placement agent, at the Representative’s discretion, for each and every future public and private equity and debt offering using an underwriter or placement agent, including all equity linked financings, during such twelve (12) months period, of the Company, or any successor to or any current or future subsidiary of the Company. The Right of First Refusal granted hereunder may be terminated by the Company for cause.

Listing

We have applied to list our Ordinary Shares on Nasdaq under the symbol “TIWD.” At this time, Nasdaq has not yet approved our application to list our Ordinary Shares. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Ordinary Shares will be approved for listing on Nasdaq. The Ordinary Shares will not be listed on any stock exchange.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

We, our directors, executive officers, and 5% or greater shareholders (and all holders of securities exercisable for or convertible into Ordinary Shares equivalent to five percent (5%) or more of the Company's outstanding Ordinary Shares), will agree not to, for a period of six months starting from the closing of this offering, offer, issue, sell, contract to sell, encumber, grant any option for the sale of, or otherwise dispose of, except in this offering, any of our Ordinary Shares or securities that are substantially similar to our Ordinary Shares, including any options or warrants to purchase our Ordinary Shares, or any securities that are convertible into or exchangeable for, or that represent the right to receive, our Ordinary Shares or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the underwriters.

The Representative has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lock-up agreements, the Representative may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

Pricing of the Offering

Prior to this offering, there has been no public market for our Ordinary Shares. The initial public offering price of the Ordinary Shares will be negotiated between us and the underwriters. Among the factors considered in determining the initial public offering price of the Ordinary Shares, in addition to the prevailing market conditions, are our historical performance, estimates of our business potential and earnings prospects, an assessment of our management, and the consideration of the above factors in relation to market valuation of companies in related businesses.

Electronic Offer, Sale, and Distribution of Ordinary Shares

A prospectus in electronic format may be made available on the websites maintained by the underwriters or selling group members, if any, participating in this offering and the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of Ordinary Shares to selling group members for sale to their online brokerage account holders. The Ordinary Shares to be sold pursuant to internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters, and should not be relied upon by investors.

Price Stabilization, Short Positions, and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of our Ordinary Shares. Specifically, the underwriters may sell more Ordinary Shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of Ordinary Shares available for purchase by the underwriters under option to purchase additional Ordinary Shares. The underwriters can close out a covered short sale by exercising the option to purchase additional Ordinary Shares or purchasing Ordinary Shares in the open market. In determining the source of Ordinary Shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of Ordinary Shares compared to the price available under the option to purchase additional Ordinary Shares. The underwriters may also sell Ordinary Shares in excess of the option to purchase additional Ordinary Shares, creating a naked short position. The underwriters must close out any naked short position by purchasing Ordinary Shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Ordinary Shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our Ordinary Shares in this offering because such underwriter repurchases those Ordinary Shares in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, our Ordinary Shares in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our Ordinary Shares at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on Nasdaq, in the over-the-counter market, or otherwise.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our Ordinary Shares on Nasdaq in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the Ordinary Shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Potential Conflicts of Interest

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. Some of the underwriters and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions, and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long, and/or short positions in such securities and instruments.

Stamp Taxes

If you purchase the Ordinary Shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Ordinary Shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or the Ordinary Shares, where action for that purpose is required. Accordingly, the Ordinary Shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the Ordinary Shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Cayman Islands. This prospectus does not constitute an invitation or offer to the public of the Ordinary Shares, whether by way of sale or subscription, in the Cayman Islands.

EXPENSES OF THE OFFERING

Set forth below is an itemization of the total expenses, excluding the underwriting discounts and commissions and non-accountable expense allowance, which are expected to be incurred in connection with the sale of Ordinary Shares in this Offering. With the exception of the registration fee payable to the SEC, the Nasdaq Capital Market listing fee and the filing fee payable to Financial Industry Regulatory Authority, Inc., or FINRA, all amounts are estimates.

SEC registration fee	$5,956
The Nasdaq Capital Market listing fee	75,000
FINRA filing fee	6,969
Printing and engraving expenses	18,000
Legal fees and expenses	420,000
Accounting fees and expenses	330,000
Miscellaneous	774,975
Total	$1,630,000

LEGAL MATTERS

The validity of the Ordinary Shares offered in this Offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Ogier, our Cayman Islands counsel. Certain legal matters as to Hong Kong law will be passed upon for us by David Fong & Co., our Hong Kong counsel. Certain other legal matters as to United States Federal and New York State law in connection with this Offering will be passed upon for us by Loeb & Loeb LLP. Kingswood Capital Partners, LLC is being represented by Sichenzia Ross Ference Carmel LLP with respect to legal matters of U.S. federal and New York law.

EXPERTS

The consolidated financial statements of our Company as of June 30, 2025 and 2024, and for the years then ended, have been audited by Onestop Assurance PAC, located at 10 Anson Road, #06-15 International Plaza, Singapore 079903, Independent Registered Public Accounting Firm, as set forth in their report elsewhere herein. Such consolidated financial statements have been so included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands. Service of process upon us and upon our directors and officers, many of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may be difficult to collect within the United States. Our directors and officers who reside outside of the United States include Mr. Ngar Tat Eddie CHEUNG, Chairman of our Board, Mr. Chi Wai LAM, our Chief Executive Officer, Mr. Kam Fai CHEUNG, our Director, Mr. Kam Shun CHAU, our Director and Mr. Ka Kin TAM, our Chief Financial Officer, and they are all nationals or residents of Hong Kong.

We have irrevocably appointed Cogency Global Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this Offering or any purchase or sale of securities in connection with this Offering. The address of our agent is 122 East 42nd Street, 18th Floor, New York, NY 10168.

Ogier, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (1) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (2) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

Ogier has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction may be recognized and enforced in the courts of the Cayman Islands in certain circumstances without any re-examination or re-litigation of matters adjudicated upon, provided such judgement: (i) is given by a foreign court of competent jurisdiction; (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (iii) is final; (iv) is not in respect of taxes, a fine or a penalty; (v) was not obtained by fraud; and (vi) is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

Also, our principal executive offices and substantially all of our assets are located in Hong Kong. In addition, most of our directors and officers, namely Mr. Ngar Tat Eddie CHEUNG, Mr. Chi Wai LAM, Mr. Kam Fai CHEUNG and Mr. Ka Kin TAM, are nationals or residents of Hong Kong and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

An investor may or may not be able to commence an original action against us or our directors or officers, or any person, before the courts outside the United States to enforce liabilities under United States federal securities laws, depending on the nature of the action.

David Fong & Co., our counsel with respect to Hong Kong law, have advised us that judgment of United States courts will not be directly enforced in Hong Kong. There are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the United States. However, the common law permits an action to be brought upon a foreign judgment. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In a common law action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, that the foreign judgment is a final judgment conclusive upon the merits of the claim, the judgment is for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. The defenses that are available to a defendant in a common law action brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form F-1 under the Securities Act, including amendments and relevant exhibits and schedules, covering the Ordinary Shares to be sold in this Offering. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statement and its exhibits and schedules thereto for further information with respect to us and the Ordinary Shares. For further information about us and the Ordinary Shares that we propose to sell in this Offering, we refer you to the registration statement and the exhibits, schedules, financial statements and notes filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed as an exhibit to the registration statement. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be referenced for the complete contents of these contracts and documents.

Our SEC filings, including the Registration Statement on Form F-1, are also available to you on the SEC’s website at http://www.sec.gov.

As a result of this Offering, we will become subject to the reporting, proxy and information requirements of the Exchange Act, as applicable to foreign private issuers, and as a result will be required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference room and the website of the SEC referred to above, as well as on our website, without charge, at https://timwoodasia.com/. You may access our annual reports on Form 20-F and other reports filed with the SEC, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our Ordinary Shares.

INDEX TO FINANCIAL STATEMENTS

TIMWOOD HOLDINGS LIMITED

INDEX TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

TIMWOOD ASIA LOGISTICS LIMITED

TIMWOOD HOLDINGS LIMITED

INXEX TO THE FINANCIAL STATEMENTS

RIGHTIME ACTION LIMITED

INXEX TO THE FINANCIAL STATEMENTS

Timwood Holdings Limited and its subsidiaries

Unaudited Interim Condensed Consolidated Statements of Operations and Other Comprehensive Income

For the six-month ended 31 December, 2025 and 2024

		(Unaudited)	(Unaudited)
		Six-month ended	Six-month ended
		31 December, 2025	31 December, 2024
	Note	US$	US$
Revenue	4	4,287,965	3,956,532
Less: Cost of services		(3,476,707)	(3,175,336)

Gross profits		811,258	781,196

Other income	5	725	1,251

Administrative and general expenses		(143,147)	(108,675)

Profit before tax	6	668,836	673,772

Income tax expense	7	(89,074)	(90,042)

Profit for the period		579,762	583,730

Other comprehensive income, net of tax:

- Currency translation differences		14,047	2,921

Total comprehensive income for the period		593,809	586,651

Earnings per share, basic and diluted		0.029	0.029

Weighted average number of shares, basic and diluted		20,000,000	20,000,000

Timwood Holdings Limited and its subsidiaries

Unaudited Interim Condensed Consolidated Balance Sheets

As at 31 December, 2025 and 30 June, 2025

		(Unaudited)	(Audited)
		31 December, 2025	30 June, 2025
	Note	US$	US$
Assets

Current assets

Accounts receivable	9	1,927,408	569,582
Deposits and other receivables	10	12,436	189,399
Prepayments		455,471	-
Amount due from an ex-shareholder	11	23,058	-
Amount due from a related company	11	-	314,635
Amount due from a shareholder	11	2,000	2,000
Cash and cash equivalents	12	679,646	985,429

Total assets		3,100,019	2,061,045

Equity and liabilities

Capital and reserves

Share capital	8	2,000	2,001
Retained earnings		628,552	48,790
Exchange reserve/(deficit)		3,242	(10,805)
Capital reserve		13	-

Total equity		633,807	39,986

Current liabilities

Accounts payable and accruals	13	1,767,450	824,839
Amount due to a director	11	393,107	-
Dividend payables	14	40,764	1,019,096
Tax payable		264,891	177,124

Total liabilities		2,466,212	2,021,059

Total equity and liabilities		3,100,019	2,061,045

Timwood Holdings Limited and its subsidiaries

Unaudited Interim Condensed Consolidated Statement of Changes in Shareholders’ Equity

For the six-month ended 31 December, 2025 and 2024

	Share capital	Retained earnings	Exchange (deficit)/ reserve	Capital reserve	Total
	US$	US$	US$	US$	US$
At 1 July 2024	2,001	166,467	541	-	169,009

Profit for the period	-	583,730	-	-	583,730

Other comprehensive income for the period	-	-	2,921	-	2,921

At 31 December, 2024 (unaudited)	2,001	750,197	3,462	-	755,660

At 1 July 2025	2,001	48,790	(10,805)	-	39,986

Issue of shares in Timwood Asia	12	-	-	-	12

Reorganization	(13)	-	-	13	-

Profit for the period	-	579,762	-	-	579,762

Other comprehensive income for the period	-	-	14,047	-	14,047

At 31 December, 2025 (unaudited)	2,000	628,552	3,242	13	633,807

Timwood Holdings Limited and its subsidiaries

Unaudited Interim Condensed Consolidated Statement of Cash Flows

For the six-month ended 31 December, 2025 and 2024

	(Unaudited)	(Unaudited)
	31 December, 2025	31 December, 2024
	US$	US$
Cash flows from operating activities

Profit before tax	668,836	673,772

Adjustments for:
Bank interest income	(725)	(576)
Loan interest income	-	(675)

	668,111	672,521

Change in working capital
Increase in account receivables	(1,357,826)	(56,335)
Increase in prepayments	(455,471)	-
Decrease/(increase) in deposits and other receivables	176,962	(1,192)
Increase/(decrease) in amounts due to related companies	6,831	(114,275)
Decrease in amount due from a related company	297,971	76,096
Increase/(decrease) in accounts payable and accruals	942,611	(475,299)

Cash generated from operations and net cash generated from operating activities	279,189	101,516

Cash flows from investing activities

Bank interest received	725	576
Loan interest received	-	675

Net cash generated from investing activities	725	1,251

Cash flows from financing activities

Issue of shares	12	-
Dividend paid to shareholders	(978,332)	-
Increase in amount due from a director	-	(11,242)
Increase/(decrease) in amount due to a director	393,107	(11,867)
Increase in amount due from an ex-shareholder	(23,058)	(23,259)
Decrease in amounts due to related companies	(6,831)	(406)
Decrease in amount due from a related company	16,664	19,299

Net cash used in financing activities	(598,438)	(27,475)

Net (decrease)/increase in cash and cash equivalents	(318,524)	75,292

Cash and cash equivalents at beginning of period	985,429	167,437

Effect of foreign exchange rate changes	12,741	3,116

Cash and cash equivalents at end of period	679,646	245,845

Timwood Holdings Limited and its subsidiaries

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

For the six-month ended 31 December, 2025 and 2024

Note 1 – Company, Nature of Operations and Summary of Significant Accounting Policies

Company and Nature of Operations

Timwood Holdings Limited (the “Company”, and together with its subsidiaries, the “Group”) is a limited liability company incorporated in the Cayman Islands on 18 September 2025. The principal activity of the Company is investment holding. The principal activities of the subsidiaries are:

Information about subsidiaries

Details of the Company’s principal subsidiaries are as follows:

Name	Place of incorporation/ operation	Percentage of issued capital held		Principal activities
		31 December, 2025	30 June, 2025
Rightime Action Limited	British Virgin Islands	100%	-	Investment holding
Timwood Asia Logistics Limited	Hong Kong	100%	-	Provision of human resource services

The unaudited interim condensed consolidated financial statements for six-month ended 31 December 2025 of the Group have been prepared in United States dollars and in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

Reorganization

On 30 October 2018, Timwood Asia Logistics Limited (“Timwood Asia”) was incorporated in Hong Kong on 30 October 2018.

On 1 July 2025, Timwood Asia issued an additional 90 ordinary shares to Mr. Lam Chi Wai, the ultimate controlling party of Timwood Asia.

On 18 September 2025, the Company was incorporated in the Cayman Islands. It was wholly-owned by Mr. Lam Chi Wai. As at the date of the incorporation, the Company had authorized share capital of US$50,000 divided into 500,000,000 shares of US$0.0001 each. A total of 20,000,000 ordinary shares were issued at par, amounting to US$2,000 on incorporation.

On 29 September 2025, Mr. Lam Chi Wai acquired the remaining 4 shares of Timwood Asia from Mr. Ng Man Hon at the consideration of HK$4. Mr. Lam Chi Wai was then become the sole shareholder of Timwood Asia.

On 3 October 2025, the Company formed a wholly-owned subsidiary called Rightime Action Limited (“Rightime Action”), which was incorporated in the British Virgin Islands.

On 13 October 2025, Mr. Lam Chi Wai transferred all his shares in Timwood Asia to Rightime Action at a consideration of HK$100. Timwood Asia was then become the wholly-owned subsidiary of Rightime Action.

On October 27, 2025, Mr. Lam Chi Wai entered into instrument of transfers with Smart Legacy Limited, Honest Action Limited, Joyful Keen Limited, Glory Everest Limited, Leadway Century Limited, Merit Triumph Limited, Shine Splendid Limited, Asian Excel Limited, Step Executive Limited, Trump Energy Limited, Merit Profession Limited and HashDao Limited, respectively. Pursuant to the instrument of transfers, Mr. Lam Chi Wai is to sell, and Smart Legacy Limited, Honest Action Limited, Joyful Keen Limited, Glory Everest Limited, Leadway Century Limited, Merit Triumph Limited, Shine Splendid Limited, Asian Excel Limited, Step Executive Limited, Trump Energy Limited, Merit Profession Limited and HashDao Limited are to acquire 10,200,000, 427,000, 427,000, 996,000, 1,002,000, 996,000, 996,000, 1,002,000, 1,002,000, 996,000, 996,000 and 960,000 Ordinary Shares in the Company, each at the consideration of US$0.0001, respectively. Subsequent to the transfer, the Company became owned as to 51%, 2.14%, 2.14%, 4.98%, 5.01%, 4.98%, 4.98%, 5.01%, 5.01%, 4.98%, 4.98% and 4.80% by Smart Legacy Limited, Honest Action Limited, Joyful Keen Limited, Glory Everest Limited, Leadway Century Limited, Merit Triumph Limited, Shine Splendid Limited, Asian Excel Limited, Step Executive Limited, Trump Energy Limited, Merit Profession Limited and HashDao Limited, respectively. The proceeds of US$2,000 in relation to the aggregated 20,000,000 ordinary shares in the Company have not been settled by the parties and recorded in amounts due from shareholders as at 31 December 2025.

Timwood Holdings Limited and its subsidiaries

Notes to the Unaudited Interim Condensed Consolidated Financial Statements (Continued)

For the six-month ended 31 December, 2025 and 2024

Note 1 – Company, Nature of Operations and Summary of Significant Accounting Policies (continued)

Reorganization (continued)

The reorganization was completed prior to 31 December 2025. Accordingly, the unaudited interim condensed consolidated financial statements have been prepared in the name of Timwood Holdings Limited.

-	Combined basis presentation: Financial information prior to the conveyances has been presented on a combined basis, reflecting the historical results of Timwood Asia under common control.

-	Consolidated basis presentation: Financial information subsequent to the conveyances has been presented on a consolidated basis, reflecting Timwood Holdings Limited and its subsidiaries.

Consistent with the guidance in FASB Accounting Standards Codification (“ASC”) 805-50-45-2 and 45-5, the reorganization has been accounted for as a transaction among entities under common control. In addition, in accordance with FASB ASC 250-10-45-21, the equity section and measures of earnings per share have been retrospectively recast to reflect the change in capital structure.

In connection with the reorganization, the Company has retrospectively adjusted the weighted average number of shares and earnings per share (“EPS”) for all periods presented to reflect the capital structure of Timwood Holdings Limited as if the reorganization had occurred at the beginning of the earliest period presented. This adjustment ensures comparability across reporting periods and provides a consistent basis for evaluating performance. The table below illustrates the impact of the retrospective recasting on EPS for the six months ended 31 December 2025 and 2024.

Period Ended	Profit for the Period (US$)	Weighted Average Shares (Before Recast)	EPS (Before Recast, US$)	Weighted Average Shares (After Recast)	EPS (After Recast, US$)
31 Dec 2024	583,730	10	58,373	20,000,000	0.029
31 Dec 2025	579,762	10	57,976	20,000,000	0.029

Use of Estimates

The preparation of the unaudited interim condensed consolidated financial statements in conformity with U.S. GAAP requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which from the basis of making the judgements about carrying values of assets and liabilities that are not readily apparent from other sources. Significant accounting estimates reflected in the Group’s unaudited interim condensed consolidated financial statements include expected credit loss allowance for credit losses on accounts receivable and other receivables. Actual results may differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash held by a bank.

Foreign Currency Transactions and Translations

All transactions in currencies other than functional currencies during the period are translated at the exchange rates prevailing on the respective transaction dates. Monetary assets and liabilities existing at the balance sheet date denominated in currencies other than functional currencies are re-measured at the exchange rates on that date. Exchange differences are recorded in the unaudited interim condensed consolidated statement of operations.

Timwood Holdings Limited and its subsidiaries

Notes to the Unaudited Interim Condensed Consolidated Financial Statements (Continued)

For the six-month ended 31 December, 2025 and 2024

Note 1 – Company, Nature of Operations and Summary of Significant Accounting Policies (continued)

Foreign Currency Transactions and Translations (continued)

The functional currency of the Company is HKD. The unaudited interim condensed consolidated financial statements are translated in accordance with ASC 830 “Foreign Currency Matters”. The unaudited interim condensed consolidated financial statements and other financial data of the Group included in this repot are presented in U.S. dollars. The unaudited interim condensed consolidated financial statements translated into U.S. dollars, using published exchange rates from financial institution, based on (i) period-end exchange rates or the rates of exchange ruling at the balance sheet date for assets and liabilities and (ii) average period exchange rates for income and expense items. Capital accounts are translated at historical exchange rates when the transactions occurred. The effects of foreign currency translation adjustments are included as a component of accumulated other comprehensive income (loss) in shareholders’ equity.

Comprehensive income (loss)

Accumulated other comprehensive income (loss) represents principally functional currency translation adjustments and is included in the unaudited interim condensed consolidated statement of changes in shareholders’ equity.

Accounts receivable

Accounts receivable represents the amounts that the Group has an unconditional right to receive. The Group complies with ASC 326, which employs an approach based on expected losses to estimate the allowance for doubtful accounts.

To measure the expected credit losses, accounts receivable has been grouped based on shared credit risk characteristics and the days past due. For certain large customers or customers with a high risk of default, the Group assesses the risk of loss of each customer individually based on their financial information, past trends of payments and, where applicable, an external credit rating. Also, the Group considers any accounts receivable having financial difficulty or in default with significant balances outstanding for more than 60 days to be credit-impaired, and assesses the risk of loss for each of these accounts individually. The expected loss rates are based on the payment profiles of sales over a period of 12 months from the measurement date and the corresponding historical credit losses experienced within this period, The historical loss rates are adjusted to reflect current and forward-looking information on macroeconomic factors affecting the ability of the customers to settle their debts.

No provision of credit loss recorded by the Group as at 31 December 2025 and 30 June 2025, respectively.

Revenue recognition

The Group complies with ASC 606, Revenue from Contracts with Customers.

Revenue from contracts with customers is measured based on the consideration specified in a contract with a customer in exchange for transferring goods or services to a customer net of sales and service tax, returns, rebates and discounts. The Group recognizes revenue when (or as) it transfers control over a product or service to its customer. An asset is transferred when (or as) the customer obtains control of the asset. Depending on the substance of the contract, revenue is recognized when the performance obligation is satisfied, which may be at a point in time or over time.

Cost of services

Cost of services consist primarily of subcontractor fee paid to subcontractors.

Income tax

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized. The Group’s accounting policy is to treat interest and penalties as a component of income taxes.

Timwood Holdings Limited and its subsidiaries

Notes to the Unaudited Interim Condensed Consolidated Financial Statements (Continued)

For the six-month ended 31 December, 2025 and 2024

Note 1 – Company, Nature of Operations and Summary of Significant Accounting Policies (continued)

Income tax (continued)

Current tax assets and liabilities of the Group measured at the amount expected to be recovered from or paid to the taxation authorities, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period, taking into consideration interpretations and practices prevailing in the countries in which the subsidiaries operate.

Share capital

The Group has only one class of common shares authorized, issued and outstanding.

Related parties

Entities are considered to be related to the Group if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Group. Related parties also include principal owners of the Group, its management, shareholders of the immediate families of principal owners of the Group and its management and other parties with which the Group may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

Earnings per share

Basic earnings per share is computed based on the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed based on the weighted average number of common shares outstanding during the period plus the dilutive effect of potential common shares. In computing the dilutive effect of potential common shares, the average stock price for the period is used in determining the number of treasury shares assumed to be purchased with the proceeds from the exercise of options. When there is a loss, the potential common shares are not included in the diluted net earnings per share since the effect would be anti-dilutive.

Segment

The directors review the financial results when making decisions about allocating resources and assessing the performance of the Group. The Group is considered operating segment located in Hong Kong. These have been aggregated into three reportable segments, which are cargo handling services, airport ground handling services and terminal passenger services. Other services are not assigned to a specific reportable segment as their results of operations are immaterial.

Cargo handling services involve warehouse operations such as cargo unloading, inventory put-away, order picking, and forklift handling.

Airport ground handling services involves the provision of specialized drivers operating apron ramp vehicles to transport cargo and baggage between aircraft and terminals. Services are performed under strict safety protocols and in coordination with airport ground operations.

Terminal passenger services include customer-facing roles such as check-in assistance, passenger guidance, and travel document verification within restricted airport areas. These services are essential to ensuring smooth passenger flow and compliance with airline and immigration requirements.

Fair value measurement

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact, and it considers assumptions that market participants would use when pricing the asset or liability.

The accounting guidance classifies fair value measurements in one of the following three categories for disclosure purposes:

Level 1:	Observable inputs such as quoted prices in active markets.

Level 2:	Inputs other than the quoted prices in active markets that are observable either directly or indirectly. These include quoted prices for similar assets and liabilities in active markets and quoted prices for identical or similar assets and liabilities in markets that are not active.

Timwood Holdings Limited and its subsidiaries

Notes to the Unaudited Interim Condensed Consolidated Financial Statements (Continued)

For the six-month ended 31 December, 2025 and 2024

Note 1 – Organization, Nature of Operations and Summary of Significant Accounting Policies (continued)

Fair value measurement (continued)

Level 3:	Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

As at 31 December 2025 and 30 June 2025, the Group did not have any financial instruments that are measured at fair value. The carrying amounts of cash and cash equivalents, accounts receivable, deposit and other receivables, amounts due from/to related parties and accounts payable and accruals approximate their fair values due to the short-term nature of these instruments.

Recently issued accounting pronouncements

Management has evaluated all recent accounting pronouncements as issued by the FASB in the form of Accounting Standards Updates (“ASU”) through the date these financial statements were available to be issued and found no recent accounting pronouncements issued, but not yet effective, which will have a material impact on the unaudited interim condensed consolidated financial statements of the Group when adopted.

Note 2 – Going Concern

These unaudited interim condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the normal course of operations as they come due. In assessing whether the going concern assumption is appropriate, management takes into account all available information about the future, which is at least, but not limited to, twelve months from the date the unaudited interim condensed consolidated financial statements are available for issuance.

Note 3 – Related Party Transactions

(a)	Related parties

Name of related parties	Relationship with the Group
Mr. Lam Chi Wai	Beneficial owner and director of the Group
Mr. Ng Man Hon	General manager of the Group
Forward Transportation Company Limited	Company controlled by a director of the Group
Aircargo Security Screening Centre Limited	Company controlled by a director of the Group
Hong Kong Secure Transportation Systems Limited	Company controlled by a director of the Group
Integrity Packing Materials Limited	Company controlled by a director of the Group

(b)	The Group had the following related party transactions for the six-month ended 31 December, 2025 and 2024:

	(Unaudited)	(Unaudited)
	Six-month ended	Six-month ended
	31 December, 2025	31 December, 2024
	US$	US$
Management fee to related parties
- Forward Transportation Company Limited	11,543	11,562
- Hong Kong Secure Transportation Systems Limited	26,935	17,986

The directors are of the opinion that the above transactions were entered into the normal courses of business.

(c)	The Group had the following related party balances as at 31 December, 2025 and 30 June, 2025:

	(Unaudited)	(Audited)
	31 December, 2025	30 June, 2025
	US$	US$
Due to an-ex shareholder
Mr. Ng Man Hon	23,058	-

Due from a related party
Forward Transportation Company Limited	-	314,635

Due to a director
Mr. Lam Chi Wai	393,107	-

Due from a shareholder
Mr. Lam Chi Wai	2,000	2,000

Timwood Holdings Limited and its subsidiaries

Notes to the Unaudited Interim Condensed Consolidated Financial Statements (Continued)

For the six-month ended 31 December, 2025 and 2024

Note 4 – Revenue

An analysis of the Group’s revenue is as follows:

	(Unaudited)	(Unaudited)
	Six-month ended	Six-month ended
	31 December, 2025	31 December, 2024
	US$	US$
Timing of revenue recognition - at point in time
- Services income	4,287,965	3,956,532

Note 5 – Other income

	(Unaudited)	(Unaudited)
	Six-month ended	Six-month ended
	31 December, 2025	31 December, 2024
	US$	US$

Bank interest income	725	576
Loan interest income (Note (i))	-	675

	725	1,251

Note (i)	Loan interest income represents the interest income earned from a short-term loan to other party at a rate of 7% per annum. As at 31 December 2025, no outstanding loan due from other party (2024: Nil).

Note 6 – Profit before tax

The Group’s profit before income tax is arrived at after charging:-

	(Unaudited)	(Unaudited)
	Six-month ended	Six-month ended
	31 December, 2025	31 December, 2024
	US$	US$

Auditors’ remuneration	-	10,502
Subcontractor fee	3,476,707	3,175,336
Management fee	38,479	29,548
Staff costs (including directors’ remunerations):-
- Salaries, bonus and allowance	46,175	46,249
- Pension scheme contributions	2,309	2,312

Note 7 – Income tax

The Hong Kong profits tax is calculated under the two-tiered profits tax rates regime, the first HK$2 million of profits of the qualifying group entity will be taxed at 8.25%, and profits above HK$2 million will be taxed at 16.5%. The profits of group entities not qualifying for the two-tiered profits tax rates regime will continue to be taxed at a flat rate of 16.5%.

Accordingly, the Hong Kong profits tax is calculated at 8.25% on the first HK$2 million of the estimated assessable profits and at 16.5% on the estimated assessable profits above HK$2 million for the six-month ended 31 December, 2025 (2024: the Hong Kong profits tax is calculated at 8.25% on the first HK$2 million of the estimated assessable profits and at 16.5% on the estimated assessable profits above HK$2 million).

Taxation arising elsewhere is calculated at the rates prevailing in the relevant jurisdictions or countries in which the Group operates.

Details of income tax are as follows:

	(Unaudited)	(Unaudited)
	Six-month ended	Six-month ended
	31 December, 2025	31 December, 2024
	US$	US$
Current tax - Hong Kong profits tax
- current period provision	89,074	90,042

 No deferred tax has been recognized in the unaudited interim condensed consolidated financial statements as the effect was considered by the directors to be immaterial.

Timwood Holdings Limited and its subsidiaries

Notes to the Unaudited Interim Condensed Consolidated Financial Statements (Continued)

For the six-month ended 31 December, 2025 and 2024

Note 8 – Shareholders’ Equity

a)	Share capital

i)	Authorized Share Capital

The Company had no authorized share capital as at 1 July 2024 and 30 June 2025 as it was incorporated on 18 September 2025. The Company had 50,000 authorized share capital as at 31 December 2025.

ii)	Issued Share Capital

	Number of shares	Amount US$
Issued and fully paid:
Ordinary shares with no par value
At 1 July 2024 and 30 June 2025	20,000,010	2,001
Issue of shares in Timwood Asia	90	12
Reorganization	(100)	(13)

At 31 December 2025 (unaudited)	20,000,000	2,000

b)	Movements in components of equity

The amounts of the shareholders’ equity and the movements therein for the current and prior periods are presented in the unaudited interim condensed consolidated statement of changes in equity.

c)	Nature and purpose of reserves

Exchange reserve

The exchange reserve represents the exchange differences relating to the translation of the net assets of the Group’s foreign operation from its functional currency to the Group’s presentation currency in US$. The exchange differences are recognized directly in other comprehensive income and accumulated in the exchange reserve. Such exchange differences accumulated in the exchange reserve are reclassified to the unaudited interim condensed consolidated statement of operation on the disposal of the foreign operation.

Note 9 – Accounts receivable

	(Unaudited)	(Audited)
	31 December, 2025	30 June, 2025

Accounts receivables	1,927,408	569,582

No provision for ECL had been provided for the six-month ended 31 December 2025 and 2024.

Note 10 – Deposits and other receivables

	(Unaudited)	(Audited)
	31 December, 2025	30 June, 2025

Deposits	12,436	12,331
Other receivables	-	177,068

	12,436	189,399

Deposit and other receivables comprise short-term rental deposit and sundry receivable from third party which are unsecured, interest-free, and have no fixed terms of recoverable.

No provision for ECL on other receivables had been provided for the six-month ended 31 December 2025 and 2024.

Note 11 – Amounts due from/to an ex-shareholder/a director/related parties/a shareholder

The amounts due from/to an ex-shareholder/a director/related parties/a shareholder are unsecured, interest-free and repayable on demand.

Cash flows with related parties are classified based on their substance. Transactions that represent settlement of service income or service fees are presented as operating activities, consistent with ASC 230-10-45-16(b) and 45-17(a). Transactions that represent advances or repayments of advances between the Company and related parties are presented as financing activities, consistent with ASC 230-10-45-12 through 15.

Timwood Holdings Limited and its subsidiaries

Notes to the Unaudited Interim Condensed Consolidated Financial Statements (Continued)

For the six-month ended 31 December, 2025 and 2024

Note 12 – Cash and cash equivalents

	(Unaudited)	(Audited)
	31 December, 2025	30 June, 2025
	US$	US$

Cash in bank	679,646	985,429

Note 13 – Accounts payable and accruals

Accounts payable and accruals consisted of the following:-

	(Unaudited)	(Audited)
	31 December, 2025	30 June, 2025

Accounts payable	1,753,575	486,814
Accrued audit fee	-	330,000
Accrued salaries and pension scheme contributions	10,663	8,025
Other	3,212	-

	1,767,450	824,839

Note 14 – Dividend

	(Unaudited)	(Audited)
	31 December, 2025	30 June, 2025

Interim dividend of Nil per share (As at 30 June 2025: USD10,191 per share)	-	1,019,096

During the six-month ended 31 December 2025, Timwood Asia had on 10 July 2025 declared an interim dividend of HK$80,000 per share (equivalent to US$10,191 per share), amounting in aggregate to HK$8,000,000 (equivalent to US$1,019,096). The dividend was allocated to the ordinary shareholders of Timwood Asia, Mr. Lam Chi Wai and Mr. Ng Man Hon, who holds 96 shares and 4 shares respectively. The retroactive effect of the dividend declaration has been reflected in Timwood Asia’s financial statements for the year ended 30 June 2025. HK$7,440,000 (equivalent to US$978,332) was paid to Mr. Lam Chi Wai during the six-month ended 31 December 2025 and the remaining balance of HK$560,000 (equivalent to US$40,764) to Mr. Ng Man Hon remained unpaid as at 31 December 2025.

Note 15 – Commitments and Contingencies

(a)	Commitments

The Group had minimum outstanding commitments in respect of office property under non-cancellable operating lease at the balance sheet date but not yet provided which fall due as follows:

	(Unaudited)	(Audited)
	31 December, 2025	30 June, 2025
	US$	US$

Within one year	3,325	5,745

(b)	Contingencies

The Group believes there are no contingencies arising from the normal course of business or any legal proceedings that require recognition or disclosure in the unaudited interim condensed consolidated financial statements.

Note 16 – Immediate holding company, ultimate holding company and ultimate controlling party

In the opinion of the directors of the Company, before 13 October 2025, the ultimate controlling party is Mr. Lam Chi Wai, who is resident in Hong Kong.

On 13 October 2025, Mr. Lam Chi Wai transferred all his shares held in Timwood Asia to Rightime Action. Rightime Action was then become the immediate holding company of Timwood Asia. The ultimate holding company of Timwood Asia is Timwood Holdings, which is fully held by the ultimate controlling party Mr. Lam Chi Wai.

On 27 October 2025, Mr. Lam Chi Wai entered into instrument of transfers with Smart Legacy Limited, Honest Action Limited, Joyful Keen Limited, Glory Everest Limited, Leadway Century Limited, Merit Triumph Limited, Shine Splendid Limited, Asian Excel Limited, Step Executive Limited, Trump Energy Limited, Merit Profession Limited and HashDao Limited are to acquire 10,200,000, 427,000, 427,000, 996,000, 1,002,000, 996,000, 996,000, 1,002,000, 1,002,000, 996,000, 996,000 and 960,000 Ordinary Shares in Timwood Holdings respectively. The instruments of transfers were completed on 27 October 2025 and subsequently, the Company’s ultimate holding company is Smart Legacy Limited, which is incorporated in the British Virgin Islands, and the ultimate controlling party is Mr. Lam Chi Wai.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Sole Director and
Stockholders of Timwood Asia Logistics Limited

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Timwood Asia Logistics Limited (the Company) as of June 30, 2025 and 2024 and the related statements of operations and other comprehensive income, changes in shareholders’ equity, and cash flows for each of the two years in the period ended June 30, 2025, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2025, and 2024, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2025 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Onestop Assurance PAC

We have served as the Company’s auditor since 2025.

Singapore

November 5, 2025, except for Note 8, as to which the date is December 23, 2025 and Notes 1, 3 and 9, as to which the date is May 8, 2026

Timwood Asia Logistics Limited

Statements of Operations and Other Comprehensive Income

For the years ended 30 June 2025 and 2024

		2025	2024
	Note	US$	US$
Revenue	4	7,218,437	5,826,665
Less: Cost of services		(5,776,543)	(5,271,654)

Gross profits		1,441,894	555,011

Other income	5	8,388	658

Administrative and general expenses		(368,860)	(337,338)

Finance costs		(3)	-

Profit before tax	6	1,081,419	218,331

Income tax expense	7	(180,000)	(2,467)

Profit for the year		901,419	215,864

Other comprehensive income/(expenses), net of tax:-

- Currency translation differences		(11,346)	547

Total comprehensive income for the year		890,073	216,411

Dividend	8	-	89,522

Earnings per share, basic and diluted		0.045	0.011

Weighted average number of shares, basic and diluted		20,000,000	20,000,000

Timwood Asia Logistics Limited

Balance Sheets

For the years ended 30 June 2025 and 2024

		2025	2024
	Note	US$	US$
Assets

Current assets

Accounts receivable	10	569,582	850,532
Deposits and other receivables	11	189,399	4,823
Amounts due from shareholders	12	2,000	18,648
Amount due from a related party	12	314,635	502,005
Cash and cash equivalents	13	985,429	167,437

Total assets		2,061,045	1,543,445

Shareholders’ equity and liabilities

Capital and reserves

Share capital	9	2,001	2,001
Retained earnings		48,790	166,467
Exchange (deficit)/reserve		(10,805)	541

Equity attributable to owners of the Company		39,986	169,009

Current liabilities

Accounts payable and accruals	14	824,839	886,258
Amounts due to related parties	12	-	473,840
Amount due to a director	12	-	11,867
Dividend payables	8	1,019,096	-
Tax payable	7	177,124	2,471

Total liabilities		2,021,059	1,374,436

Total shareholders’ equity and liabilities		2,061,045	1,543,445

Timwood Asia Logistics Limited

Statement of Changes in Shareholders’ Equity

For the years ended 30 June 2025 and 2024

		Share capital	Retained earnings	Exchange (deficit)/ reserve	Total
	Note	US$	US$	US$	US$
At 1 July 2023		2,001	40,125	(6)	42,120

Profit for the year		-	215,864	-	215,864

Other comprehensive income for the year		-	-	547	547

Dividend paid		-	(89,522)	-	(89,522)

At 30 June 2024		2,001	166,467	541	169,009

Profit for the year		-	901,419	-	901,419

Other comprehensive loss for the year		-	-	(11,346)	(11,346)

Dividend declared	8	-	(1,019,096)	-	(1,019,096)

At 30 June 2025		2,001	48,790	(10,805)	39,986

Timwood Asia Logistics Limited

Statement of Cash Flows

For the years ended 30 June 2025 and 2024

	2025	2024
	US$	US$
Cash flows from operating activities

Profit before tax	1,081,419	218,331

Adjustments for:-
Depreciation of property, plant and equipment	-	145
Bank interest income	(851)	(651)
Loan interest income	(1,760)	-
Finance cost	3	-

	1,078,811	217,825

Change in working capital
Decrease/(increase) in accounts receivables	280,950	(619,687)
Increase in deposit and other receivable	(182,816)	(1,945)
Decrease/(increase) in amount due from a related party	182,148	(112,972)
(Decrease)/increase in accounts payables and accruals	(61,419)	462,844
(Decrease)/increase in amounts due to related parties	(203,645)	135,561

Cash used in operations	1,094,029	81,626

Income tax (paid)/recovered	(5,347)	709

Net cash generated from operating activities	1,088,682	82,335

Cash flows from investing activities

Bank interest received	851	651

Net cash generated from investing activities	851	651

Cash flows from financing activities

Interim dividend paid to shareholders	-	(89,522)
Bank overdraft interest paid	(3)	-
Decrease in amounts due from shareholders	16,648	19,083
(Increase)/decrease in amount due from a director	(11,867)	53,098
Decrease/(increase) in amount due from a related party	5,222	(21,886)
(Decrease)/increase in amounts due to related parties	(270,195)	103,477

Net cash (used in)/generated from financing activities	(260,195)	64,250

Net increase in cash and cash equivalents	829,338	147,236

Cash and cash equivalents at beginning of year	167,437	19,654

Effect of foreign exchange rate changes	(11,346)	547

Cash and cash equivalents at end of year	985,429	167,437

NON-CASH FINANCING ACTIVITIES

Non-cash item arising from increase in dividend payables
Interim dividend (Note 8)	1,019,096	-

Timwood Asia Logistics Limited

Notes to the Financial Statements

For the years ended 30 June 2025 and 2024

Note 1 – Company, Nature of Operations and Summary of Significant Accounting Policies

Company and Nature of Operations

Timwood Asia Logistics Limited (the “Company”) was incorporated in Hong Kong on 30 October 2018. The Company is engaged in provision of human resource services.

The financial statements have been prepared in United States dollars and in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

Reorganization

Subsequent to the end of the reporting period dated 1 July 2025, the Company issued the additional 90 ordinary shares to Mr. Lam Chi Wai, the ultimate controlling party of the Company.

Timwood Holdings Limited (“Timwood Holdings”) was incorporated in the Cayman Islands on 18 September 2025. It was wholly-owned by Mr. Lam Chi Wai. As at the date of the incorporation, Timwood Holdings had authorized share capital of US$50,000 divided into 500,000,000 shares of US$0.0001 each. A total of 20,000,000 ordinary shares were issued at par, amounting to US$2,000 on incorporation.

On 29 September 2025, Mr. Lam Chi Wai acquired the remaining 4 shares of the Company from Mr. Ng Man Hon at the consideration of HK$4. Mr. Lam Chi Wai was then become the sole shareholder of the Company.

On 3 October 2025, Timwood Holdings formed a wholly-owned subsidiary called Rightime Action Limited (“Rightime Action”), which was incorporated in the British Virgin Islands.

On 13 October 2025, Mr. Lam Chi Wai transferred all his shares in the Company to Rightime Action at a consideration of HK$100. The Company was then become the wholly-owned subsidiary of Rightime Action.

On October 27, 2025, Mr. Lam Chi Wai entered into instrument of transfers with Smart Legacy Limited, Honest Action Limited, Joyful Keen Limited, Glory Everest Limited, Leadway Century Limited, Merit Triumph Limited, Shine Splendid Limited, Asian Excel Limited, Step Executive Limited, Trump Energy Limited, Merit Profession Limited and HashDao Limited, respectively. Pursuant to the instrument of transfers, Mr. Lam Chi Wai is to sell, and Smart Legacy Limited, Honest Action Limited, Joyful Keen Limited, Glory Everest Limited, Leadway Century Limited, Merit Triumph Limited, Shine Splendid Limited, Asian Excel Limited, Step Executive Limited, Trump Energy Limited, Merit Profession Limited and HashDao Limited are to acquire 10,200,000, 427,000, 427,000, 996,000, 1,002,000, 996,000, 996,000, 1,002,000, 1,002,000, 996,000, 996,000 and 960,000 Ordinary Shares in Timwood Holdings, each at the consideration of US$0.0001, respectively. Subsequent to the transfer, Timwood Holdings became owned as to 51%, 2.14%, 2.14%, 4.98%, 5.01%, 4.98%, 4.98%, 5.01%, 5.01%, 4.98%, 4.98% and 4.80% by Smart Legacy Limited, Honest Action Limited, Joyful Keen Limited, Glory Everest Limited, Leadway Century Limited, Merit Triumph Limited, Shine Splendid Limited, Asian Excel Limited, Step Executive Limited, Trump Energy Limited, Merit Profession Limited and HashDao Limited, respectively.

Timwood Asia Logistics Limited

Notes to the Financial Statements (Continued)

For the years ended 30 June 2025 and 2024

Note 1 – Company, Nature of Operations and Summary of Significant Accounting Policies (continued)

Reorganization (continued)

The Company has accounted for the reorganization as a transaction between entities with common ownership, which is akin to a reorganization of entities under common control. As all the entities involved in the process of the reorganization are under common ownership of the Company’s shareholders before and after the reorganization, the reorganization is accounted for in a manner similar to a pooling of interests with the assets and liabilities of the parties to the reorganization carried over at their historical amounts.

Since Timwood Holdings and Rightime Action were formed on 18 September 2025 and 3 October 2025, respectively, therefore not in existence as of 30 June 2025, the consolidated financial statements as of and for the years ended 30 June 2025 and 2024 reflect only those of the Company.

Consolidated financial statements including Timwood Holdings and Rightime Action will begin on their respective formation dates. Pursuant to Accounting Standards Codification (“ASC”) 805-50-45-5, comparative prior period financial statements will be adjusted only for periods during which the entities were under common control, or in this case, will not be adjusted for periods prior to their formation dates.

The Company has retrospectively recast the equity section and earnings per share (“EPS”) measures in its annual financial statements in accordance with ASC 805-50-45-5. This recast reflects the transaction as if it had occurred at the beginning of the earliest period presented. Comparative figures have been adjusted accordingly. The table below illustrates the impact of the retrospective recasting on EPS for the years ended 30 June 2025 and 2024.

Year Ended	Profit for the Year (US$)	Weighted Average Shares (Before Recast)	EPS (Before Recast, US$)	Weighted Average Shares (After Recast)	EPS (After Recast, US$)
30 Jun 2024	215,864	10	21,586	20,000,000	0.011
30 Jun 2025	901,419	10	90,142	20,000,000	0.045

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which from the basis of making the judgements about carrying values of assets and liabilities that are not readily apparent from other sources. Significant accounting estimates reflected in the Company’s financial statements include expected credit loss allowance for credit losses on accounts receivable and other receivables. Actual results may differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash held by a bank.

Foreign Currency Transactions and Translations

All transactions in currencies other than functional currencies during the year are translated at the exchange rates prevailing on the respective transaction dates. Monetary assets and liabilities existing at the balance sheet date denominated in currencies other than functional currencies are re-measured at the exchange rates on that date. Exchange differences are recorded in the statement of operations.

Timwood Asia Logistics Limited

Notes to the Financial Statements (Continued)

For the years ended 30 June 2025 and 2024

Note 1 – Company, Nature of Operations and Summary of Significant Accounting Policies (continued)

Foreign Currency Transactions and Translations (continued)

The functional currency of the Company is HKD. The financial statements are translated in accordance with ASC 830 “Foreign Currency Matters”. The financial statements and other financial data of the Company included in this annual report are presented in U.S. dollars. The financial statements translated into U.S. dollars, using published exchange rates from financial institution, based on (i) year-end exchange rates or the rates of exchange ruling at the balance sheet date for assets and liabilities and (ii) average yearly exchange rates for income and expense items. Capital accounts are translated at historical exchange rates when the transactions occurred. The effects of foreign currency translation adjustments are included as a component of accumulated other comprehensive income (loss) in shareholders’ equity.

Comprehensive income (loss)

Accumulated other comprehensive income (loss) represents principally functional currency translation adjustments and is included in the statement of changes in shareholders’ equity.

Accounts receivable

Accounts receivable represents the amounts that the Company has an unconditional right to receive. The Company complies with Accounting Standards Codification (“ASC”) 326, which employs an approach based on expected losses to estimate the allowance for doubtful accounts.

To measure the expected credit losses, accounts receivable has been grouped based on shared credit risk characteristics and the days past due. For certain large customers or customers with a high risk of default, the Company assesses the risk of loss of each customer individually based on their financial information, past trends of payments and, where applicable, an external credit rating. Also, the Company considers any accounts receivable having financial difficulty or in default with significant balances outstanding for more than 60 days to be credit-impaired, and assesses the risk of loss for each of these accounts individually. The expected loss rates are based on the payment profiles of sales over a period of 12 months from the measurement date and the corresponding historical credit losses experienced within this period, The historical loss rates are adjusted to reflect current and forward-looking information on macroeconomic factors affecting the ability of the customers to settle their debts.

No provision of credit loss recorded by the Company as of 30 June 2025 and 2024, respectively.

Revenue recognition

The Company complies with ASC 606, Revenue from Contracts with Customers.

Revenue from contracts with customers is measured based on the consideration specified in a contract with a customer in exchange for transferring goods or services to a customer net of sales and service tax, returns, rebates and discounts. The Company recognizes revenue when (or as) it transfers control over a product or service to its customer. An asset is transferred when (or as) the customer obtains control of the asset. Depending on the substance of the contract, revenue is recognized when the performance obligation is satisfied, which may be at a point in time or over time.

Cost of services

Cost of services consist primarily of subcontractor fee paid to subcontractors.

Income tax

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized. The Company’s accounting policy is to treat interest and penalties as a component of income taxes.

Timwood Asia Logistics Limited

Notes to the Financial Statements (Continued)

For the years ended 30 June 2025 and 2024

Note 1 – Company, Nature of Operations and Summary of Significant Accounting Policies (continued)

Income tax (continued)

Current tax assets and liabilities of the Company measured at the amount expected to be recovered from or paid to the taxation authorities, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period, taking into consideration interpretations and practices prevailing in the countries in which the subsidiaries operate.

Share capital

The Company has only one class of common shares authorized, issued and outstanding.

Related parties

Entities are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, shareholders of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

Earnings per share

Basic earnings per share is computed based on the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed based on the weighted average number of common shares outstanding during the year plus the dilutive effect of potential common shares. In computing the dilutive effect of potential common shares, the average stock price for the period is used in determining the number of treasury shares assumed to be purchased with the proceeds from the exercise of options. When there is a loss, the potential common shares are not included in the diluted net earnings per share since the effect would be anti-dilutive.

Segment

The sole director reviews the financial results when making decisions about allocating resources and assessing the performance of the Company. The Company is considered operating segment located in Hong Kong. These have been aggregated into three reportable segments, which are cargo handling services, airport ground handling services and terminal passenger services, as described in Note 16. Other services are not assigned to a specific reportable segment as their results of operations are immaterial.

Cargo handling services involve warehouse operations such as cargo unloading, inventory put-away, order picking, and forklift handling.

Airport ground handling services involves the provision of specialized drivers operating apron ramp vehicles to transport cargo and baggage between aircraft and terminals. Services are performed under strict safety protocols and in coordination with airport ground operations.

Terminal passenger services include customer-facing roles such as check-in assistance, passenger guidance, and travel document verification within restricted airport areas. These services are essential to ensuring smooth passenger flow and compliance with airline and immigration requirements.

Fair value measurement

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact, and it considers assumptions that market participants would use when pricing the asset or liability.

The accounting guidance classifies fair value measurements in one of the following three categories for disclosure purposes:

Level 1:	Observable inputs such as quoted prices in active markets.

Level 2:	Inputs other than the quoted prices in active markets that are observable either directly or indirectly. These include quoted prices for similar assets and liabilities in active markets and quoted prices for identical or similar assets and liabilities in markets that are not active.

Timwood Asia Logistics Limited

Notes to the Financial Statements (Continued)

For the years ended 30 June 2025 and 2024

Note 1 – Organization, Nature of Operations and Summary of Significant Accounting Policies (continued)

Fair value measurement (continued)

Level 3:	Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

As at 30 June 2025 and 2024, the Company did not have any financial instruments that are measured at fair value. The carrying amounts of cash and cash equivalents, accounts receivable, deposit and other receivables, amounts due from/to related parties and accounts payable and accruals approximate their fair values due to the short-term nature of these instruments.

Recently issued accounting pronouncements

Management has evaluated all recent accounting pronouncements as issued by the FASB in the form of Accounting Standards Updates (“ASU”) through the date these financial statements were available to be issued and found no recent accounting pronouncements issued, but not yet effective, which will have a material impact on the financial statements of the Company when adopted.

Note 2 – Going Concern

These financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the normal course of operations as they come due. In assessing whether the going concern assumption is appropriate, management takes into account all available information about the future, which is at least, but not limited to, twelve months from the date the financial statements are available for issuance.

Note 3 – Related Party Transactions

(a)	Related parties

Name of related parties	Relationship with the Company
Mr. Lam Chi Wai	Beneficial owner and director of the Company
Mr. Ng Man Hon	General manager of the Company
Forward Transportation Company Limited	Company controlled by a director of the Company
Aircargo Security Screening Centre Limited	Company controlled by a director of the Company
Hong Kong Secure Transportation Systems Limited	Company controlled by a director of the Company
Integrity Packing Materials Limited	Company controlled by a director of the Company

Timwood Asia Logistics Limited

Notes to the Financial Statements (Continued)

For the years ended 30 June 2025 and 2024

Note 3 – Related Party Transactions (continued)

(b)	The Company had the following related party transactions for the years ended 30 June 2025 and 2024:-

	2025	2024
	US$	US$
Services income from a related party
- Forward Transportation Company Limited	2,218,851	2,706,797

Cost to related parties
- Hong Kong Secure Transportation Systems Limited	-	80,570
- Integrity Packing Materials Limited	5,199	103,589

Management fee to related parties
- Forward Transportation Company Limited	23,107	23,020
- Hong Kong Secure Transportation Systems Limited	44,931	-

The sole director is of the opinion that the above transactions were entered into the normal courses of business.

(c)	The Company had the following related party balances as at 30 June 2025 and 2024:-

	2025	2024
	US$	US$
Due from shareholders
Mr. Ng Man Hon	-	16,648
Mr. Lam Chi Wai	2,000	2,000

	2,000	18,648

Due from a related party
Forward Transportation Company Limited	314,635	502,005

Due to related parties
Aircargo Security Screening Centre Limited	-	276,620
Hong Kong Secure Transportation Systems Limited	-	58,910
Integrity Packing Materials Limited	-	138,310

	-	473,840

Due to a director
Mr. Lam Chi Wai	-	11,867

Timwood Asia Logistics Limited

Notes to the Financial Statements (Continued)

For the years ended 30 June 2025 and 2024

Note 4 – Revenue

An analysis of the Company’s revenue is as follows:

	2025	2024
	US$	US$
Timing of revenue recognition - at point in time
- Services income	7,218,437	5,826,665

Note 5 – Other income

	2025	2024
	US$	US$
Bank interest income	851	651
Loan interest income (Note (i))	1,760	-
Sundry income (Note (ii))	5,777	7

	8,388	658

Note (i)	Loan interest income represents the interest income earned from a short-term loan to other party at a rate of 7% per annum. As at 30 June 2025, no outstanding loan due from other party (2024: Nil).

Note (ii)	Sundry income included subsidy received from Hong Kong government and other sales.

Note 6 – Profit before tax

The Company’s profit before income tax is arrived at after charging:-

	2025	2024
	US$	US$

Auditors’ remuneration	165,000	167,558
Subcontractor fee	5,776,543	5,243,519
Management fee	68,038	23,020
Staff costs (including sole director’s remunerations):-
- Salaries, bonus and allowance	100,132	92,080
- Pension scheme contributions	4,620	4,604

Note 7 – Income tax

The Hong Kong profits tax is calculated under the two-tiered profits tax rates regime, the first HK$2 million of profits of the qualifying group entity will be taxed at 8.25%, and profits above HK$2 million will be taxed at 16.5%. The profits of group entities not qualifying for the two-tiered profits tax rates regime will continue to be taxed at a flat rate of 16.5%.

Accordingly, the Hong Kong profits tax is calculated at 16.5% on the estimated assessable profits for the year ended 30 June 2025 (2024: the Hong Kong profits tax is calculated at 8.25% on the first HK$2 million of the estimated assessable profits and at 16.5% on the estimated assessable profits above HK$2 million).

Taxation arising elsewhere is calculated at the rates prevailing in the relevant jurisdictions or countries in which the Company operates.

Timwood Asia Logistics Limited

Notes to the Financial Statements (Continued)

For the years ended 30 June 2025 and 2024

Note 7 – Income tax (continued)

Details of income tax are as follows:-

	2025	2024
	US$	US$
Current tax - Hong Kong profits tax
- current year provision	180,000	2,467

Tax payable in the balance sheets represents:-

US$

Tax recoverable as at 1 June 2024	(705)

Provision made for the year	2,467
Add: Provisional tax recovered	709

Tax payable as at 30 June 2024	2,471

Provision made for the year	180,000
Less: Provisional tax paid	(5,347)

Tax payable as at 30 June 2025	177,124

A reconciliation of the income tax expense applicable to profit before tax at the effective tax rate is as follows:-

	2025	2024
	US$	US$
Profit before tax	1,081,419	218,331

Tax at applicable rate	178,434	36,025
Tax effect of expenses that are not deductible in determining taxable profits	(3)	20
Income not subject to tax	(140)	(108)
Two-tiered profits tax rates concession	-	(17,969)
Tax effect of income that is not taxable in determining current year taxable profits	-	(15,501)
Others	1,709	-

Tax charge at the Company’s effective rate	180,000	2,467

No deferred tax has been recognized in the financial statements as the effect was considered by the sole director to be immaterial.

Note 8 – Dividend

	2025	2024
	US$	US$

Interim dividend of USD10,191 per share (2024: USD8,952 per share)	1,019,096	89,522

Subsequent to the reporting year ended 30 June 2025, the Company had on 10 July 2025 declared an interim dividend of HK$80,000 per share (equivalent to US$10,191 per share), amounting in aggregate to HK$8,000,000 (equivalent to US$1,019,096). The dividend was allocated to the ordinary shareholders, Mr. Lam Chi Wai and Mr. Ng Man Hon, who holds 96 shares and 4 shares respectively. The retroactive effect of the dividend declaration has been reflected in the Company’s financial statements for the year ended 30 June 2025.

Timwood Asia Logistics Limited

Notes to the Financial Statements (Continued)

For the years ended 30 June 2025 and 2024

Note 9 – Shareholders’ Equity

a)	Share capital

i)	Authorized Share Capital

The Company had no authorized share capital as at 1 July 2023, 30 June 2024 and 30 June 2025.

ii)	Issued Share Capital

	Number of shares	Amount US$
Issued and fully paid:-
Ordinary shares with no par value
At 1 July 2023, 30 June 2024 and 30 June 2025	20,000,010	2,001

The Company was incorporated on 30 October 2018, with an insurance of ten ordinary shares at a par value of HK$1 each (US$0.1282).

Subsequent to the reporting year ended 30 June 2025, on 1 July 2025, 90 ordinary shares were issued and allotted at a par value of HK$1 each to Mr. Lam Chi Wai. After this allotment, Mr. Lam Chi Wai and Mr. Ng Man Hon, the Company’s ordinary shareholders, holds 96 shares and 4 shares, respectively.

b)	Movements in components of equity

The amounts of the shareholders’ equity and the movements therein for the current and prior years are presented in the statement of changes in equity.

c)	Nature and purpose of reserves

Exchange reserve

The exchange reserve represents the exchange differences relating to the translation of the net assets of the Company’s foreign operation from its functional currency to the Company’s presentation currency in US$. The exchange differences are recognized directly in other comprehensive income and accumulated in the exchange reserve. Such exchange differences accumulated in the exchange reserve are reclassified to the income statement on the disposal of the foreign operation.

Note 10 – Accounts receivable

	2025	2024
	US$	US$

Accounts receivables	569,582	850,532

No provision for ECL had been provided for the years ended 30 June 2025 and 2024. Details of impairment assessment of accounts receivable are set out in Note 16 a) ii).

Note 11 – Deposits and other receivables

	2025	2024
	US$	US$

Deposits	12,331	1,468
Other receivables	177,068	3,355

	189,399	4,823

Deposit and other receivables comprise short-term rental deposit and sundry receivable from third party which are unsecured, interest-free, and have no fixed terms of recoverable.

No provision for ECL on other receivables had been provided for the years ended 30 June 2025 and 2024. Details of impairment assessment of other receivables are set out in Note 16 a) ii).

Timwood Asia Logistics Limited

Notes to the Financial Statements (Continued)

For the years ended 30 June 2025 and 2024

Note 12 – Amounts due from/to shareholders/a director/related parties

The amounts due from/to shareholders/a director/related parties are unsecured, interest-free and repayable on demand.

Cash flows with related parties are classified based on their substance. Transactions that represent settlement of service income or service fees are presented as operating activities, consistent with ASC 230-10-45-16(b) and 45-17(a). Transactions that represent advances or repayments of advances between the Company and related parties are presented as financing activities, consistent with ASC 230-10-45-12 through 15.

Note 13 – Cash and cash equivalents

	2025	2024
	US$	US$

Cash in bank	985,429	167,437

Note 14 – Accounts payable and accruals

Accounts payable and accruals consisted of the following:-

	2025	2024
	US$	US$

Accounts payable	486,814	710,566
Accrued audit fee	330,000	167,561
Accrued salaries and pension scheme contributions	8,025	8,068
Other	-	63

	824,839	886,258

Timwood Asia Logistics Limited

Notes to the Financial Statements (Continued)

For the years ended 30 June 2025 and 2024

Note 15 – Commitments and Contingencies

(a)	Commitments

The Company had minimum outstanding commitments in respect of office property under non-cancellable operating lease at the balance sheet date but not yet provided which fall due as follows:-

	2025	2024
	US$	US$

Within one year	5,745	-

(b)	Contingencies

The Company believes there are no contingencies arising from the normal course of business or any legal proceedings that require recognition or disclosure in the financial statements.

Note 16 – Financial risk management and fair values of financial instruments

a)	Financial risk management

The Company is exposed to a variety of risks including foreign currency risk, credit risk, liquidity risk and interest rate risk arising in the normal course of the Company’s business activities.

The Company does not have any written risk management policies and guidelines. The Company’s sole director monitors the financial risk management of the Company and take such measures as considered necessary from time to time to minimize such financial risks.

i)	Foreign currency risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate due to changes in foreign exchange rates.

The Company is exposed to foreign currency risk primarily to trading that are denominated in a currency other than functional currency of the operation to which they related. The currency giving rise to this risk is primarily the Hong Kong dollars (“HK$”). The Company does not hold or issue any derivative financial instruments for trading purposes or to hedge against fluctuations in foreign exchange rates. The Company mitigates this risk by conducting the transactions in the same currency, whenever possible.

In the opinion of the sole director, the rate of exchange of the US$ to the HK$ is reasonably stable under the linked exchange rate system and, accordingly, the company do not have any significant foreign exchange risk arising from HK$. As a result, no sensitivity analysis is performed.

ii)	Credit risk and impairment assessment

Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Company is exposed to credit risk from its operating activities (primarily for cash and cash equivalents, balance due from a related party and accounts receivable). The Company’s exposure to credit risk arising from cash and cash equivalents is limited because the counterparties are reputable banks and financial institutions for which the Company does not expect any losses from non-performance by these financial institutions.

Timwood Asia Logistics Limited

Notes to the Financial Statements (Continued)

For the years ended 30 June 2025 and 2024

Note 16 – Financial risk management and fair values of financial instruments (continued)

a)	Financial risk management (continued)

ii)	Credit risk and impairment assessment (continued)

The Company considers that the credit risk arising from the balances due from a related party to be low. In assessing the ECL, the management of the Company has obtained financial information from these party to assess and monitor the credit risk at the end of the reporting period. In this regard, the sole director of the Company considers that the Company’s credit risk is significantly reduced. 12-month ECL is used to measure ECL for these financial assets.

The Company applies the simplified approach to provide for ECL prescribed by ASC 326, which permits the use of the lifetime expected loss provision for all accounts receivable. To measure the ECL, accounts receivable has been assessed for debtors with significant balance or collectively using a provision matrix with appropriate groupings based on shared credit risk characteristics of customers. The Company has performed historical analysis and identified the key economic variables impacting credit risk and expected credit loss. It considers available reasonable and supportive forwarding-looking information such as actual or expected significant adverse changes in business, financial or economic conditions that are expected to cause significant changes to the debtor’s ability to meet its obligations. No provision for ECL had been provided for the years ended 30 June 2025 and 2024.

The tables below detail the credit risk exposures of the company’s financial assets which are subject to ECL assessment:-

				2025	2024
	Note	Internal credit rating	12-month or lifetime ECL	Gross carrying amounts	Gross carrying amounts
				US$	US$
Financial assets at amortised costs

Accounts receivable	9	Note 1	Lifetime ECL (not credit-impaired)	569,582	850,532

Deposits and other receivables	10	Note 2	12m ECL	189,399	4,823

Amounts due from shareholders	11	Note 2	12m ECL	-	18,648

Amount due from a related party	11	Note 2	12m ECL	314,635	502,005

Notes:-

1.	For accounts receivable, the company has applied the simplified approach to measure the loss allowance at lifetime ECL.

As part of the company’s credit risk management, the company uses internal credit rating to assess the impairment for its customers in relation to its operation because these customers consist of a large number of small customers with common risk characteristics that are representative of the customers’ abilities to pay all amounts due in accordance with the contractual terms.

2.	For the purposes of internal credit risk management, the company uses past due information to assess whether credit risk has increased significantly since initial recognition.

	2025
	Not past due or past due within 3 months	No fixed repayment terms	Total
	US$	US$	US$

Deposits and other receivables	189,399	-	189,399
Amount due from a related party	-	314,635	314,635

Timwood Asia Logistics Limited

Notes to the Financial Statements (Continued)

For the years ended 30 June 2025 and 2024

Note 16 – Financial risk management and fair values of financial instruments (continued)

a)	Financial risk management (continued)

ii)	Credit risk and impairment assessment (continued)

	2024
	Not past due or past due within 3 months	No fixed repayment terms	Total
	US$	US$	US$

Deposits and other receivables	4,823	-	4,823
Amounts due from shareholders	-	18,648	18,648
Amount due from a related party	-	502,005	502,005

iii)	Liquidity risk

Liquidity risk is the risk that a Company will encounter difficulty in raising funds to meet commitments associated with financial instruments. Liquidity risk may result from an inability to sell a financial asset quickly at close to its fair value.

Prudent liquidity risk management implies maintaining sufficient cash. The Company monitors and maintains a level of bank balances deemed adequate to finance the Company’s operations.

The maturity profile of the Company’s non-derivative financial liabilities as at 30 June 2025 and 2024, based on the contracted undiscounted payments, is as follows:-

	Repayable on demand or within 1 year	Between 1 to 2 years	Total undiscounted cash flows	Carrying amounts
	US$	US$	US$	US$
2025

Accounts payable and accruals	824,839	-	824,839	824,839

Timwood Asia Logistics Limited

Notes to the Financial Statements (Continued)

For the years ended 30 June 2025 and 2024

Note 16 – Financial risk management and fair values of financial instruments (continued)

a)	Financial risk management (continued)

iii)	Liquidity risk (continued)

	Repayable on demand or within 1 year	Between 1 to 2 years	Total undiscounted cash flows	Carrying amounts
	US$	US$	US$	US$
2024

Accounts payable and accruals	886,258	-	886,258	886,258
Amounts due to related parties	473,840	-	473,840	473,840
Amount due to a director	11,867	-	11,867	11,867

	1,371,965	-	1,371,965	1,371,965

iv)	Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates.

As the Company has no significant interest-bearing assets, the Company’s income and operating cash flows are substantially independent of changes in market interest rates.

b)	Fair values of financial instruments

The notional amounts of financial assets and liabilities with a maturity of less than one year are assumed to approximate their fair values.

c)	Concentrations of credit risk

The Company operates principally in Hong Kong and grants credit to its customers in this geographic region. Although the Hong Kong is economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company’s operations.

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, accounts receivable, deposits and other receivables, amounts due from a shareholder and amounts due from a related party. The Company does not require collateral to support financial instruments that are subject to credit risk.

The revenue representing at least 10% of total revenue are as follows:

	2025		2024
	US$		US$

Customer A	1,655,148	23%	N/A*	N/A *
Customer B	2,218,851	30%	2,706,797	46%
Customer C	1,871,491	26%	1,151,553	20%
Customer D	1,472,904	20%	1,440,399	25%

	7,218,394	99%	5,298,749	91%

*	The corresponding revenue did not contribute over 10% of the total revenue of the Company.

Timwood Asia Logistics Limited

Notes to the Financial Statements (Continued)

For the years ended 30 June 2025 and 2024

Note 16 – Financial risk management and fair values of financial instruments (continued)

c)	Concentrations of credit risk (continued)

The following customers had balances of at least 10% of the total accounts receivable at the respective balance sheet dates set forth below:

	2025		2024
	US$		US$

Customer A	124,512	22%	261,278	31%
Customer C	242,546	42%	277,902	32%
Customer D	202,524	36%	311,352	37%

		100%		100%

The cost of services representing at least 10% of total cost of services are as follows:

	2025		2024
	US$		US$

Subcontractor A	1,134,667	20%	573,957	11%
Subcontractor B	2,238,962	39%	2,570,322	49%
Subcontractor C	1,937,369	34%	1,508,446	29%

	5,310,998	93%	4,451,249	89%

The following subcontractors had balances of at least 10% of the total accounts payable at the respective balance sheet dates set forth below:

	2025		2024
	US$		US$

Subcontractor B	331,364	68%	498,772	70%
Subcontractor C	113,391	23%	175,591	25%

		91%		95%

Note 17 – Segment

The chief operating decision-maker has been identified as the sole director of the Company, who reviews the Company’s internal reporting in order to assess performance and allocate resources. The Company’s management has determined the operating segments based on these reports.

The Company has three reportable segments, namely cargo handling services, airport ground handling services and terminal passenger services segments, for the years ended 30 June 2025 and 2024.

The chief operating decision-maker assesses the performance of the operating segments based on profit or loss for reportable segments. The Company considers that the measurement principles for profit or loss for reportable segments are consistent with those used in measuring the corresponding amounts in the Company’s financial statements. Hence, profit or loss for reportable segments is used for reporting segment profit or loss. Although no segment assets or liabilities is regularly provided to or reviewed by the chief operating decision-maker, monthly updates presenting the Company’s balance sheet are provided for the purpose of assessment.

a)	Reportable segment profit or loss

For the year ended 30 June 2025

	Cargo Handling Services	Airport Ground Handling Services	Terminal Passenger Services	Total
	US$	US$	US$	US$

Revenue from external customers	3,874,042	1,871,491	1,472,904	7,218,437

Profit for reportable segments	495,213	789,252	157,429	1,441,894

Cost of services	3,378,829	1,082,239	1,315,475	5,776,543

Timwood Asia Logistics Limited

Notes to the Financial Statements (Continued)

For the years ended 30 June 2025 and 2024

Note 17 – Segment (continued)

For the year ended 30 June 2024

	Cargo Handling Services	Airport Ground Handling Services	Terminal Passenger Services	Total
	US$	US$	US$	US$

Revenue from external customers	3,234,587	1,151,553	1,440,525	5,826,665

Profit for reportable segments	70,894	350,562	133,555	555,011

Cost of services	3,163,693	800,991	1,306,970	5,271,654

b)	Reconciliation of reportable segment profit or loss to profit for the year

	2025	2024
	US$	US$

Profit for reportable segments	1,441,894	555,011
Unallocated corporate interest income	2,611	651
Unallocated corporate other income	5,777	7
Unallocated corporate expenses	(368,863)	(337,338)

Profit before taxation	1,081,419	218,331

Note 18 – Capital management

The Company manages its capital to ensure that entities in the Company will be able to continue as a going concern while maximizing the return to shareholders through the optimization of the balance between debt and equity.

The capital structure of the Company consists of debt, which includes cash and cash equivalents of US$985,429 (2024: US$167,437) and equity attributable to shareholders’ equity of the company, comprising share capital of US$1 (2024: US$1), retained earnings of US$1,067,886 (2024: US$166,467) and exchange deficit of US$10,805 (2024: exchange reserve of US$541) disclosed in the statement of changes in shareholders’ equity.

The Company reviews the capital structure on an ongoing basis. As a part of this review, the sole director considers the cost of capital and the risks associated with each class of capital. The Company will balance its overall capital structure through the payment of dividends, new share issues and the issue of new debt.

No changes were made to the objectives, policies or processes during the financial years ended 30 June 2025 and 2024.

Note 19 – Immediate holding company, ultimate holding company and ultimate controlling party

In the opinion of the sole director of the Company, before 13 October 2025, the ultimate controlling party is Mr. Lam Chi Wai, who is resident in Hong Kong.

On 13 October 2025, Mr. Lam Chi Wai transferred all his shares held in the Company to Rightime Action. Rightime Action was then become the immediate holding company of the Company. The ultimate holding company of the Company is Timwood Holdings, which is fully held by the ultimate controlling party Mr. Lam Chi Wai.

On 27 October 2025, Mr. Lam Chi Wai entered into instrument of transfers with Smart Legacy Limited, Honest Action Limited, Joyful Keen Limited, Glory Everest Limited, Leadway Century Limited, Merit Triumph Limited, Shine Splendid Limited, Asian Excel Limited, Step Executive Limited, Trump Energy Limited, Merit Profession Limited and HashDao Limited, respectively. Pursuant to the instrument of transfers, Mr. Lam Chi Wai is to sell, and Smart Legacy Limited, Honest Action Limited, Joyful Keen Limited, Glory Everest Limited, Leadway Century Limited, Merit Triumph Limited, Shine Splendid Limited, Asian Excel Limited, Step Executive Limited, Trump Energy Limited, Merit Profession Limited and HashDao Limited are to acquire 10,200,000, 427,000, 427,000, 996,000, 1,002,000, 996,000, 996,000, 1,002,000, 1,002,000, 996,000, 996,000 and 960,000 Ordinary Shares in Timwood Holdings respectively. The instruments of transfers were completed on 27 October 2025 and subsequently, the Company’s ultimate holding company is Smart Legacy Limited, which is incorporated in the British Virgin Islands, and the ultimate controlling party is Mr. Lam Chi Wai.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Timwood Holdings Limited

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Timwood Holdings Limited (the Company) as of September 18, 2025 (date of incorporation) and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 18, 2025 (date of incorporation), in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Onestop Assurance PAC

We have served as the Company’s auditor since 2025.

Singapore

April 20, 2026

Timwood Holdings Limited

Balance Sheets

As at September 18, 2025 (date of incorporation)

As at
September 18, 2025
US$
Assets

Current assets

Amount due from shareholder	2,000

Total assets	2,000

Shareholders’ equity and liabilities

Capital and reserves

Share capital	2,000

Equity attributable to owners of the Company	2,000

Total liabilities	—

Total shareholders’ equity and liabilities	2,000

Timwood Holdings Limited

Notes to the Financial Statements

As at September 18, 2025 (date of incorporation)

Formation Details

Timwood Holdings Limited (“Timwood Holdings”) was incorporated in the Cayman Islands on September 18, 2025 as a limited liability company.

Role in Reorganization

Timwood Holdings was established as the new holding company for Timwood Asia Logistics Limited (“Timwood Asia”). The incorporation of Timwood Holdings formed the foundation for the subsequent reorganization, under which Timwood Asia became a wholly-owned subsidiary through Rightime Action Limited.

Reason for Omission of Other Financial Statements

As Timwood Holdings was incorporated on September 18, 2025 and had no operations, revenues, or expenses prior to December 31, 2025, only a balance sheet has been presented. Statements of operations, changes in equity, and cash flows have been omitted as they are not meaningful for this entity at the date of incorporation.

Relevant Accounting Policies

The Company’s financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America. The reorganization has been accounted for as a transaction among entities under common control in accordance with ASC 805-50. Significant accounting policies relevant to Timwood Holdings at incorporation include recognition of share capital at par value and classification of contributed proceeds within equity.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Rightime Action Limited

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Rightime Action Limited (the Company) as of October 3, 2025 (date of incorporation) and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of October 3, 2025 (date of incorporation), in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Onestop Assurance PAC

We have served as the Company’s auditor since 2025.

Singapore

April 20, 2026

Rightime Action Limited

Balance Sheets

As at October 3, 2025 (date of incorporation)

As at
October 3, 2025
US$
Assets

Current assets

Amount due from immediate holding company	5,000

Total assets	5,000

Shareholder’s equity and liabilities

Capital and reserves

Share capital	5,000

Equity attributable to owners of the Company	5,000

Total liabilities	—

Total shareholder’s equity and liabilities	5,000

Rightime Action Limited

Notes to the Financial Statements

As at October 3, 2025 (date of incorporation)

Formation Details

Rightime Action Limited (“Rightime Action”) was incorporated in the British Virgin Islands on October 3, 2025 as a wholly-owned subsidiary of Timwood Holdings Limited.

Role in Reorganization

Rightime Action was formed as an intermediate holding company to facilitate the transfer of ownership of Timwood Asia Logistics Limited (“Timwood Asia”). On October 13, 2025, Mr. Lam Chi Wai transferred all his shares in Timwood Asia to Rightime Action, making Timwood Asia a wholly-owned subsidiary of Rightime Action.

Reason for Omission of Other Financial Statements

As Rightime Action was incorporated on October 3, 2025 and had no operations, revenues, or expenses prior to December 31, 2025, only a balance sheet has been presented. Statements of operations, changes in equity, and cash flows have been omitted as they are not meaningful for this entity at the date of incorporation.

Relevant Accounting Policies

The financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America. The reorganization has been accounted for as a transaction among entities under common control in accordance with ASC 805-50. Significant accounting policies relevant to Rightime Action include recognition of share capital at par value and classification of contributed proceeds within equity.

Until [    ] (twenty-five (25) days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

6,250,000

Ordinary Shares

Prospectus dated [    ], 2026

Part II — Information Not Required in the Prospectus

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to the public interest, such as providing indemnification against wilful default, fraud or the consequences of committing a crime. Our Memorandum and Articles provide that to the extent permitted by law, we shall indemnify each existing or former director (including alternate director), secretary and other officer of us (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director’s (including alternate director’s), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by the Companies Act, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or officer of our Company in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that we are ultimately found not liable to indemnify the director (including alternate director), secretary or officer for those legal costs.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

Set forth below is information regarding Ordinary Shares issued by us during the last three years. None of the below described transactions involved any underwriters, underwriting discounts and commissions or commissions, or any public offering.

On October 27, 2025, Mr. Chi Wai LAM entered into instrument of transfers with Smart Legacy Limited, Honest Action Limited, Joyful Keen Limited, Glory Everest Limited, Leadway Century Limited, Merit Triumph Limited, Shine Splendid Limited, Asian Excel Limited, Step Executive Limited, Trump Energy Limited, Merit Profession Limited and HashDao Limited, respectively. Pursuant to the instrument of transfers, Mr. Chi Wai LAM is to sell, and Smart Legacy Limited, Honest Action Limited, Joyful Keen Limited, Glory Everest Limited, Leadway Century Limited, Merit Triumph Limited, Shine Splendid Limited, Asian Excel Limited, Step Executive Limited, Trump Energy Limited, Merit Profession Limited and HashDao Limited are to acquire 10,200,000, 427,000, 427,000, 996,000, 1,002,000, 996,000, 996,000, 1,002,000, 1,002,000, 996,000, 996,000 and 960,000 Ordinary Shares in our Company, each at the consideration of US$1, respectively. Subsequent to the transfer, our Company became owned as to 51%, 2.14%, 2.14%, 4.98%, 5.01%, 4.98%, 4.98%, 5.01%, 5.01%, 4.98%, 4.98% and 4.80% by Smart Legacy Limited, Honest Action Limited, Joyful Keen Limited, Glory Everest Limited, Leadway Century Limited, Merit Triumph Limited, Shine Splendid Limited, Asian Excel Limited, Step Executive Limited, Trump Energy Limited, Merit Profession Limited and HashDao Limited, respectively.

On June 4, 2026, Joyful Keen Limited entered into an instrument of transfer with HashDao Limited. Pursuant to the instrument of transfer, HashDao Limited is to sell and Joyful Keen Limited is to acquire 480,000 Ordinary Shares in our Company, at the consideration of US$1. Subsequent to the transfer, Joyful Keen Limited and HashDao Limited owned 4.54% and 2.4% of our Company, respectively.

We believe that the offers, sales and issuances of the securities described in the preceding paragraph were exempt from registration either (a) under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder, in that the transactions were between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2), (b) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States, or (c) under Rule 701 promulgated under the Securities Act in that the transactions were underwritten compensatory benefit plans or written compensatory contracts.

Item 8. Exhibits.

(a)	Exhibits.

The following documents are filed as part of this registration statement:

1.1	Form of Underwriting Agreement*
3.1	Memorandum and Articles of Association of the Company*
4.1	Specimen Certificate for Ordinary Shares*
5.1	Opinion of Ogier as to the validity of the Ordinary Shares and certain Cayman Islands tax matters*
8.1	Opinion of David Fong & Co., as to certain Hong Kong tax matters (included in Exhibit 99.1)*
8.2	Opinion of Ogier as to Cayman Islands tax matters (included in Exhibit 5.1)*
10.1	Employment Agreement between the Registrant and Ngar Tat Eddie CHEUNG, the Registrant’s Chairman*
10.2	Employment Agreement between the Registrant and Chi Wai LAM, the Registrant’s Chief Executive Officer*
10.3	Employment Agreement between the Registrant and Ka Kin TAM, the Registrant’s Chief Financial Officer*
10.4	Form of Director Agreement between the Registrant and its Directors*
10.5	Form of Independent Director Agreement between the Registrant and its Independent Directors*
10.6	Tenancy agreement of B23, 5/F, Wing Hong Factory Building, 777-783 Yu Chau West Street, Cheung Sha Wan, Kowloon, Hong Kong*
14.1	Code of Business Conduct and Ethics*
21.1	List of Subsidiaries*
23.1	Consent of Onestop Assurance PAC***
23.2	Consent of Ogier (included in Exhibit 5.1)*
23.3	Consent of David Fong & Co., Hong Kong counsel to the Registrant (included in Exhibit 99.1)*
24.1	Power of Attorney (included on signature page to the registration statement)
99.1	Opinion of David Fong & Co., Hong Kong counsel to the Registrant, regarding certain Hong Kong legal and tax matters*
99.2	Charter of the Audit Committee*
99.3	Charter of the Compensation Committee*
99.4	Charter of the Nominating and Corporate Governance Committee*
99.5	Consent of [ ], Independent Director Nominee**
99.6	Consent of [ ], Independent Director Nominee**
99.7	Consent of [ ], Independent Director Nominee**
99.8	Executive Compensation Recovery Policy*
99.9	Insider Trading Policy*
99.10	Registrant’s Representation under Item 8.A.4 of Form 20-F*
107	Calculation of Registration Fee***

*	Previously filed
**	To be filed by amendment
***	Filed herein

(b)	Financial Statement Schedules

None.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(a)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	to include any prospectus required section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

ii.	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration state

(b)	to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser;

(c)	insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

(d)	for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(e)	for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on August 20, 2026.

Timwood Holdings Limited

By:	/s/ Chi Wai LAM
Name:	Chi Wai LAM
Title:	Chief Executive Officer and Director

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Chi Wai LAM his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to (1) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (2) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (3) act on and file any supplement to any prospectus included in this Registration Statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (4) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his or her substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Ngar Tat Eddie CHEUNG	Chairman of the Board of Directors and Director	August 20, 2026
Ngar Tat Eddie CHEUNG

/s/ Chi Wai LAM	Chief Executive Officer and Director	August 20, 2026
Chi Wai LAM	(Principal executive officer)

/s/ Kam Fai CHEUNG	Director	August 20, 2026
Kam Fai CHEUNG

/s/ Kam Shun CHAU	Director	August 20, 2026
Kam Shun CHAU

/s/ Ka Kin TAM	Chief Financial Officer	August 20, 2026
Ka Kin TAM	(Principal financial and accounting officer)

	Independent Director Nominee	August 20, 2026
[ ]

	Independent Director Nominee	August 20, 2026
[ ]

	Independent Director Nominee	August 20, 2026
[ ]

	Independent Director Nominee	August 20, 2026
[ ]

	Independent Director Nominee	August 20, 2026
[ ]

Authorized U.S. Representative

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Timwood Holdings Limited, has signed this registration statement in New York, on August 20, 2026.

Authorized U.S. Representative Cogency Global Inc.

By:	/s/ Collen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.